  As filed with the Securities and Exchange Commission on August 28, 1999
                                                     Registration No. 333-85585
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                        PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                             INTERWEST BANCORP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         WASHINGTON                          6711                  91-1691216
(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER) IDENTIFICATION NO.)

        275 S.E. PIONEER WAY, OAK HARBOR, WASHINGTON 98277 (360) 679-4181 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                   ----------

                               STEPHEN M. WALDEN
                      President and Chief Executive Officer
                              275 S.E. Pioneer Way
                          Oak Harbor, Washington 98277
                                 (360) 679-4181
       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                                   -----------
                          Copies of communications to:
STEPHEN M. KLEIN, ESQ.                                 DANIEL B. RITTER, ESQ.
WILLIAM E. BARTHOLDT, ESQ.                               ERIC A. DEJONG, ESQ.
Graham & Dunn P.C.                                  Davis Wright Tremaine LLP
1420 Fifth Avenue, 33rd Floor                  1501 Fourth Avenue, Suite 2600
Seattle, Washington  98101                          Seattle, Washington 98101
                                   -----------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
                  The date of mailing of the enclosed Prospectus/Proxy
                     Statement to stockholders of NBT Bancorp

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


                                    ---------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE 1933 ACT, OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROXY STATEMENT                                                    PROSPECTUS OF
OF NBT NORTHWEST BANCORP                                 INTERWEST BANCORP, INC.

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

Dear NBT Shareholders:

         The boards of directors of NBT Northwest Bancorp and InterWest Bancorp, Inc. have agreed on a merger of NBT and InterWest. When the merger occurs, NBT will cease to separately exist, and InterWest will own National Bank of Tukwila, which is now owned by NBT.

         In the merger, NBT shareholders will receive shares of InterWest common stock in exchange for their shares of NBT common stock. If the merger is completed, NBT shareholders will receive between 0.84 and 0.88 shares of InterWest common stock for each share of NBT common stock that they own, depending on the price of InterWest common stock during a brief period prior to closing. This range of possible exchange ratios assumes that the price of InterWest common stock is between $21.00 and $25.00. The last reported sales price for InterWest common stock on August 26, 1999 was $22.0625. We expect the merger to be A TAX-FREE TRANSACTION FOR NBT SHAREHOLDERS, except for the receipt by NBT shareholders of cash instead of fractional shares of InterWest common stock and cash received by any dissenting NBT shareholder. After completion of the merger, NBT shareholders will own approximately 4.1% of InterWest's outstanding common stock.

         THE MERGER CANNOT BE COMPLETED UNLESS NBT SHAREHOLDERS APPROVE IT. NBT will hold a special shareholders meeting to vote on the merger proposal. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed form of proxy. If you sign, date and mail your proxy without indicating how you want to vote, your proxy will be counted as a vote FOR the merger. If you do not return your proxy form, or if you do not instruct your broker how to vote any shares held for you in "street name," the effect will be a vote against the merger.

         THE NBT SPECIAL SHAREHOLDERS' MEETING WILL BE HELD ON SEPTEMBER 30, 1999, AT 7:00 P.M. LOCAL TIME, DOUBLETREE INN AT SOUTHCENTER MALL, 205 STRANDER BLVD., TUKWILA, WASHINGTON.

         On behalf of the NBT board of directors, we recommend that you vote FOR approval of the merger agreement.


         Michael H. Fotheringill                    Mark Milkovich
         President                                  Chairman of the Board

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SECURITIES TO BE ISSUED BY INTERWEST OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF INTERWEST COMMON STOCK TO BE ISSUED IN THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                        --------------------------------

            This proxy statement/prospectus is dated August 30, 1999,
                  and is first being mailed to NBT shareholders
                             on September 1, 1999.

                              NBT NORTHWEST BANCORP
                               505 INDUSTRY DRIVE
                                 P. O. BOX 58690
                            TUKWILA, WASHINGTON 98138

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD SEPTEMBER 28, 1999

TO THE SHAREHOLDERS OF NBT NORTHWEST BANCORP:

         NOTICE IS HEREBY GIVEN that a special meeting of shareholders of NBT Northwest Bancorp ("NBT"), a Washington corporation and bank holding company, will be held on September 30, 1999, at 7:00 p.m. local time, at Doubletree Inn at Southcenter Mall, 205 Strander Boulevard, Tukwila, Washington. The special meeting is for the following purposes:


1. MERGER AGREEMENT. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 11, 1999, between NBT and InterWest Bancorp, Inc. under the terms of which NBT will merge with and into InterWest, as more fully described in the accompanying proxy statement/prospectus. The merger agreement is attached as Appendix A to the proxy statement/prospectus which accompanies this notice.


2. OTHER MATTERS. To act upon any other matters as may properly come before the special meeting (or any postponement or adjournment of it).


         Only holders of record of NBT common stock, at 5:00 p.m. on August 23, 1999 (the record date for the special meeting), are entitled to notice of, and to vote at, the special meeting (or any adjournments or postponements of it). The affirmative vote of the holders of two-thirds or more of the outstanding shares of NBT common stock is required for approval of the merger agreement. As of July 31, 1999, there were 746,514 shares of NBT common stock outstanding.


         NBT shareholders desiring to do so may dissent from the merger and obtain payment for their shares in accordance with the provisions of the Washington Business Corporation Act, Chapter 23B.13, a copy of which is included in the proxy statement/prospectus. See "THE MERGER - Dissenters' Rights of Appraisal" and Appendix C.


         All shareholders are cordially invited to attend the special meeting personally. Whether or not you are able to do so, it is important that you complete, sign, date, and promptly return the accompanying proxy in the enclosed postage-paid envelope in order to vote your shares of NBT common stock. Shareholders may revoke proxies previously submitted by completing a later-dated proxy, by written revocation delivered to NBT's Secretary at or before the special meeting, or by appearing and voting at the special meeting in person. Attendance at the special meeting will not of itself revoke a previously submitted proxy.

                                        By Order of the Board of Directors,


                                        Gregory F. Cromwell,
                                        Secretary

Tukwila, Washington
August 30, 1999

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN, AND WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF NBT COMMON STOCK. IN ORDER TO ENSURE THAT THE REQUISITE VOTES ARE OBTAINED AND A QUORUM IS ATTAINED, WE URGE YOU TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY FORM.

                      REFERENCES TO ADDITIONAL INFORMATION

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT INTERWEST FROM DOCUMENTS THAT ARE NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. YOU CAN OBTAIN DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS BY REQUESTING THEM IN WRITING OR BY TELEPHONE FROM INTERWEST AT THE FOLLOWING ADDRESS:

                             InterWest Bancorp, Inc.
                              275 S.E. Pioneer Way
                          Oak Harbor, Washington 98227
                  ATTN: Margaret Mordhorst, Corporate Secretary
                            Telephone: (360) 679-4181



         You will not be charged for these documents that you request. If you would like to request documents, please do so by September 23, 1999 in order to receive them before the NBT special shareholders meeting.

         See "WHERE YOU CAN FIND MORE INFORMATION" and "INFORMATION INCORPORATED BY REFERENCE."

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
SUMMARY...........................................................................................................1

EQUIVALENT PER COMMON SHARE DATA..................................................................................6


INTERWEST SELECTED HISTORICAL FINANCIAL DATA......................................................................8


NBT SPECIAL SHAREHOLDERS MEETING..................................................................................9

              Date, Time, Place and Purpose.......................................................................9
              Record Date; Shares Outstanding and Entitled to Vote................................................9
              Right to Dissent from Merger........................................................................9
              Vote Required.......................................................................................9
              Voting, Solicitation, and Revocation of Proxies.....................................................9

BACKGROUND OF AND REASONS FOR THE MERGER.........................................................................10

              Background of the Merger...........................................................................10
              Reasons For The Merger - NBT.......................................................................11
              Recommendation for the NBT Board of Directors......................................................11
              NBT Share Repurchases..............................................................................11
              Reasons For The Merger - InterWest.................................................................12

THE MERGER.......................................................................................................13

              Basic Terms of the Merger..........................................................................13
              Cash for Fractional Shares.........................................................................14
              Exchange of NBT Stock Certificates.................................................................14
              NBT Stock Option Agreement.........................................................................15
              Voting Agreement...................................................................................15
              Amendment or Termination of the Merger Agreement...................................................16
              Conditions to Consummation of the Merger...........................................................17
              Conduct of Business Pending the Merger.............................................................18
              Directors and Executive Officers After the Merger..................................................18




              Employee Benefit Plans.............................................................................19
              Interests of Certain Persons in the Merger.........................................................19
              Federal Income Tax Consequences of the Merger......................................................20
              Accounting Treatment of the Merger.................................................................21
              Dissenter's Rights of Appraisal....................................................................22
              Resale of InterWest Common Stock...................................................................23
              No Solicitation....................................................................................23

STOCK PRICE AND DIVIDEND INFORMATION.............................................................................24


BUSINESSES OF THE PARTIES TO THE MERGER..........................................................................25


NBT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
         RESULTS OF OPERATIONS...................................................................................28

              General............................................................................................28
              Six months ended June 30, 1999 and 1998............................................................28
              Financial Condition and Results of Operation for the Years ended December 31, 1998 and 1997........29
              Loan Quality, Liquidity and Capital................................................................29
              Liquidity..........................................................................................29
              Capital............................................................................................30
              Lending............................................................................................30
              Summary of Loan Loss Experience....................................................................31

MANAGEMENT AND DIRECTORS OF NBT..................................................................................32

              Directors and Executive Officers...................................................................32
              Security Ownership of Management and Certain Beneficial Owners.....................................33

MANAGEMENT OF INTERWEST..........................................................................................35


SUPERVISION AND REGULATION.......................................................................................35


DESCRIPTION OF INTERWEST CAPITAL STOCK...........................................................................39


COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF INTERWEST AND NBT COMMON STOCK........................................40


CERTAIN LEGAL MATTERS............................................................................................46


EXPERTS..........................................................................................................47


WHERE YOU CAN FIND MORE INFORMATION..............................................................................47


INFORMATION INCORPORATED BY REFERENCE............................................................................47


OTHER MATTERS....................................................................................................48

FINANCIAL STATEMENTS OF NBT NORTHWEST BANCORP...................................................................F-1

APPENDIX A - Agreement and Plan of Merger

APPENDIX B - Stock Option Agreement between InterWest and NBT

APPENDIX C - RCW 23B.13 of the Revised Code of Washington (Dissenters' Rights of
Appraisal under Washington law)

                                     SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS WE HAVE REFERRED YOU TO. SEE "WHERE YOU CAN FIND MORE INFORMATION."

THE MERGER

         We propose a merger in which NBT Northwest Bancorp will merge with InterWest Bancorp, Inc. NBT will cease to exist, and National Bank of Tukwila, which NBT now owns, will be owned by InterWest. We expect to complete the merger by as early as the first week of October, 1999. See "THE MERGER - Basic Terms of the Merger."

         WE HAVE ATTACHED THE MERGER AGREEMENT TO THIS DOCUMENT AS APPENDIX A. PLEASE READ THE MERGER AGREEMENT. IT IS THE DOCUMENT THAT GOVERNS THE MERGER. WHAT YOU WILL RECEIVE IN THE MERGER

         You will receive shares of InterWest common stock, and you will become an InterWest shareholder unless you dissent from the merger. If the merger is completed, you will receive between 0.84 and 0.88 shares of InterWest common stock for each share of NBT common stock that you own, depending upon the price of InterWest common stock during a brief period prior to closing. The range of possible exchange ratios of 0.84 to 0.88 assumes that the InterWest common stock price in the period prior to closing, as determined under the merger agreement, is between $21.00 and $25.00; if it is higher or lower than these amounts, the exchange ratio may be adjusted. See "THE MERGER - Basic Terms of the Merger."

         By way of example only, if the InterWest "average closing price" determined under the merger agreement was $22.15 the average of the bid and ask prices on August 26, 1999, the most recent date that was practicable to use prior to the printing of this document, for each share of NBT common stock that you own you would receive 0.87 shares of InterWest common stock. Cash will be paid for fractional shares. See "THE MERGER - Basic Terms of the Merger."

THE MERGER WILL BE GENERALLY TAX-FREE TO NBT SHAREHOLDERS

         The merger generally will be tax-free to you for federal income tax purposes except for the receipt by NBT shareholders of cash instead of fractional shares of InterWest common stock and cash received by any dissenting NBT shareholder. A summary of the material tax consequences of the merger is set forth at "THE MERGER - Certain Federal Income Tax Consequences of the Merger."

YOU CAN DISSENT FROM THE MERGER

         You are entitled to dissent from the merger if you follow certain procedures and if the merger occurs. If you properly dissent, you will have the right to obtain payment of the fair value of your NBT common stock in cash, as provided by Washington law.

         IF YOU FAIL TO FOLLOW EXACTLY THE PROCEDURES SPECIFIED UNDER THE APPLICABLE WASHINGTON LAW, YOU WILL LOSE YOUR RIGHT TO DISSENT. IF YOU WISH TO DISSENT, YOU SHOULD CAREFULLY READ "THE MERGER - Dissenter's Rights of Appraisal" AND THE COPY OF THE APPLICABLE WASHINGTON STATUTE, WHICH IS ATTACHED TO THIS DOCUMENT AS APPENDIX C.

THE PARTIES TO THE MERGER

         INTERWEST. InterWest is headquartered in Oak Harbor, Washington. InterWest owns three banks:

-        InterWest Bank, a Washington state-chartered savings bank;
-        Pacific Northwest Bank, a Washington state-chartered bank; and
-        Kittitas Valley Bank, N.A., a national bank.

         InterWest conducts its business through the 54 branch offices of its banking subsidiaries, located in communities throughout western and central Washington. At June 30, 1999, InterWest and its subsidiaries had consolidated assets of approximately $2.5 billion, total loans of approximately $1.4 billion, total deposits of approximately $1.5 billion and shareholders' equity of approximately $176.5 million. InterWest's principal executive offices are located at 275 S.E. Pioneer Way, Oak Harbor, Washington 98277 and its telephone number is (360) 679-4181.

         See "BUSINESSES OF THE PARTIES TO THE MERGER - Information Concerning InterWest." Additional information concerning InterWest is included in the InterWest documents incorporated by reference in this proxy statement/prospectus. See "INFORMATION INCORPORATED BY REFERENCE."

         NBT. NBT is headquartered in Tukwila, Washington. NBT owns the National Bank of Tukwila, also located in Tukwila, Washington. At June 30, 1999, NBT had consolidated assets of approximately $47.9 million, net loans of approximately $37.6 million and deposits of approximately $40.5 million. See "BUSINESSES OF THE PARTIES TO THE MERGER - Information Concerning NBT."

NBT HAS GRANTED INTERWEST AN OPTION

         To induce InterWest to enter into the merger agreement, NBT granted InterWest an option to purchase authorized but unissued shares of NBT. InterWest may exercise this option on the occurrence of certain events. If InterWest was to exercise this option, it would acquire a number of shares equal to 19.9% of the outstanding shares of NBT common stock, at $14.50 per share. See "THE MERGER - NBT Stock Option Agreement." A copy of the Stock
Option Agreement is attached to this proxy statement/prospectus as APPENDIX B.

THE NBT SPECIAL SHAREHOLDERS MEETING

         A special meeting of NBT's shareholders will be held on September 30, 1999 at 7:00 p.m. local time, at Doubletree Inn at Southcenter Mall, 205 Strander Blvd., Tukwila, Washington. At the meeting, NBT shareholders will be asked to approve the merger and the merger agreement. The merger must be approved by the owners of two-thirds (2/3) of all of the NBT common stock outstanding on August 23, 1999, which is the record date for the NBT special meeting. See "NBT SPECIAL SHAREHOLDERS MEETING."

WE RECOMMEND THAT YOU APPROVE THE MERGER

         The NBT board of directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote FOR the proposal to approve the merger.

WHY THE PARTIES ARE PROPOSING THE MERGER

         Because InterWest and NBT believe that the merger will benefit both companies, and will allow Tukwila Bank to better serve its customers. Because of InterWest's financial and technology resources, Tukwila Bank will be able to offer additional products and services, while maintaining continuity of services to its current customers. InterWest common stock is actively traded on the NASDAQ National Market, and NBT shareholders can expect to benefit from the increased liquidity in owning InterWest common stock. For a more complete discussion of the reasons that the boards of directors of InterWest and NBT approved the merger, see "BACKGROUND OF AND REASONS FOR THE MERGER."

TUKWILA BANK MANAGEMENT AFTER THE MERGER

         After the merger, the executive officers of Tukwila Bank will remain unchanged. InterWest intends to merge Tukwila Bank with Pacific Northwest Bank following the InterWest/NBT merger. InterWest will designate certain persons to serve as directors of Tukwila Bank during the period from the merger effective date until the merger of Tukwila Bank and Pacific Northwest Bank. See "THE MERGER - Directors and Executive Officers After the Merger."

THERE ARE CONDITIONS TO THE CLOSING OF THE MERGER

         To complete the merger, InterWest and NBT must satisfy a number of conditions in addition to approval by NBT shareholders. Such conditions include:

-        the merger must not be prohibited by law or injunction; and
- InterWest and NBT must receive all necessary approvals of governmental authorities.

         Additionally, either InterWest or NBT may terminate the merger agreement if specified conditions applicable to the other party are not satisfied. Some of these conditions may be waived by the company entitled to assert the condition. For a more complete discussion of the conditions to the completion of the merger, see "THE MERGER - Conditions to Consummation of the Merger."

THE MERGER AGREEMENT CAN BE AMENDED OR TERMINATED

         The merger agreement may be amended at any time prior to the closing if both the InterWest and NBT boards of directors approve. Additionally, InterWest may change the method by which it acquires NBT and Tukwila Bank. However, no such change may change the amount or kind of consideration that NBT shareholders will receive, or change the tax treatment of the merger to NBT shareholders.

         The merger agreement may be terminated, and the merger abandoned, at any time even after approval by NBT's shareholders if both the InterWest and NBT boards of directors agree to do so. Also, in certain circumstances either one of InterWest's or NBT's board of directors may terminate the merger agreement, without the other board's consent. For a description of the various circumstances under which the merger agreement may be terminated, see "THE MERGER - Amendment or Termination of the Merger Agreement."

SOME OFFICERS AND DIRECTORS HAVE INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM OR IN ADDITION TO THEIR INTEREST AS SHAREHOLDERS

         Certain members of NBT's management have interests in the merger that are different from, or in addition to, their interests as NBT shareholders. These interests exist because of employment or severance agreements that such persons have entered into with Tukwila Bank, and because of indemnification provisions in the merger agreement. See "THE MERGER - Interests of Certain Persons in the Merger."

SHARE INFORMATION AND MARKET PRICES

         InterWest common stock is quoted on the Nasdaq National Market under the symbol "IWBK." Common stock is not listed or quoted on any exchange or market system. See "STOCK PRICE AND DIVIDEND INFORMATION."

         The following table sets forth the last reported sale price per share of InterWest common stock, as reported on Nasdaq, and of NBT common stock, in addition to the equivalent per share price for NBT common stock, on June 11, 1999, the last full trading day prior to the public announcement of the execution of the merger agreement) and on August 26, 1999, the most recent date for which it was practicable to obtain market price data prior to the printing of this proxy statement/prospectus. Holders of NBT common stock are urged to obtain current market quotations for shares of InterWest common stock.

-------------------------------------------- -------------------------------- -------------------------------------
PRICE PER SHARE:                                      June 11, 1999                     August 26, 1999
-------------------------------------------- -------------------------------- -------------------------------------
         InterWest Common Stock                          $22.125                            $22.0625
-------------------------------------------- -------------------------------- -------------------------------------
         NBT Common Stock(1)                             $12.50                              $12.50
-------------------------------------------- -------------------------------- -------------------------------------
         NBT Equivalent Pro Forma(2)                     $19.25                              $19.19
-------------------------------------------- -------------------------------- -------------------------------------

(1) There are no publicly available quotations of NBT common stock, and the market prices per share as of June 11, 1999 and August 26, 1999, respectively, quoted above, represent management's determination of the trading price of the NBT common stock, as utilized in the NBT stock repurchase described in "THE MERGER - NBT Share Repurchases." As noted above, there have been no third-party trades in NBT common stock during 1999.

(2) Giving effect for the merger and computed by multiplying the closing price per share of InterWest common stock by an assumed exchange ratio of 0.87.

                        EQUIVALENT PER COMMON SHARE DATA

         The following table shows certain per common share data of InterWest and NBT common stock on a historical basis and on a pro forma basis giving effect to the merger using the purchase method of accounting. For a description of the purchase method of accounting with respect to the merger see "THE MERGER
- Accounting Treatment of the Merger." The pro forma combined financial data are not necessarily indicative of actual or future operating results or the financial position that would have occurred had the merger become effective prior to the period indicated or that will occur upon consummation of the merger. This data should be read in conjunction with the financial statements and other financial data with respect to InterWest and NBT included elsewhere in this proxy statement/prospectus or incorporated by reference. See "THE MERGER -Basic Terms of the Merger."

                                                                                             Pro Forma
                                                                                              Combined           Pro Forma
                                                                                           InterWest and        Equivalent
                                                      InterWest             NBT               NBT (2)             NBT (3)
                                                  -----------------------------------------------------------------------------

BOOK VALUE PER SHARE AS OF: (1)
   June 30, 1999                                        $11.29              $6.93              $11.78              $10.36

BASIC NET INCOME (LOSS) PER SHARE (4)

   Three months ended June 30, 1999                       0.47               0.26                0.46                0.41
   Three months ended June 30, 1998 (5)                   0.21               0.33                0.22                0.19
   Year ended September 30, 1998 (6)(7)                   1.45               1.03                1.44                1.26
   Year ended September 30, 1997 (6)                      1.58               0.72                1.55                1.36
   Year ended September 30, 1996 (6)(8)                   1.08              (0.02)               1.04                0.91

DILUTED NET INCOME (LOSS) PER SHARE (4)

   Three months ended June 30, 1999                       0.46               0.25                0.45                0.40
   Three months ended June 30, 1998 (5)                   0.20               0.32                0.21                0.18
   Year ended September 30, 1998 (6)(7)                   1.40               1.01                1.39                1.23
   Year ended September 30, 1997 (6)                      1.54               0.71                1.51                1.33
   Year ended September 30, 1996 (6)(8)                   1.05              (0.02)               1.01                0.89

CASH DIVIDENDS DECLARED

   Three months ended June 30, 1999                       0.14               0.00                0.13                0.12
   Three months ended June 30, 1998                       0.13               0.00                0.13                0.11
   Year ended September 30, 1998 (6)                      0.52               0.00                0.50                0.44
   Year ended September 30, 1997 (6)                      0.39               0.00                0.38                0.33
   Year ended September 30, 1996 (6)                      0.32               0.00                0.31                0.27

(1) Book value per share is calculated by dividing the total historical and pro forma shareholders equity as of the date indicated by the actual historical and pro forma number of shares outstanding as of the same date.

(2) The pro forma combined share data is computed based on the combined share data and accounts of InterWest and NBT. NBT share data has been adjusted to reflect an assumed exchange ratio of 0.88.

(3) The pro forma equivalent share data for NBT represents the pro forma combined amount described in Note (2) multiplied by an assumed exchange ratio of 0.88.

(4) Net income per share is calculated by dividing total actual historical and pro forma combined net income for the periods presented by the actual historical and pro forma combined weighted average number of shares of common stock outstanding for the respective periods. Basic net income per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted net income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the net income.

(5) InterWest results for the quarter ended June 30, 1998 include nonrecurring merger-related charges of $4.0 million (net of tax). Excluding the nonrecurring merger-related charges, InterWest's basic and diluted net income per share were $0.47 and $0.45, respectively for the quarter ended June 30, 1998.

(6) The share date for the years ended September 30, 1998, 1997 and 1996 has been adjusted to conform NBT's December 31 fiscal year end with InterWest's September 30 fiscal year end.

(7) InterWest results for the year ended September 30, 1998 include nonrecurring merger-related charges of $5.1 million (net of tax). Excluding the nonrecurring merger-related charges, InterWest's basic and diluted net income per share were $1.77 and $1.72, respectively for the year ended September 30, 1998.

(8) InterWest results for the year ended September 30, 1996 include nonrecurring merger-related charges of $2.6 million (net of tax) and SAIF assessment of $3.6 million (net of tax). Excluding the nonrecurring merger-related charges and SAIF assessment, InterWest's basic and diluted net income per share were $1.48 and $1.44, respectively for the year ended September 30, 1996.

--------------------------------------------------------------------------------
                  INTERWEST SELECTED HISTORICAL FINANCIAL DATA

         The following historical financial data for InterWest has been derived from InterWest's financial statements incorporated into this proxy statement/prospectus by reference. This information is only a summary, is qualified in its entirety by reference to, and should be read in conjunction with, InterWest's financial statements and related notes and other financial information regarding InterWest contained elsewhere in this proxy statement/prospectus or incorporated into this proxy statement/prospectus by reference. All adjustments that the management of InterWest believes to be necessary for a fair presentation of the data have been included and are of a normal recurring nature.

                                             Nine months ended                             Year ended
                                                 June 30,                                  September 30,
                                             -----------------        ----------------------------------------------------
                                             1999       1998(1)     1998(1)       1997      1996(2)       1995         1994
-----------------------------------------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS,                           (UNAUDITED)
EXCEPT SHARE AND PER SHARE AMOUNTS

SUMMARY OF OPERATIONS
Interest Income                             $133,442     $134,346    $180,279    $165,206    $143,827     $119,731     $97,850
Interest Expense                              71,206       75,785     101,483      91,081      77,127       65,119      45,251
                                          ------------------------------------------------------------------------------------
Net Interest Income Before
  Provision for Losses on Loans               62,236       58,561      78,796      74,125      66,700       54,612      52,599
Provision for Losses on Loans                  1,498        2,366       2,807       1,508       2,452          929       1,053
                                          ------------------------------------------------------------------------------------
Net Interest Income After
  Provision for Losses on Loans               60,738       56,195      75,989      72,617      64,248       53,683      51,546
Noninterest Income                            23,264       18,566      26,473      18,645      15,744       13,030      10,428
Noninterest Expense                           50,293       50,793      66,972      54,032      55,716       40,718      36,924
Income Tax Expense                            11,644        8,733      12,848      12,681       7,785        8,721       8,568
                                          ------------------------------------------------------------------------------------

Net Income                                   $22,065      $15,235     $22,642     $24,549     $16,491      $17,274     $16,482
                                          ====================================================================================

Basic Net Income Per Share                     $1.41        $0.97       $1.45       $1.58       $1.08        $1.13       $1.08
Diluted Net Income Per Share                    1.38         0.94        1.40        1.54        1.05         1.11        1.06
Cash Dividends Declared Per Share               0.42         0.38        0.50        0.33        0.29         0.19        0.19

------------------------------------------------------------------------------------------------------------------------------

STATEMENT OF FINANCIAL CONDITION

Total Assets                              $2,474,158   $2,351,248  $2,447,848  $2,402,928  $2,016,085   $1,723,780  $1,485,978
Total Loans                                1,418,279    1,440,395   1,452,175   1,348,681   1,170,271    1,035,099     895,564
Deposits                                   1,544,787    1,484,755   1,564,825   1,468,460   1,389,402    1,260,946   1,154,331
Borrowings                                   735,375      674,282     682,390     755,968     466,693      321,932     209,468
Shareholders' Equity                         176,546      167,998     171,652     160,770     137,647      128,882     113,210
Book Value Per Share                          $11.29       $10.72      $10.97      $10.26       $8.93        $8.45       $7.41

KEY OPERATING RATIOS

Return on Average Assets                       1.19%        0.86%       0.95%       1.15%       0.90%        1.10%       1.23%

Return on Average Shareholders' Equity        16.85%       12.27%      13.58%      16.64%      12.13%       14.25%      15.49%

Net Interest Margin                            3.60%        3.52%       3.52%       3.70%       3.85%        3.70%       4.16%

Non-performing Assets to Total Assets          0.65%        0.67%       0.64%       0.52%       0.49%        0.41%       0.53%

Efficiency Ratio                              58.82%       65.86%      63.62%      58.24%      67.58%       60.20%      58.58%

Average Shareholders' Equity to

  Average Assets                               7.08%        7.02%       6.99%       6.89%       7.38%        7.73%       7.96%

(1) 1998 results include nonrecurring merger related charges of $4.4 million (net of tax) and a merger-related provision for losses on loans of $0.7 million (net of tax).

(2) 1996 results include nonrecurring SAIF assessment of $3.6 million (net of tax), merger-related charges of $2.0 million (net of tax) and a merger-related provision for losses on loans of $0.6 million (net of tax).
--------------------------------------------------------------------------------
                                       8

                        NBT SPECIAL SHAREHOLDERS MEETING

DATE, TIME, PLACE AND PURPOSE

         The NBT special shareholders meeting will be held on September 30, 1999 at 7:00 p.m. local time, at the Doubletree Inn at Southcenter Mall, 205
Strander Blvd., Tukwila, Washington. The purposes of the NBT special meeting are: (i) to consider and vote upon approval of the merger agreement and (ii) to act upon other matters, if any, that may properly come before the meeting.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

         The NBT board of directors has fixed 5:00 p.m. on August 23, 1999 as the NBT record date for determining the holders of shares of NBT common stock entitled to notice of and to vote at the NBT special meeting. At the close of business on the NBT record date, there were 746,514 shares of NBT common stock issued and outstanding held by approximately 250 holders of record. Holders of record of NBT common stock on the NBT record date are entitled to one vote per share.

RIGHT TO DISSENT FROM MERGER

         Holders of record of NBT common stock on the NBT record date are entitled to exercise dissenters' rights under Washington law if certain procedures are followed. See "THE MERGER - Dissenters' Rights of Appraisal" and APPENDIX C.

VOTE REQUIRED

         At least two-thirds of all shares of NBT common stock outstanding on the NBT record date must vote in favor of the proposed merger in order for it to be adopted. A majority of the shares of NBT common stock outstanding at the record date must be present in person or by proxy to constitute a quorum of shareholders for the NBT special meeting. For this purpose, proxies from shareholders who have abstained and broker non-votes (i.e. proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owners of, or other persons entitled to vote, such shares) are counted in determining the shares present at a meeting. For voting purposes, neither abstentions nor broker non-votes, will be counted as favorable votes in determining whether the merger agreement is approved by the holders of NBT common stock. As a consequence, abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement.

         As of the NBT record date, directors and executive officers of NBT, and their affiliates, owned and were entitled to vote 287,330 shares at the NBT special meeting, representing approximately 38.5% of the outstanding shares of NBT common stock. See "MANAGEMENT OF NBT - Security Ownership of Management and Certain Beneficial Owners." Each director of NBT has agreed to vote all outstanding shares of NBT common stock held or controlled by him or her (a total of 287,330 shares or approximately 38.5% of the shares outstanding), in favor of approval of the merger. See "THE MERGER - Voting Agreement."

VOTING, SOLICITATION, AND REVOCATION OF PROXIES

         All NBT shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxies. If no specification is given, the persons named in the proxy will vote the shares represented by the proxy FOR the approval of the merger agreement, and in the proxy's discretion, on any other matter coming before the meeting, unless otherwise directed by the proxy.

         Proxies for the NBT special meeting are being solicited on behalf of the NBT board of directors. NBT will bear the cost of soliciting proxies from its shareholders. In addition to solicitation by mail, proxies may be solicited in person or by telephone by officers or employees of NBT. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of the proxies. NBT will not pay any compensation for the solicitation of proxies, but will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

         Any proxy given by a shareholder may be revoked before its exercise by written notice to the Secretary of NBT, or by a properly submitted subsequently dated proxy, or in open meeting at the special shareholders meeting before the shareholder vote is taken. Simply attending the special shareholders meeting, without informing NBT that you desire to vote in person, will not revoke a previously submitted proxy.

                    BACKGROUND OF AND REASONS FOR THE MERGER

BACKGROUND OF THE MERGER

         In March 1999, Pat Fahey, Vice Chairman of InterWest, contacted Mike Fotheringill, President of NBT, and expressed InterWest's preliminary interest in the possible acquisition of NBT. At a meeting on April 20, 1999, the InterWest board of directors approved a term sheet and authorized management to prepare and negotiate, with the assistance of InterWest's advisors, a definitive agreement for presentation to the entire board for consideration. From March to May, 1999, there were several discussions between Messrs. Fahey and Fotheringill regarding the possible financial terms and structure of an acquisition, as well as discussions regarding employee and employee benefit matters.

         Following Mr. Fahey's initial contact on behalf of InterWest, the NBT board of directors determined to explore opportunities for combinations with other potential acquirors. Accordingly, two financial institutions, both well-regarded bank holding companies, were identified as potential acquirors in addition to InterWest. NBT received informal offers from InterWest, as well as from the other two potential acquirors during March and April, 1999. One of the potential acquirors subsequently withdrew from the process, leaving only InterWest and the other potential acquirer. Although InterWest's preliminary offering price was higher than the offer of the other potential acquirer, NBT's board decided to consider both offers.

         At a special meeting held on May 3, 1999, the board of directors of NBT compared the offers received from InterWest and from the other potential acquirer. After long discussion, the board unanimously decided, for the reasons given below, to pursue a merger with InterWest. Director Dave Taylor, President Mike Fotheringill and Chairman Mark Milkovich were authorized to continue negotiating with InterWest in an effort to reach a definitive agreement for presentation to the entire NBT board of directors.

         At a meeting held on May 18, 1999, the InterWest board reviewed, discussed and approved an unnegotiated draft merger agreement and authorized management to negotiate and make additional changes to the draft merger agreement. At the meeting, InterWest's board authorized the board's executive committee, acting on behalf of the board, to finalize the merger agreement.

         The ensuing negotiations between InterWest and NBT produced the merger agreement, which was presented to the board of directors of NBT and unanimously approved at a special meeting held on June 11, 1999, and unanimously approved by the executive committee of the InterWest board at a meeting held on June 10, 1999.

REASONS FOR THE MERGER - NBT

         In reaching their decision to approve the merger and the merger agreement, the directors of NBT consulted with legal counsel as well as management and considered several factors, including the directors' belief that:

         - NBT faces challenges to future profitability due to increased competition and changes in the market place.

         - The larger resources of capital and personnel of a regional bank holding company would increase the efficiency of bank operations.

         - Anticipated restrictions on use of the pooling-of-interests method of accounting for business combinations could diminish the value of NBT to potential acquirers.

         -    InterWest offered the highest price for NBT's stock.

         - The terms of the merger agreement are attractive and the merger price to be received by NBT shareholders represents a very satisfactory multiple of book value.

         - NBT shareholders will gain liquidity as a result of the merger because InterWest stock is publicly traded on the national market.

         - InterWest has a good reputation for how it treats customers and employees.

         - The merger is expected to be generally tax-free to NBT and its shareholders.

RECOMMENDATION FOR THE NBT BOARD OF DIRECTORS

         FOR THE REASONS SET FORTH ABOVE, THE NBT BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF NBT AND NBT SHAREHOLDERS AND RECOMMENDS THAT NBT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

NBT SHARE REPURCHASES

         In January 1999 (and prior to Mr. Fahey's initial contact with Mr. Fotheringill regarding a possible acquisition), the NBT board approved the repurchase by NBT of "odd lot" shares of NBT common stock (holdings of less than 100), and in February 1999 NBT corresponded with its shareholders who owned less than 100 shares, offering to repurchase such shares at $12.50 per share. This share repurchase program was initiated before NBT had any indication of InterWest's, or any other party's, interest in an acquisition transaction. A total of 480 shares of NBT common stock, owned by 12 shareholders, were tendered for purchase by NBT as a result of the February correspondence.

         Although it is under no legal obligation to do so, the NBT board has approved a payment to the persons who sold shares of NBT common stock to NBT prior to the announcement of the merger agreement, in order to provide such persons with consideration similar to that they would have received if they had owned the subject shares at the completion of the merger. This amount will be paid in cash (estimated to be not more than $4,080 in total payments) shortly following the completion of the merger, and will be based on the difference, per share, between the $12.50 stock repurchase price and the InterWest average closing price used in calculating the exchange ratio for the merger, as described in "THE MERGER - Basic Terms of the Merger."

REASONS FOR THE MERGER - INTERWEST

         At a meeting on May 18, 1999, the InterWest board of directors determined that the merger and merger agreement are fair to and in the best interests of InterWest and its shareholders. In considering the merger, the InterWest board of directors determined that the merger would be consistent with InterWest's strategic intent in expanding its community banking business. InterWest believes that it can provide customers of Tukwila Bank with certain advantages of a community banking organization as well as a larger banking organization.

         InterWest determined that the merger would advance InterWest's strategic plan because of its belief that the merger will combine two financially sound organizations with complementary businesses and strategies, thereby creating a stronger combined organization with greater size, flexibility, efficiency, and profitability. The InterWest board of directors believes that (i) each organization is currently well managed, (ii) the companies have compatible management philosophies and strategic focuses, (iii) Tukwila Bank will contribute complementary business strengths to InterWest, (iv) the merger would benefit the localities currently served by Tukwila Bank by providing additional lending capacity; and (v) the combined organization will continue to be well capitalized. The InterWest board of directors also believes that the merger will allow the combined organization to compete effectively in the rapidly changing marketplace of banking and financial services and to take advantage of opportunities for growth and diversification in Washington State.

         In reaching its determination to adopt the merger agreement, the InterWest board of directors considered a variety of factors, although it did not assign any relative or specific weights to the factors considered. The factors considered included the following:

         - The InterWest board's knowledge and review of the financial condition, results of operation, and business operations and prospects of NBT;

         - The InterWest board's analysis of the banking industry environment, including the rapid consolidation and increasing regional competition in the banking and financial services industries and the need to respond proactively to industry trends;

         - The InterWest board's belief that the acquisition of Tukwila Bank will expand InterWest's franchise in Washington State;

         - The InterWest board's evaluation of the financial terms of the merger and their effect on the shareholders of InterWest and the InterWest board's belief that such terms are fair to InterWest and its shareholders;

         - NBT is not so large as to make the combination of the two organizations difficult and costly;

         - The InterWest board's belief that the merger would allow InterWest to expand its commercial, small business and consumer lending activity in the South Seattle/I-5 corridor area through acquisition of Tukwila Bank faster and more efficiently than InterWest could develop it on its own; and

         - The InterWest board's belief, after consultation with its legal counsel, that the required regulatory approvals could be obtained to consummate the merger.

         The foregoing discussion of the information and factors considered by the InterWest board is not intended to be exhaustive but is believed to encompass all material factors considered by the InterWest board. On the basis of the foregoing factors, the InterWest board concluded that the terms of the merger are fair to and in the best interests of InterWest and its shareholders.

                                   THE MERGER

         The following description of certain aspects of the merger does not purport to be complete and is qualified in its entirety by reference to the merger agreement. NBT shareholders are being asked to approve the merger in accordance with the terms of the merger agreement, and are urged to carefully read the merger agreement, which is attached at APPENDIX A.

BASIC TERMS OF THE MERGER

         The merger agreement provides for the merger of NBT with and into InterWest, with InterWest surviving the merger. The separate existence of NBT will cease upon completion of the merger.

         After consummation of the merger, Tukwila Bank will initially operate as a wholly-owned subsidiary of InterWest, although InterWest intends to cause Tukwila Bank to merge into Pacific Northwest Bank, also an InterWest subsidiary, following the merger.

         In the merger, each NBT shareholder (except NBT shareholders who exercise their dissenters' rights) will receive a fraction of a share of InterWest common stock for each share of NBT common stock. The exact fraction, referred to as the "exchange ratio" will be determined by reference to the average of the closing bid and ask prices for InterWest common stock, as reported by Bloomberg Financial Markets, during the 10 consecutive trading days beginning on the 20th trading day prior to the effective date of the merger. This figure is referred to in the merger agreement as the "average closing price." As described below, the average closing price will be used to fix the exchange ratio, which is the amount of InterWest common stock to be received for each share of NBT common stock.

         IF THE AVERAGE CLOSING PRICE IS ABOVE $25.00, the exchange ratio will be calculated by using the following formula:

                   Total NBT common shares outstanding) X 21
        ------------------------------------------------------------------
         (Total NBT common shares outstanding) X (average closing price)

         IF THE AVERAGE CLOSING PRICE OF INTERWEST COMMON STOCK IS BETWEEN $21.00 AND $25.00, the exchange ratio will be as follows:

                   AVERAGE CLOSING PRICE                  EXCHANGE RATIO
                   $25.00                                 .84

                   $24.00 to $24.99                       .85

                   $23.00 to $23.99                       .86

                   $22.00 to $22.99                       .87

                   $21.00 to $21.99                       .88

         IF THE AVERAGE CLOSING PRICE IS BETWEEN $16.01 AND $20.99, NBT will have the right to terminate the merger agreement, unless InterWest (in its sole discretion) elects to adjust the exchange ratio so that the average closing price multiplied by the adjusted exchange ratio equals $18.48. See "--Amendment or Termination of the merger agreement."

         IF THE AVERAGE CLOSING PRICE IS $16.00 or less, NBT will have the unconditional right to terminate the merger agreement. See "--Amendment or Termination of the merger agreement."

                                     EXAMPLE

                  HERE IS AN EXAMPLE OF HOW THE EXCHANGE RATIO WOULD WORK IF THE AVERAGE CLOSING PRICE WAS $22.15, WHICH WAS THE AVERAGE OF THE CLOSING BID AND ASK PRICES ON AUGUST 26, 1999, THE MOST RECENT DATE THAT WAS PRACTICABLE TO USE PRIOR TO THE PRINTING OF THIS PROXY STATEMENT/PROSPECTUS. THIS IS AN EXAMPLE ONLY, AND THE ACTUAL AVERAGE CLOSING PRICE COULD BE EITHER HIGHER OR LOWER THAN $22.15.


                  If Shareholder Smith owns 125 shares of NBT common stock on the effective date of the merger, he or she will be entitled to receive
         108.75 shares of InterWest common stock (125 shares times 0.87). Because InterWest will not issue fractions of shares in the merger, Shareholder Smith will receive 108 shares of InterWest common stock and will receive cash in lieu of the fractional share. (The cash amount to be paid for fractional shares is also calculated using the average closing price; in this example, Shareholder Smith would receive $16.61.) See "--Cash for Fractional Shares."

         Subject to the conditions set forth in the merger agreement, the effective date of the merger will occur as soon as possible after such conditions have been satisfied or waived. Subject to those conditions, InterWest and NBT anticipate that the merger will occur as early as September 30, 1999. Either InterWest or NBT may terminate the merger agreement if the merger has not occurred by December 31, 1999.

CASH FOR FRACTIONAL SHARES

         InterWest will not issue certificates for fractional shares of InterWest common stock. Each NBT shareholder who would otherwise be entitled to receive a fractional share will receive cash in lieu of such fractional share, in an amount determined by multiplying such fraction by the average closing price for InterWest common stock. Holders of NBT common stock will have no other rights with respect to such fractional shares.

EXCHANGE OF NBT STOCK CERTIFICATES

         As promptly as possible after the effective date of the merger, InterWest (or an exchange agent) will send transmittal materials to each NBT shareholder of record. NBT shareholders will use these materials to exchange their NBT common stock for InterWest common stock issued in connection with the merger, and for checks representing cash payable in lieu of fractional shares. The transmittal materials will contain information and instructions regarding the surrender and exchange of NBT common stock certificates.

         NBT SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

         Each record holder of NBT common stock who submits a completed and executed transmittal letter and surrenders all NBT stock certificates registered in his or her name (or indemnity satisfactory to InterWest if such certificates are lost, stolen or destroyed), will receive a certificate or certificates representing the number of shares of InterWest common stock to which such holder is entitled, together with all undelivered dividends or distributions in respect of such shares, and, where applicable, a check for any fractional share interest, in each case without interest.

         All shares of InterWest common stock issued to holders of NBT common stock pursuant to the merger will be deemed issued as of the merger effective date. All shares of InterWest common stock issued in the merger will participate in InterWest dividends having a record date after the effective date of the merger, but no dividend or other distribution payable at or as of any time after the merger effective date will be distributed to a holder of any NBT common stock certificates until such holder physically surrenders all such certificates as described above. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check for any fractional share interest, will be delivered to such holder, in each case, without interest. After the merger, the stock transfer books of NBT will be closed, and there will be no transfers on the books of NBT of the shares of NBT common stock that were outstanding immediately prior to the merger.

NBT STOCK OPTION AGREEMENT

         As an inducement to InterWest to enter into the merger agreement, NBT has granted an option to InterWest, by agreement dated as of June 11, 1999 to purchase authorized but unissued shares of NBT common stock, which, if issued, would constitute 19.9% of the outstanding NBT common stock, at a price of $14.50 per share. This option terminates no later than June 30, 2000. InterWest's option effectively makes acquisition of NBT by a party other than InterWest more expensive (and therefore less likely) as there would be more shares of NBT common stock outstanding. InterWest may not exercise the option unless certain "triggering events" as defined in the option agreement occur. These triggering events include (among other events):

         - NBT or the NBT board of directors enters into an agreement under which another person or business entity would (i) merge, consolidate with, or acquire 51% or more of the assets or liabilities of NBT, or (ii) purchase or otherwise acquire securities representing 25% or more of NBT's voting shares;

         - Any person or business entity acquires, subject to certain additional criteria set forth in the option agreement, the beneficial ownership or the right to acquire beneficial ownership of securities which, when aggregated with other securities owned by such person or business entity, represents 25% or more of the voting shares of NBT;

         - The failure of the NBT board of directors to recommend the merger to NBT's shareholders, or the withdrawal of such a recommendation; or

         - The failure of NBT's shareholders to approve the merger, after any person or business entity announces its proposal to (i) acquire NBT, by merger, consolidation or otherwise, or acquire 51% or more of NBT's assets or liabilities; (ii) purchase or otherwise acquire 25% or more of NBT's voting stock: or (iii) change the composition of NBT's board of directors.

         InterWest (or a transferee, as permitted under the option agreement) may only exercise the option, following a Triggering Event, after obtaining all required regulatory approvals. Additionally, InterWest (or its transferee) may not exercise the option if at the time of exercise InterWest is failing in any material respect to perform or observe its material covenants or conditions under the merger agreement. The option agreement is attached to this proxy statement/prospectus as APPENDIX B.

VOTING AGREEMENT

         Each of the directors of NBT have entered into an agreement pursuant to which they have agreed, subject to applicable law, including their fiduciary duties to NBT shareholders, to vote their shares of NBT common stock in favor of the merger, and to recommend approval of the merger to NBT shareholders. The directors of NBT own a total of 287,330 outstanding shares of NBT common stock, which is approximately 38.5% of the shares outstanding.

AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT

         The merger agreement may be amended or supplemented at any time by written agreement of the parties, either before or after the NBT special shareholders meeting. To the extent permitted by applicable law, amendments may be made without the further approval of NBT's shareholders. The merger agreement provides that InterWest may at any time change the method of effecting its acquisition of NBT and Tukwila Bank, as long as such change does not change the amount or kind of consideration to be issued to NBT shareholders or adversely affect the tax treatment to NBT shareholders as a result of receiving such consideration.

         The merger agreement contains several provisions entitling either InterWest or NBT to terminate the merger agreement under certain circumstances. The following briefly describes some of those conditions:

         LAPSE OF TIME. If the merger has not closed by December 31, 1999, then at any time after that date, the board of directors of either InterWest or NBT may terminate the merger agreement, as long as the party terminating is not in material breach of any of its obligations under the merger agreement.

         MUTUAL CONSENT. The parties may terminate the merger agreement at any time before the merger occurs, whether before or after NBT shareholder approval, by mutual consent.

         AVERAGE CLOSING PRICE BETWEEN $16.01 AND $20.99; NO INTERWEST ADJUSTMENT. NBT may terminate the merger agreement if the average closing price of InterWest common stock (see "--Basic Terms of the Merger") is between $16.01 and $20.99, and InterWest, in its sole discretion, does not elect to increase the merger exchange ratio so that the average closing price multiplied by such increased exchange ratio equals $18.48. This termination right of NBT is subject to InterWest's right to avoid termination by increasing the number of InterWest shares that NBT shareholders will receive, by increasing the exchange ratio.

         AVERAGE CLOSING PRICE OF $16.00 OR LESS. If the average closing price of InterWest common stock is $16.00 or less, NBT will have the unconditional right to terminate the merger agreement.

         As described above, if the average closing price of InterWest common stock is between $16.01 and $20.99, the NBT board of directors may elect to terminate the merger agreement, but such termination will not become effective if InterWest elects to increase the exchange ratio as described above. Additionally, as described above, the NBT board of directors may elect to terminate the merger agreement if the average closing price of InterWest common stock is $16.00 or less. In determining whether to elect to terminate the merger agreement in these circumstances, the NBT board of directors will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, the market for financial institution stocks in general, the relative value of InterWest common stock in the market and the advice of its financial advisors and legal counsel. By approving the merger agreement, shareholders of NBT would be permitting NBT's board of directors to determine, in the exercise of its fiduciary duties, to proceed with merger even though the average closing price was less than $21.00.

         INTERWEST'S CONDITIONS NOT MET. NBT may terminate the merger agreement if, by December 31, 1999, any of InterWest's conditions to closing are not met. Among such conditions are:

         - There must have been no material adverse change in the financial condition or results of operations of InterWest and Pacific Northwest Bank, and

         - InterWest must have complied with all terms, covenants and conditions of the merger agreement.

         NBT'S CONDITIONS NOT MET. InterWest may terminate the merger agreement if, by December 31, 1999, any of NBT's conditions are not met. Among such conditions are:

         - NBT's Capital (as defined in the merger agreement) must be at least $5 million on the merger effective date;

         - Tukwila Bank's allowance for possible loan and lease losses must be not less than 1.25% of Tukwila Bank's total outstanding loans;

         - There must have been no material change in the financial position or results of operations of NBT or Tukwila Bank; and

         - NBT must have complied with all of the terms covenants and conditions of the merger agreement.

         DISSENTER'S RIGHTS. InterWest may terminate the merger agreement if the number of shares of NBT common stock for which cash is to be paid because the holders have exercised dissenter's rights, together with the number of fractional shares for which cash will be paid, exceeds 10% of the number of outstanding shares of NBT common stock.

         If the merger agreement is terminated, InterWest and NBT will each pay their own out-of-pocket expenses incurred in connection with the transaction, and will have no other liability to the other party. If, however, the merger agreement is terminated because the average closing price is between $16.01 and $20.99 and InterWest has elected not to adjust the exchange ratio as described above, InterWest will reimburse NBT for documented actual expenses incurred, up to $100,000.

CONDITIONS TO CONSUMMATION OF THE MERGER

         Consummation of the merger is subject to various conditions. InterWest and NBT cannot provide any assurance that these conditions will be satisfied or waived by the appropriate party. Accordingly, there can be no assurance that the merger will be completed. If conditions to the merger remain unsatisfied after the December 31, 1999, either InterWest's or NBT's board of directors may terminate the merger agreement.

         The merger agreement requires the affirmative vote of two-thirds of the holders of all outstanding shares of NBT common stock at the record date. In addition, the merger agreement requires the approval of the Federal Reserve Board. An application for approval by the Federal Reserve Board has been filed. Although no assurance can be given, the parties expect to receive this approval in due course.

         Certain conditions must be satisfied or events must occur before InterWest and NBT will be obligated to complete the merger. Each party's obligations under the merger agreement are conditioned upon the satisfaction by the other party of conditions applicable to it. Some of these conditions are as follows:

         - The approval of the merger agreement by the required vote of NBT's shareholders;

         - The receipt of all necessary regulatory approvals, without any condition or requirement that would, in InterWest's opinion, deprive InterWest of the material benefits of the merger; and

         - InterWest's and NBT's receipt of an opinion from Graham & Dunn, P.C. to the effect that, among other things, the merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code.

         Additionally, either InterWest or NBT may terminate the merger agreement if certain conditions applicable to the other party are not satisfied or waived. Those conditions are discussed above under "--Amendment or Termination of the Merger Agreement."

         Either InterWest or NBT may waive any of its conditions to proceeding with the merger, except those that are required by law (such as NBT shareholder approval and the receipt of required regulatory approvals). Either InterWest or NBT may also grant extended time to the other party to complete an obligation or condition.

CONDUCT OF BUSINESS PENDING THE MERGER

         NBT and Tukwila Bank have agreed in the merger agreement not to take certain actions without the prior approval of InterWest relating to their operations pending consummation of the merger. Among other things, NBT and Tukwila Bank may not:

         - issue or sell any common stock or any rights to acquire common stock;

         -    declare or pay any dividends;

         - incur any indebtedness for borrowed money or become liable for the obligations of any other entity other than in the ordinary course of business;

         - change their lending, investment, liability management or other material banking policies in any respect;

         - impose or allow the imposition of any lien on any shares of stock of Tukwila Bank;

         - enter into or amend any employment agreements or any employee benefit plans or grant any increases, other than in the ordinary course of business;

         - dispose of any material portion of their assets or acquire any material portion of the business or property of any other entity;

         -    amend their articles of incorporation or bylaws;

         - settle any claims involving any liability for material money damages;

         - enter into, renew, terminate or change any material agreements, except for those agreements that may be terminated by NBT or Tukwila Bank without penalty upon not more than 60 days' prior written notice; or

         - extend credit or account for loans and leases other than in accordance with existing lending policies, with specific exceptions with respect to nonperforming loans, if any.

DIRECTORS AND EXECUTIVE OFFICERS AFTER THE MERGER

         The persons serving as directors and executive officers of InterWest immediately prior to the merger will continue to serve in such capacities following the merger.

         The executive officers of Tukwila Bank will remain unchanged following the merger. InterWest intends to merge Tukwila Bank with Pacific Northwest Bank, an InterWest subsidiary, following the merger of InterWest and NBT. During the period from the effective date of the InterWest/NBT merger until the merger of Tukwila Bank with Pacific Northwest Bank, InterWest will designate the following persons to serve as the board of directors of Tukwila Bank: Mike Fotheringill, Pat Fahey, Roderick Budd; David Straus; and Kim Brace. Mr. Fotheringill is the President and CEO and a director of Tukwila Bank. Mr. Fahey is President, Chairman and

CEO of Pacific Northwest Bank and is the Vice Chairman of InterWest. Messrs. Budd, Straus and Mrs. Brace are currently executive officers of Pacific Northwest Bank.

EMPLOYEE BENEFIT PLANS

         The merger agreement confirms InterWest's intention to allow the employees of NBT and Tukwila Bank who continue as InterWest employees after the merger to participate in certain InterWest employee benefit plans, on substantially the same terms as other employees of InterWest and its subsidiaries. For the purposes of determining eligibility to participate in such plans, and the vesting of benefits under such plans (but not the accrual of benefits under such plans) InterWest will give effect to years of service with NBT or Tukwila Bank as though such service was with InterWest. NBT's salary reduction simplified employee pension plan will be continued for a year after the merger, and will thereafter be merged into InterWest's pension plan. On the merger effective date, all outstanding and unexercised options to purchase NBT common stock will be converted into options to purchase InterWest common stock, adjusted as to both number of shares and price using the merger exchange ratio described under "--Basic Terms of the Merger" above.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         The directors and executive officers of NBT, together with their affiliates, beneficially owned a total of 316,330 shares of NBT common stock (representing approximately 42.4% of all outstanding shares of NBT common stock) as of the special meeting record date. The directors and executive officers will receive the same consideration in the merger for their shares, including any shares which they may acquire prior to the effective date pursuant to the exercise of stock options, as the other shareholders of NBT. Certain members of NBT's management and the NBT board of directors have certain interests in the merger as described below that are in addition to their interest as shareholders of NBT generally. NBT's board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

         DIRECTORS' AND OFFICERS' LIABILITY. The merger agreement provides that for a period of six years following the merger effective date, InterWest will indemnify the present and former directors, officers and employees of NBT and Tukwila Bank against certain liabilities to the extent that such persons were entitled to indemnification under Washington law and the articles of incorporation and bylaws of NBT and Tukwila Bank.

         EMPLOYMENT AGREEMENTS.

         MICHAEL FOTHERINGILL. Mr. Fotheringill, the President of NBT and President and Chief Executive Officer of Tukwila Bank, has entered into an employment agreement with Tukwila Bank which will become effective upon the consummation of the merger. Mr. Fotheringill's employment agreement calls for him to continue to serve as President and CEO of Tukwila Bank, with an initial term of one year from the merger effective date. Mr. Fotheringill may renew the employment agreement for two additional one-year terms, by written notice to InterWest. Mr. Fotheringill will receive a base annual salary of $95,000 and will be entitled to receive all benefits that are provided to similarly situated employees of InterWest.

         If, prior to the end of the agreement's initial term (or either of the two one year renewal terms, if applicable), Mr. Fotheringill resigns without good reason (as defined in the employment agreement) or is dismissed by Tukwila Bank for cause (as defined in the employment agreement), he will receive his base salary earned through the date of termination. If, prior to the end of the agreement's initial term or any renewal term, if applicable, Mr. Fotheringill's employment is terminated by Tukwila Bank without cause, or if Mr. Fotheringill resigns for good reason, he will receive his base salary through the end of the term plus a severance payment in an amount equal to his base annual salary then in effect. If Mr. Fotheringill completes the term of his employment (either the initial term or any renewal term(s), as applicable), Mr. Fotheringill will receive a severance payment in an amount equal to his base annual salary then in effect. Any severance payment will be paid in equal payments over one year.

         The employment agreement also restricts Mr. Fotheringill's ability to compete with InterWest or Tukwila Bank following termination of his employment. These restrictions, which apply unless Mr. Fotheringill is terminated without cause or he resigns for good reason, continue for a two year period following the expiration of the term in which the termination occurs.

         RONALD BOSI. Mr. Bosi, the Senior Vice President and Chief Credit Officer of Tukwila Bank, has entered into a Noncompetition and Severance Agreement with Tukwila Bank which will become effective upon the consummation of the merger. The agreement acknowledges that Mr. Bosi's employment status is that of an "at will" employee, with the employment term indefinite and at the will of both parties. If Mr. Bosi continues his employment through the effective date of the merger, and at any time after such date Tukwila Bank terminates his employment without cause (as defined in the agreement), Mr. Bosi will receive a severance payment equal to six months of his then-current annual base salary.

         The agreement also restricts Mr. Bosi's ability to compete with InterWest or Tukwila Bank, within a 30 mile radius of Tukwila, Washington, for a period of six months following termination of his employment for any reason.

         DIRECTOR NON-COMPETITION AGREEMENTS. Each director of NBT has signed an agreement which restricts such director's ability to compete with InterWest or any of its subsidiaries or affiliates within a 30 mile radius of Tukwila, Washington for a period of 2 years after the effective date of the merger.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following is a discussion of the material federal income tax consequences of the merger that are generally applicable to NBT shareholders. This discussion is based upon the opinion of Graham & Dunn P.C., special counsel to InterWest, and on current provisions of the Internal Revenue Code of 1986, as amended ("Code"), current regulations under the Code (including final, temporary or proposed), and current administrative rulings and court decisions as of the date hereof. The foregoing are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described below. The following discussion is intended only as a summary of the material federal income tax consequences of the merger and does not purport to be a complete analysis or listing of all of the potential tax effects relevant to a decision on whether to vote in favor of approval of the merger agreement.

         The merger is expected to qualify as a reorganization under Section 368(a) of the Code. As parties to the merger, neither InterWest nor NBT will recognize gain or loss as a result of the merger. With respect to NBT shareholders, and subject to the qualifications contained elsewhere in this discussion:

         - Holders of NBT common stock will recognize no gain or loss on the receipt of InterWest common stock, but will recognize gain or loss with respect to the receipt of cash in lieu of fractional shares (see "--Cash for Fractional Shares").

         - The tax basis of the InterWest common stock received pursuant the merger will be the same as the tax basis of the NBT common stock for which it is exchanged, less any basis attributable to fractional shares for which cash is received.

         - The holding period of InterWest common stock received by a holder of NBT common stock pursuant to the merger will include the holding period of the NBT common stock for which it is exchanged, assuming the shares of NBT common stock are capital assets in the hands of the holder at the closing of the merger.

         - Where cash is received by an NBT shareholder in exchange for the surrender of such shareholder's NBT common stock, the cash will be treated as received by the shareholder as a distribution in redemption of his or her NBT common stock, subject to the provisions and limitations of the Code.

         Graham & Dunn P.C. has delivered an opinion to the foregoing effect to InterWest, and such opinion has been filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part. The foregoing is only a summary of the tax consequences of the merger as described in such opinion. The opinion is based on assumptions, representations made by officers of InterWest and NBT to Graham & Dunn P.C., and contains qualifications appropriate to the subject matter.

         Consummation of the merger is conditioned upon the receipt by InterWest and NBT of an opinion of Graham & Dunn, to the effect that if the merger is consummated in accordance with the terms set forth in the merger agreement, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by NBT shareholders who receive shares of InterWest common stock in exchange for their shares of NBT common stock (except for cash received in lieu of fractional shares).

         An opinion of counsel only represents counsel's best legal judgment, and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. Neither NBT nor InterWest has requested or will request a ruling from the IRS with regard to the federal income tax consequences of the merger.

         THE FOREGOING IS A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO NBT SHAREHOLDERS, WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS, AND SHAREHOLDERS WHO ACQUIRED NBT COMMON STOCK PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION. IN ADDITION, THERE MAY BE RELEVANT STATE, LOCAL OR OTHER TAX CONSEQUENCES, NONE OF WHICH IS DESCRIBED ABOVE. BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING ON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER, EACH NBT SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING SUCH SHAREHOLDER'S SPECIFIC TAX SITUATION AND STATUS, INCLUDING THE SPECIFIC APPLICATION OF STATE, LOCAL AND FOREIGN LAWS TO SUCH SHAREHOLDER AND THE POSSIBLE EFFECT OF CHANGE IN FEDERAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT OF THE MERGER

         It is anticipated that the merger will be accounted for using the purchase method of accounting by InterWest under generally accepted accounting principles. Accordingly, using the purchase method of accounting, the assets and liabilities of NBT will be recorded by InterWest at their respective fair values at the time of the acquisition. The excess of InterWest's purchase price over the net fair value of assets acquired and liabilities assumed, including identifiable intangible assets, is recorded as goodwill and amortized as an expense over periods not to exceed 20 years. Under the purchase method of accounting, prior period financial statements are not restated and the results of operation of Tukwila Bank will be included in InterWest's consolidated statement of operations after the date of acquisition.

DISSENTER'S RIGHTS OF APPRAISAL

         In accordance with the Washington law (RCW 23B.13), NBT shareholders have the right to dissent from the merger and to receive payment in cash for the "fair value" of their shares of NBT common stock.

         If the number of shares of NBT common stock for which cash is to be paid (in payments for dissenting shares plus cash payments in lieu of fractional shares of NBT common stock) exceeds 10% of the outstanding shares of NBT common stock, InterWest may elect not to consummate the merger. NBT shareholders electing to exercise dissenter's rights must comply with the provisions of the Washington appraisal laws in order to perfect their rights. NBT and InterWest will require strict compliance with the statutory procedures. The following is intended as a brief summary of the material provisions of the procedures required to be followed by an NBT shareholder in order to dissent from the merger and perfect the shareholder's dissenter's rights. THIS SUMMARY, HOWEVER, IS NOT A COMPLETE STATEMENT OF ALL APPLICABLE REQUIREMENTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE WASHINGTON APPRAISAL LAWS, THE FULL TEXT OF WHICH IS SET FORTH IN APPENDIX C HERETO.

         An NBT shareholder who wishes to assert dissenter's rights must (a) deliver to NBT before the special meeting written notice of the shareholder's intent to demand payment for the shareholder's shares if the merger is effected, and (b) not vote such shares in favor of the merger. A shareholder wishing to deliver such notice should hand deliver or mail such notice to NBT at the following address:

                              NBT Northwest Bancorp
                              505 Industry Drive
                              P.O. Box 58690
                              Tukwila, WA  98138
                              ATTN: Michael Fotheringill, President

         A shareholder who wishes to exercise dissenter's rights generally must dissent with respect to all of the shares the shareholder owns or over which the shareholder has the power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by notifying NBT in writing of the name and address of each person on whose behalf the record shareholder asserts dissenter's rights. A beneficial shareholder may assert dissenter's rights directly by submitting to NBT the record shareholder's written consent and by dissenting with respect to all the shares of which the shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

         A SHAREHOLDER WHO DOES NOT DELIVER TO NBT PRIOR TO THE SPECIAL SHAREHOLDER MEETING A WRITTEN NOTICE OF THE SHAREHOLDER'S INTENT TO DEMAND PAYMENT FOR THE "FAIR VALUE" OF THE SHARES WILL LOSE THE RIGHT TO EXERCISE DISSENTER'S RIGHTS. IN ADDITION, ANY SHAREHOLDER ELECTING TO EXERCISE DISSENTER'S RIGHTS MUST EITHER VOTE AGAINST THE MERGER OR ABSTAIN FROM VOTING.

         If the merger is effected, InterWest will, within 10 days after the effective date of the merger, deliver a written notice to all NBT shareholders who properly perfected their dissenter's rights. Such notice will, among other things, (a) state where the payment demand must be sent and where and when certificates for NBT shares must be deposited; (b) supply a form for demanding payment; and (c) set a date by which InterWest must receive the payment demand, which date will be between 30 and 60 days after notice is delivered.

         A shareholder wishing to exercise dissenter's rights must at that time file the payment demand and deliver share certificates as required in the notice. Failure to do so will cause such person to lose such dissenter's rights.

         Within 30 days after the merger occurs or receipt of the payment demand, whichever is later, InterWest will pay each dissenter with properly perfected dissenters' rights InterWest's estimate of the "fair value" of the shareholder's interest, plus accrued interest from the effective date of the merger. With respect to a dissenter who does not beneficially own shares of NBT common stock prior to the public announcement of the merger, InterWest is required to make the payment only after the dissenter has agreed to accept the payment in full satisfaction of the dissenter's demands. "Fair value" means the value of the shares immediately before the effective date of the merger, excluding any appreciation in anticipation of the merger. The rate of interest is generally required to be the rate at which InterWest can borrow money from other banks.

         A dissenter dissatisfied with InterWest's estimate of the fair value may notify InterWest of the dissenter's estimate of the fair value. If InterWest does not accept the dissenter's estimate and the parties do not otherwise settle on a fair value, then InterWest must within 60 days petition a court to determine the fair value.

         In view of the complexity of the Washington statutes governing dissenters' rights of appraisal, shareholders of NBT who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

RESALE OF InterWest COMMON STOCK

         The InterWest common stock to be issued in the merger will be transferable free of restrictions under the Securities Act of 1933, as amended, except for shares received by persons, including directors and executive officers of NBT, who may be deemed to be "affiliates" of NBT, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933. Affiliates may not sell their shares of InterWest common stock acquired in the merger, except (a) pursuant to an effective registration statement under the Securities Act covering those shares, (b) in compliance with Rule 145, or (c) in accordance with an opinion of counsel reasonably satisfactory to InterWest, under other applicable exemptions from the registration requirements of the Securities Act. InterWest will obtain customary agreements with all NBT directors, officers, and affiliates of NBT and InterWest, under which such persons have represented that they will not dispose of their shares of InterWest common stock received in the merger or the shares of NBT common stock or InterWest common stock held by them before the merger, except in compliance with the Securities Act and the rules and regulations promulgated thereunder. This proxy statement/prospectus does not cover any resales of the InterWest common stock received by affiliates of NBT.

NO SOLICITATION

         NBT has agreed in the merger agreement that neither it nor Tukwila Bank will solicit, initiate or encourage inquiries or proposals with respect to or, except as required by the fiduciary duties of the NBT board of directors, furnish any nonpublic information relating to or participate in any negotiations concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, NBT or Tukwila Bank or any merger or other business combination with NBT or Tukwila Bank.

STOCK PRICE AND DIVIDEND INFORMATION

         INTERWEST. InterWest common stock is quoted on the Nasdaq National Market under the symbol "IWBK." The following table sets forth for the periods indicated:

         - the high and low sale prices for InterWest common stock as reported on the Nasdaq National Market, and

         -    dividends per share on InterWest common stock.

         The per share information has been adjusted retroactively for all stock splits of InterWest common stock.


                                              HIGH             LOW   DIVIDENDS DECLARED
                                              ----             ---   ------------------
1997 *
First quarter.............................   22.25            19.42       09
Second quarter............................   24.33            21.00       09
Third quarter.............................   26.75            18.33       10
Fourth quarter............................   28.83            24.67       11

1998 *
First quarter.............................   27.42            24.00       12
Second quarter............................   30.17            24.17       13
Third quarter.............................   31.50            27.83       13
Fourth quarter............................   30.67            21.50       14

1999 *
First quarter.............................   27.13            15.75       14
Second quarter............................   24.50            21.06       14
Third quarter.............................   25.13            20.06       14
Fourth quarter (through August 26, 1999).
                                             -----            -----      ---


*  InterWest's fiscal year ends on September 30.

         At July 31, 1999, there were approximately 6,200 holders of record of InterWest common stock.

         Applicable federal and Washington state regulations restrict capital distributions by institutions such as InterWest's subsidiary banks, including dividends. Such restrictions are tied to the institution's capital levels after giving effect to such distributions. See "SUPERVISION AND REGULATION - Dividends."

         NBT. No broker makes a market in NBT common stock, and trading has not otherwise been extensive. The trades that have occurred cannot be characterized as amounting to an established public trading market. NBT common stock is traded by individuals on a personal basis and is not listed on any exchange or traded on the over-the-counter market, and the prices reported reflect only the transactions known to management of NBT. Due to the limited information available, the following data may not accurately reflect the actual market value of NBT common stock. The following data includes trades between individual investors, as reported to NBT (NBT functions as its own transfer agent).


                                                                                                 NBT COMMON
                                                                                                STOCK PRICES
                                                                                                ------------
                                                          NUMBER OF SHARES
                                                         REPORTED AS TRADED            HIGH                      LOW
                                                         ------------------            ----                      ---
1997
First quarter.....................................              1,740                  $7.25                    $7.25
Second quarter....................................             13,500                   7.25                     7.25
Third quarter.....................................                  0                  ---                      ---
Fourth quarter....................................              2,000                   7.25                     7.25

1998
First quarter.....................................             23,979                  10.00                     7.25
Second quarter....................................                  0                   ---                      ---
Third quarter.....................................              2,700                   9.25                     9.25
Fourth quarter....................................                 40                     10.00                 10.00


         To the knowledge of management, no trades have occurred during fiscal year 1999. However, NBT has purchased a total of 480 shares in 12 separate transactions at a price of $12.50 per share. See "THE MERGER - NBT Share Repurchases."

         As of July 31, 1999, there were approximately 250 shareholders of record of NBT common stock.

         NBT has not paid any dividends on its common stock since inception in 1994.

RECENT STOCK PRICE DATA

         The following table sets forth the last reported sale price per share of InterWest common stock, as reported on Nasdaq, and of NBT common stock, in addition to the equivalent per share price for NBT common stock, on June 11, 1999 (the last full trading day prior to the public announcement of the execution of the merger agreement) and on August ___, 1999, the most recent date for which it is practicable to obtain market price data prior to the printing of this proxy statement/prospectus. Holders of NBT common stock are urged to obtain current market quotations for shares of InterWest common stock.

                     BUSINESSES OF THE PARTIES TO THE MERGER

INFORMATION CONCERNING InterWest

         InterWest is a multibank holding company incorporated in the state of Washington in 1994. The business of InterWest consists primarily of holding 100% of the capital stock of InterWest Bank, Pacific Northwest Bank and Kittitas Valley Bank, N.A. As of June 30, 1999, InterWest and its subsidiaries had consolidated total assets of approximately $2.5 billion, total loans of approximately $1.4 billion, total deposits of $1.4 billion and shareholders' equity of approximately $176.5 million.

         Presently, InterWest conducts its business through its subsidiaries' 54 full-service branch offices in western and central Washington State. These offices are located in towns, small cities, suburbs and metropolitan markets. Through its banking subsidiaries, a wide range of financial services are offered to individuals and businesses. Financial services of InterWest include the banking activities of accepting deposits from individuals and businesses and originating residential loans, consumer loans and certain types of commercial real estate loans, and commercial banking. InterWest is committed to growth in commercial banking and expansion in Washington state.

         InterWest BANK. InterWest Bank is a state-chartered savings bank. InterWest Bank was organized in 1956 as Island Savings and Loan Association by two local business people who recognized the need to create a new business to help families obtain homes in the growing community of Oak Harbor on Whidbey Island. On July 28, 1995, InterWest Bank completed a reorganization, in which InterWest Bank became a wholly-owned subsidiary of InterWest Bancorp, Inc., and the shareholders of InterWest Bank became shareholders of InterWest Bancorp, Inc. InterWest Bank is a community oriented bank which provides a wide range of financial services for individual and business customers. InterWest Bank is currently in the process of transforming from a traditional thrift to a financial institution with commercial banking in its portfolio of products. InterWest Bank conducts its business through 39 full-service branch offices located in the northwestern and north-central parts of the state of Washington and one lending office located in Everett, Washington.

         PACIFIC NORTHWEST BANK. Pacific Northwest Bank is a state-chartered bank which was acquired by InterWest on June 15, 1998. Pacific Northwest Bank has been further expanded through internal mergers. First National Bank of Port Orchard, which was acquired by InterWest on January 15, 1998, was merged into Pacific Northwest Bank on October 15, 1998. Pioneer National Bank, which was acquired by InterWest on June 16, 1998, was merged into Pacific Northwest Bank on January 22, 1999. Pacific Northwest Bank primarily engages in commercial banking activities, serving individuals and small to medium-sized businesses. Pacific Northwest Bank conducts its business through 12 full-service branch offices located in the metropolitan Seattle area, the Kitsap Peninsula and south-central parts of the state of Washington.

         KITTITAS VALLEY BANK, N.A. Kittitas Valley Bank, N.A. is a national bank which was acquired by InterWest on August 31, 1998. Kittitas Valley Bank, N.A. offers a full line of commercial banking services to its customers providing financial services to individuals and small businesses. Kittitas Valley Bank, N.A. operates three branch offices located in central Washington.

         A source of future growth may be through acquisitions. InterWest believes that many other financial institutions are considering selling their institutions for a variety of reasons, including lack of shareholder liquidity, management succession issues, technology challenges, increasing competition and potential changes with respect to the method of accounting used for mergers and acquisitions. InterWest actively reviews proposals for various acquisition opportunities. InterWest has established a due diligence review process to evaluate potential acquisitions and has established parameters for potential acquisitions relating to market factors, financial performance and certain nonfinancial factors. Successful completion of acquisitions by InterWest depends on several factors such as the availability of suitable acquisition candidates, necessary regulatory and shareholder approval and compliance with applicable capital requirements. No assurance can be made that acquisition activity will continue in the future.

         Financial and other information relating to InterWest, including information relating to InterWest's directors and executive officers, is set forth in InterWest's 1998 10-K, InterWest's 1999 10-Qs, and InterWest's 1999 Proxy Statement, copies of which may be obtained from InterWest as indicated under "INFORMATION INCORPORATED BY REFERENCE."

INFORMATION CONCERNING NBT

BUSINESS

         NBT was incorporated on February 24, 1994 in the State of Washington and on May 31, 1994 became a registered bank holding company in connection with the reorganization of Tukwila Bank as a bank subsidiary of NBT. NBT's principal business is to hold 100% of the capital stock of Tukwila Bank.

         Tukwila Bank was chartered as a national bank under the laws of the United States on September 26, 1985, and conducts a commercial banking business in the Seattle, Washington metropolitan area. Tukwila Bank offers a full line of commercial banking services to its customers, with a strong emphasis on deposit services and commercial lending to its primary target market, small to medium-sized businesses. Services include checking and savings accounts, real estate loans, term, line of credit and other commercial loans, safe deposit boxes, wire transfers and notary services. Tukwila Bank has an insignificant amount of consumer lending business. Tukwila Bank conducts business through a single location in Tukwila, Washington. See " - Facilities."

COMPETITION

         The primary service area of Tukwila Bank is Seattle and south King County, Washington, which includes the communities of Burien, Tukwila, Sea-Tac, Des Moines, Renton and Federal Way. Tukwila Bank faces strong competition, both in attracting deposits and originating loans, from numerous national, regional and community banks, savings and loan associations, mutual savings banks, credit unions and other financial institutions that serve the population of Tukwila Bank's primary service. Tukwila Bank's competition includes Bank of America (Seafirst), Wells Fargo Bank, US Bank, Washington Mutual, Key Bank and the Money Store. These and many other competitors are larger and better capitalized than Tukwila Bank.

         The primary factors affecting competition for deposits are interest rates and the quality and range of deposit and lending services offered. The primary factors affecting competition for loans are interest rates, loan origination fees, and the quality and range of lending services offered. Tukwila Bank relies on its close proximity to numerous local small and medium-sized businesses, personal contacts and referrals by its officers, directors, employees, shareholders and customers, other local promotional activities and its reputation in the community to compete effectively.

FACILITIES

         Tukwila Bank operates out of a single location at 505 Industry Drive, Tukwila Washington, consisting of 6,500 square feet. The bank premises include four teller windows. These premises are leased from an unrelated third party under a lease which expires in October 2002.

YEAR 2000

         NBT has been working on becoming year 2000 compliant since the fourth quarter of 1997. In early 1998, NBT developed a formal plan relating to the assessment and remediation of any year 2000 compliance problems and the development of contingency plans. By mid-1998, NBT had:

         - identified and prioritized all internal, mission critical hardware and software systems;

         - developed its own year 2000 testing plan for all internal, mission critical systems;

         -    developed a budget for all year 2000-related costs;

         - developed a risk assessment for all systems, both internal and external (i.e., vendors); and

         - contacted all large borrowers and depositors to better understand their year 2000 risks.

         During the last half of 1998, NBT tested most of its mission critical systems to confirm their date change viability. Some minor software systems and a few computers were found to be non-compliant and were replaced. During this period, NBT sought and received assurances from all significant vendors that their own systems were year 2000 compliant and developed contingency plans to address failures of vendors' systems in spite of their assurances. In late 1998, a plan to meet the liquidity needs of Tukwila Bank's customers was developed. By the end of the first quarter of 1999, NBT successfully completed the testing of all previously untested internal systems.

         During the remainder of 1999, NBT intends to test and validate its previously-developed contingency plans and perform additional customer outreach and education.

         NBT estimates that the total costs related to its year 2000 compliance program will not be material.

EMPLOYEES

         As of June 30, 1999, Tukwila Bank employed 14 individuals with 11 persons working full time and 3 persons working part time. NBT has no employees separate from those of Tukwila Bank. Tukwila Bank provides a variety of benefits to its employees and believes employee relations are good.

LEGAL PROCEEDINGS

         NBT's management believes that there is no threatened or pending legal proceedings against NBT or Tukwila Bank which, if determined adversely, would have a material adverse effect on the business or financial position of NBT or Tukwila Bank.

                   NBT MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         For purposes of the following management discussion and analysis, the information primarily reflects the activities of NBT's subsidiary, Tukwila Bank, as NBT has no operations other than owning Tukwila Bank. Tukwila Bank operates one branch in Tukwila, Washington. Tukwila Bank's primary source of revenue is derived from providing loans to customers, who are predominately small and middle-market businesses.

SIX MONTHS ENDED JUNE 30, 1999 AND 1998

         OVERVIEW. Total assets increased to $47.9 million at June 30, 1999 from $43.3 million at June 30, 1998, representing a 10.6% increase. The increase resulted primarily from increases in loans which were funded primarily through increases in deposits and short-term borrowings.

         NET INTEREST INCOME. Net interest income for the six months ended June 30, 1999 increased $55,000 or 4.3% over the similar period in 1998. The increase in net interest income was primarily the result of a 12% increase in average earning assets in the current period as compared to the previous comparable period.

         NON-INTEREST EXPENSE. Non-interest expense for the six month period ended June 30, 1999 increased $4,000 from the comparable period in 1998. Modest increases in occupancy and other non-interest expenses were offset partially by reduced salaries and benefits.

         NET INCOME. Net income for the six months ended June 30, 1999 declined to $356,000 from $364,000 in the comparable period of 1998, representing a 2.2% decrease. Net income declined primarily as a result of a decrease in gains on sales of securities, offset partially by an increase in net interest income, from period to period. Basic and diluted earnings per share for the six months ended June 30, 1999 were $0.50 and $0.48, respectively, representing decreases of 5.7% and 5.9%, respectively, from basic and diluted earnings per share of $0.53 and $0.51, respectively, for the comparable period in 1998. The larger percentage decline in earnings per share from period to period (compared to the percentage decline in net income) was due primarily to an increase in the weighted average number of shares used in calculating earnings per share.

FINANCIAL CONDITION AND RESULTS OF OPERATION FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

         OVERVIEW. Total assets increased to $49.3 million at December 31, 1998 from $46.1 million at December 31, 1997, representing a 7% increase. This increase was due primarily to increases in loans resulting from increases in deposits and reductions in short-term borrowings. The growth resulted primarily from an increase in deposits, which also liquidated short-term borrowings.

         NON-INTEREST INCOME. Non-interest income for the six month period ended June 30, 1999 decreased by $36,000, or 21%, compared to the comparable period in 1998. This decrease was primarily as a result of the decrease in gain on sale of securities available for sale.

         NET INTEREST INCOME. Net interest income in 1998 increased $297,000, or 13%, over 1997. A $548,000 increase in interest income resulting from increased loan balances, was offset partially by a $251,000 increase in interest expense resulting primarily from increases in deposits and other short term borrowings used for funding purposes.

         NON-INTEREST EXPENSE. Non-interest expenses decreased by $25,000 in 1998 from 1997, due primarily to salaries and benefits remaining constant and a reduction in most other categories of overhead expenses.

         NET INCOME. Net income for the year ended December 31, 1998 increased 44% to $715,000 from $495,000 for the year ended December 31, 19997. The increase was due primarily to an increase in net interest income of $297,000, which was offset partially by a $47,000 increase in the provision for credit losses. For the comparable periods, basic earnings per share increased 43% from $0.72 per share in 1997 to $1.03 per share in 1998 and diluted earnings per share increased 45%, from $0.71 to $1.02 for the comparable periods.

LOAN QUALITY, LIQUIDITY AND CAPITAL

LIQUIDITY

         Liquidity management focuses on the need to meet both short-term funding requirements and long-term strategies and goals. Specifically, the objective of liquidity management is to ensure the continuous availability of funds to meet the demands of depositors, creditors and borrowers.

         NBT's primary source of funds is a credit line with the Federal Home Loan Bank of Seattle. NBT also has lines of credit, standby letters of credit, a trade finance line and an agreement to sell loan participations with commercial banks to supplement liquidity needs. Other sources of liquidity include customer deposits, loan repayments, sales and maturities of securities and net income. Scheduled loan repayments are a relatively stable sources of funds while deposit inflows and unscheduled loan prepayments are not. Repayments on loans and deposit inflows and outflows are affected by changes in interest rates.

         The analysis of liquidity also includes a review of NBT's consolidated statement of cash flows for the six months ended June 30, 1999. The consolidated statement of cash flows details operating, investing and financing activities during the period. The most significant item under operating activities was net income of $356,000. Investing activities include a net decrease in federal funds sold of $1,035,000, proceeds from the sale of securities available for sale of $522,000 and purchases of securities available for sale of $419,000. Financing activities included a $3,844,000 decrease in deposits and a $2,250,000 increase in short-term borrowings.

CAPITAL

         NBT is committed to managing capital for maximum shareholder benefit and maintaining strong protection for depositors and creditors at both the holding company and subsidiary bank level. NBT manages various capital levels to maintain appropriate capital ratios and levels in accordance with external regulations and capital guidelines established by the Board of Directors.

         NBT and Tukwila Bank are subject to risk-based capital guidelines requiring minimum capital levels based on the credit risk of assets. The Tier I capital to average asset ratio for NBT was 10.8 percent as of June 30, 1999, compared to 9.9 percent as December 31, 1998 and 9.1 percent as of December 31, 1997. The total capital to risk-weighted assets ratio for NBT was 14.8 percent as of June 30, 1999, compared to 14.1 percent as of December 31, 1998 and 13.5 percent as of December 31, 1997. As of June 30, 1999 NBT met all regulatory capital requirements and was considered "well capitalized" under regulatory risk based capital guidelines.

LENDING

         Tukwila Bank's policy is to originate loans primarily in its local market area. Tukwila Bank's loan underwriting policies focus on an assessment of each borrower's ability to service and repay the debt and the availability of collateral that can be used to secure the loan. Depending on the nature of the borrower and the purpose and amount of the loan, Tukwila Bank's loans may be secured by a variety of collateral including business and personal assets and real estate. Most business loans will also be dependent on the personal guaranty of the business owner(s).

         Tukwila Bank's commercial loans consist primarily of secured operating lines of credit and business term loans. Commercial real estate loans include loans for various purposes where the primary collateral is commercial real estate. The majority of loans in Tukwila Bank's portfolio either reprice in five years or have adjustable interest rates tied to the prime rate or some other national index.

         Consumer loans, although representing a small percentage of the loan portfolio, include home equity loans, auto loans and Visa credit cards.

         TYPES OF LOANS. The following table sets forth the composition of Tukwila Bank's loan portfolio by type of loan as of June 30, 1999 and December 31, 1998 and 1997.

(DOLLARS IN THOUSANDS)                  June 30, 1999                 December 31, 1998               December 31, 1997
                                --------------- --------------- --------------- --------------- -------------- ---------------
(ROUNDED TO NEAREST DECIMAL         Amount        % of Total        Amount        % of Total       Amount        % of Total
POINT)
                                --------------- --------------- --------------- --------------- -------------- ---------------
Commercial                          $14,891        39.0%            $14,938        39.2%            $14,350       45.4%
Real Estate
     Construction                       726         1.9                 404         1.1%                708        2.2%
     1-4 family res.                  6,015        15.7               6,753        17.7%              5,515       17.4%

                                       30


     Commercial                      15,295        40.0              14,735        38.7%              9,629       30.5%
Consumer                              1,299         3.4               1,242         3.3%              1,421        4.5%
                                  ---------     --------          ---------     --------         ----------    --------
Total Loans                         $38,226       100.00%           $38,072       100.00%           $31,623      100.00%
                                  =========     ========          =========     ========         ==========    ========

         RISK ELEMENTS. Risk elements include accruing loans past due ninety days or more, non-accrual loans and loans that have been restructured to provide a reduction or deferral of interest or principal for reasons related to the borrower's financial difficulties, potential problem loans and loan concentrations. The following table states Tukwila Bank's non-accrual loans as of June 30, 1999 and December 31, 1998 and 1997. There were no loans accruing and past due 90 days or more and no restructured loans on these dates.

                                                 June 30, 1999              December 31, 1998           December 31, 1997
                                           --------------------------- ---------------------------- ---------------------------
Non-accrual loans                                     $371                         $60                         $69

         The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest is discontinued, all unpaid accrued interest is reversed against current income. Interest income is subsequently recognized only to the extent payments are received.

         On June 30, 1999, Tukwila Bank was not aware of any other loans that had ceased to accrue interest or that management reasonably expects will have a materially negative impact on future operating results. Tukwila Bank's management is not aware of any information concerning any material loans, other than those discussed as risk elements above, that cause it to have doubts as to the ability of the borrowers to comply with the terms of the loans.

         ALLOWANCE FOR CREDIT LOSSES. NBT's allowance for credit losses represents management's estimate of amounts required to absorb losses on existing loans. The allowance of $595,000 on June 30, 1999 increased by $62,000, or 11.3%, from the December 31, 1998 balance. At June 30, 1999, the allowance represented 1.55% of total loans. The allowance of $533,000 on December 31, 1998 increased by $87,000, or 19%, from the December 31, 1997 balance.

SUMMARY OF LOAN LOSS EXPERIENCE

         ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES. Tukwila Bank maintains the allowance for credit losses at a level sufficient to provide for estimated loan losses based on evaluation of known and inherent risks in the loan portfolio. The allowance is based on management's periodic evaluation of potential losses in the loan portfolio after consideration of historical loss experience, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, economic conditions, the result of examination of individual loans, the evaluation of the overall portfolio by senior credit personnel, and any other risks inherent in the portfolio. Credits deemed uncollectible are charged to the allowance. Provisions for credit losses and recoveries on loans previously charged off are added to Tukwila Bank is allowance for credit losses.

         The following table summarizes Tukwila Bank's loan loss experience for the six months ended June 30, 1999 and for the years ended December 31, 1998 and 1997.

(DOLLARS IN THOUSANDS)                                       June 30                         December 31
                                                             -------                         -----------
                                                              1999                     1998                   1997
                                                              ----                     ----                   ----

Balance beginning of period                                      $533                   $446                   $359
Charge-offs:
     Commercial                                                     2
     Consumer                                                       3                    112                     75
----------------------------------------------------- ---------------------- ---------------------- ----------------------
Total Charge-offs                                                   5                    112                     75

Recoveries
     Commercial                                                     6                     69                     83
     Consumer                                                      13                      4
----------------------------------------------------- ---------------------- ---------------------- ----------------------
Total Recoveries                                                   19                     73                     83

Net Charge-offs (recoveries)                                      (14)                    39                     (8)
----------------------------------------------------- ---------------------- ---------------------- ----------------------
Provision for credit losses                                        48                    126                     79

===================================================== ====================== ====================== ======================
Balance end of period                                            $595                   $533                   $446
===================================================== ====================== ====================== ======================

Ratio of net charge-offs (recoveries) to average               (.07%)                   .11%                  (.03%)
loans during period (annualized)

Average outstanding loans                                     $37,590                $34,348                $27,936

                         MANAGEMENT AND DIRECTORS OF NBT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table presents certain information with respect to the directors and executive officers of NBT, including their respective ages and positions with NBT.

         NAME                                      AGE      POSITION
         Mark Milkovich                             50      Chairman of the Board
         Michael H. Fotheringill                    59      President and Chief Executive Officer, Director
         Ronald L. Bosi                             57      Senior Vice President and Chief Credit Officer, Director
         Gregory F. Cromwell                        49      Director
         David J. Taylor                            48      Director
         Mabel J. Harris                            78      Director
         Stanley E. Harris, M.D.                    64      Director

                                      32


         Robert W. Huff                             64      Director
         Louise M. Strander                         71      Director

         During the past five years, the business experience of each director and executive officer is as follows:

         MARK MILKOVICH. Mr. Milkovich has been a director of Tukwila Bank since 1988 and a director of NBT since its inception in 1994, and has served as Chairman of the Board of NBT and Tukwila Bank since January 1996. Mr. Milkovich has been the owner and president of Superior Silkscreen, Inc. since 1985.

         MICHAEL H. FOTHERINGILL. Mr. Fotheringill has been the President and a director of Tukwila Bank since 1989, and the President and a director of NBT since its inception in 1994. In July 1995, he became Chief Executive Officer of both NBT and Tukwila Bank.

         RONALD L. BOSI. Mr. Bosi has been the Senior Vice President and Chief Credit Officer of Tukwila Bank and NBT since May 1996, and a director of Tukwila Bank and NBT since April 1998. From February 1992 until joining NBT, Mr. Bosi served as the General Manager of Tribal Credit for the Colville Tribal Enterprise Corporation and worked as a private consultant.

         GREGORY F. CROMWELL. Mr. Cromwell has been a director of Tukwila Bank since 1985 and a director of NBT since its inception in 1994. Mr. Cromwell has been a partner in the law firm of Curran Mendoza, P.S. (and a predecessor, Cromwell, Mendoza & Belur) since 1980.

         DAVID J. TAYLOR. Mr. Taylor has been a director of Tukwila Bank and a director of NBT since July 1996. Since 1992, Mr. Taylor has been a co-owner and the president of The Box Maker, Inc. and since 1993, he has been an owner and the president of Frederick's Fine Chocolates, Inc.

         MABEL J. HARRIS. Ms. Harris has been a director of Tukwila Bank since 1985 and a director of NBT since its inception in 1994. Ms. Harris is retired. From 1978 to 1990, she served on the Tukwila City Council.

         STANLEY E. HARRIS, M.D. Dr. Harris has been a director of Tukwila Bank since 1985 and a director of NBT since its inception in 1994. Since 1968, Dr. Harris has practiced medicine.

         ROBERT W. HUFF. Mr. Huff has been a director of Tukwila Bank since 1989 and a director of NBT since its inception in 1994. Mr. Huff is retired. From 1972 to 1992, Mr. Huff owned and served as the president of R.W. Huff Construction Co., Inc.

         LOUISE M. STRANDER. Ms. Strander has been a director of Tukwila Bank since 1985 and a director of NBT since its inception in 1994. She has been a real estate investor since 1968.

         There are no arrangements or understandings among any of the directors, officers or any other persons pursuant to which any of the above directors or officers have been selected as directors or officers.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth information regarding the beneficial ownership of NBT common stock as of July 31, 1999, by (i) each person known by NBT to own beneficially more than 5 percent of NBT common stock, (ii) each current director of NBT, and (iii) all executive officers and directors of NBT and Tukwila Bank as a group. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to NBT common stock owned by them.



                                                    AMOUNT AND NATURE                          PERCENTAGE OF
                NAME                             OF BENEFICIAL OWNERSHIP                    SHARES OUTSTANDING
                ----                             -----------------------                    ------------------
Mark Milkovich                                            74,971(1)                                  9.92%
Michael H. Fotheringill                                   76,036(2)                                 10.19%
Ronald L. Bosi                                            17,095                                     2.29%
Gregory F. Cromwell                                          775(3)                                  *
David J. Taylor                                           30,325(4)                                  4.05%
Mabel J. Harris                                            9,966(5)                                  1.33%
Stanley E. Harris, M.D.                                   12,340(6)                                  1.65%
Robert W. Huff                                            47,390(7)                                  6.27%
Louise M. Strander                                        47,432(8)                                  6.33%
Langley Family Trust                                     130,988                                    17.58%
Directors and executive officers as
a group (9 persons)                                      316,330                                    42.37%
-------------------

*  Less than 1%.

(1) Includes 9,000 shares subject to vested stock options and 2,354 shares owned by Mr. Milkovich's spouse.

(2) Includes 3,628 shares owned by Mr. Fotheringill's spouse, and 31,165 owned jointly with his spouse.

(3)      Includes 350 shares owned jointly by Mr. Cromwell and his spouse.

(4)      Includes 3,000 shares subject to vested stock options.

(5)      Includes 2,000 shares subject to vested stock options.

(6) Includes 9,140 shares owned by a profit sharing plan established for the benefit of Dr. Harris, 200 shares owned by a family limited partnership of which Dr. Harris is a partner, and 3,000 shares subject to vested stock options held by the same family limited partnership.

(7) Includes 9,000 shares subject to vested stock options and 29,422 shares owned jointly with Mr. Huff's spouse.

(8) Includes 44,432 shares owned by a family limited partnership of which Mrs. Strander is a partner, and 3,000 shares subject to vested stock options.

                             MANAGEMENT OF INTERWEST

         Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of InterWest, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions, is incorporated by reference to InterWest's 1999 Proxy Statement. Shareholders desiring a copy of this document may contact InterWest. See "INFORMATION INCORPORATED BY REFERENCE."

                           SUPERVISION AND REGULATION

INTRODUCTION

         The following generally refers to certain statutes and regulations affecting the banking industry. These references are only intended to provide brief summaries and therefore, are not complete and are qualified by the statutes and regulations referenced. In addition, due to the numerous statutes and regulations that apply to and regulate the operation of the banking industry, many are not referenced below.

                              THE HOLDING COMPANIES

GENERAL

         InterWest is a bank holding company, and owns 100% of InterWest Bank, Pacific Northwest Bank and Kittitas Valley Bank, N.A. (collectively, the "Subsidiaries"). The Bank Holding Company Act of 1956, as amended ("BHCA") subjects InterWest and the Subsidiaries, as well as NBT and Tukwila Bank, to supervision and examination by the Federal Reserve Bank ("FRB"), and InterWest and NBT file annual reports of operations with the FRB.

BANK HOLDING COMPANY STRUCTURE

         In general, the BHCA limits bank holding company business to owning or controlling banks and engaging in other banking-related activities. Bank holding companies must obtain the FRB's approval before they: (1) acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, they would own or control, directly or indirectly, more than 5% of the voting shares of such bank; (2) merge or consolidate with another bank holding company; and (3) acquire substantially all of the assets of any additional banks. Subject to certain state laws, such as age and contingency restrictions, a bank holding company that is adequately capitalized and adequately managed may acquire the assets of an out-of-state bank.

         With certain exceptions, the BHCA prohibits bank holding companies from acquiring direct or indirect ownership or control of voting shares in any company that is not a bank or a bank holding company unless the FRB determines that the activities of such company are incidental or closely related to the business of banking. If a bank holding company is well-capitalized and meets certain criteria specified by the FRB, it may engage de novo in certain permissible nonbanking activities without prior FRB approval.

TRANSACTIONS WITH AFFILIATES

         InterWest and the Subsidiaries, as well as NBT and Tukwila Bank, are deemed affiliates within the meaning of the Federal Reserve Act, and transactions between affiliates are subject to certain restrictions. Accordingly, InterWest and the Subsidiaries and NBT and Tukwila Bank must comply with Sections 23A and

23B of the Federal Reserve Act. Generally, Sections 23A and 23B (1) limit the extent to which the financial institution or its subsidiaries may engage in "covered transactions" with an affiliate, as defined, to an amount equal to 10% of such institution's capital and surplus and an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital and surplus, and (2) require all transactions with an affiliate, whether or not "covered transactions," to be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

REGULATION OF MANAGEMENT

         Federal law: (1) sets forth the circumstances under which officers or directors of a financial institution may be removed by the institution's federal supervisory agency; (2) places restraints on lending by an institution to its executive officers, directors, principal shareholders, and their related interests; and (3) prohibits management personnel from serving as a director or in other management positions of another financial institution whose assets exceed a specified amount or which has an office within a specified geographic area.

TIE-IN ARRANGEMENTS

         InterWest, NBT and their subsidiaries, are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services. For example, with certain exceptions, neither InterWest, NBT, nor their subsidiaries may condition an extension of credit on either (1) a requirement that the customer obtain additional services provided by it or (2) an agreement by the customer to refrain from obtaining other services from a competitor.

STATE LAW RESTRICTIONS

         As corporations chartered under the laws of the State of Washington, InterWest and NBT may be subject to certain limitations and restrictions as provided under applicable Washington corporate laws.

SECURITIES REGISTRATION AND REPORTING

         The InterWest Common Stock is registered as a class with the SEC under the Securities Exchange Act of 1934 and thus is subject to the periodic reporting and proxy solicitation requirements and the insider-trading restrictions of that Act. The periodic reports, proxy statements, and other information filed by InterWest under that Act can be inspected and copied at or obtained from the Washington, D.C., office of the SEC. See "WHERE YOU CAN FIND MORE INFORMATION." In addition, the securities issued by InterWest are subject to the registration requirements of the Securities Act of 1933 and applicable state securities laws unless exemptions are available.

                     THE EXISTING AND PROPOSED SUBSIDIARIES

GENERAL

         Applicable federal and state statutes and regulations governing a bank's operations relate, among other matters, to capital requirements, required reserves against deposits, investments, loans, legal lending limits, certain interest rates payable, mergers and consolidations, borrowings, issuance of securities, payment of dividends (see below), establishment of branches, and dealings with affiliated persons. The Federal Deposit Insurance Corporation ("FDIC") has authority to prohibit banks under their supervision from engaging in what they consider to be an unsafe and unsound practice in conducting their business.

         Kittitas Valley Bank and Tukwila Bank are national banking associations which are subject to extensive regulation and supervision by the Office of the Comptroller of the Currency. InterWest Bank is a state-chartered savings bank, and Pacific is a state-chartered commercial bank, both of which are subject to extensive regulation and supervision by the Washington Department of Financial Institutions Division of Banks. Under state law, savings banks in Washington generally have all of the powers that federal mutual savings banks have under federal laws and regulations. Each of InterWest's and NBT's banking subsidiaries are also subject to regulation and examination by the FDIC, which insures the deposits of the banking subsidiaries to the maximum extent permitted by law and by requirements established by the FRB. The federal laws that apply to InterWest's and NBT's banking subsidiaries regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for loans. The laws and regulations governing InterWest's and NBT's banking subsidiaries generally have been promulgated to protect depositors and not to protect shareholders of such institutions or their holding companies.

         CRA. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their jurisdiction, the Federal Reserve or the FDIC evaluates the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those banks. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility.

         INSIDER CREDIT TRANSACTIONS. Banks are also subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal shareholders, or any related interests of such persons. Extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, and follow credit underwriting procedures that are not less stringent than those prevailing at the time for comparable transactions with persons not covered above and who are not employees; and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. Banks are also subject to certain lending limits and restrictions on overdrafts to such persons. A violation of these restrictions may result in the assessment of substantial civil monetary penalties on the affected bank or any officer, director, employee, agent, or other person participating in the conduct of the affairs of that bank, the imposition of a cease and desist order, and other regulatory sanctions.

         FDICIA. Under the Federal Deposit Insurance Corporation Improvement Act (the "FDICIA"), each federal banking agency has prescribed, by regulation, noncapital safety and soundness standards for institutions under its authority. These standards cover internal controls, information systems, and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, such other operational and managerial standards as the agency determines to be appropriate, and standards for asset quality, earnings and stock valuation. An institution which fails to meet these standards must develop a plan acceptable to the agency, specifying the steps that the institution will take to meet the standards. Failure to submit or implement such a plan may subject the institution to regulatory sanctions. Management of InterWest and NBT believe that the Subsidiaries and Tukwila Bank meet all such standards, and therefore, does not believe that these regulatory standards materially affect InterWest's or NBT's business operations

LOANS-TO-ONE BORROWER

         Each of InterWest's and NBT's banking subsidiaries is subject to limitations on the aggregate amount of loans that it can make to any one borrower, including related entities. Applicable regulations generally limit loans-to-one borrower to 15 to 20% of unimpaired capital and surplus. As of July 31, 1999, each of InterWest's and NBT's banking subsidiaries was in compliance with applicable loans-to-one borrower requirements.

DEPOSIT INSURANCE

         The deposits of the Subsidiaries and of Tukwila Bank are currently insured to a maximum of $100,000 per depositor through the Bank Insurance Fund administered by the FDIC. All insured banks are required to pay semi-annual deposit insurance premium assessments to the FDIC.

DIVIDENDS

         The principal source of InterWest's cash revenues is dividends received from the Subsidiaries. The payment of dividends is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends which would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if that payment could reduce the amount of its capital below that necessary to meet minimum applicable regulatory capital requirements. Other than the laws and regulations noted above, which apply to all banks and bank holding companies, neither InterWest, NBT, the Subsidiaries or Tukwila Bank is currently subject to any regulatory restrictions on its dividends.

CAPITAL ADEQUACY

         Federal bank regulatory agencies use capital adequacy guidelines in the examination and regulation of bank holding companies and banks. If capital falls below minimum guideline levels, the holding company or bank may be denied approval to acquire or establish additional banks or nonbank businesses or to open new facilities.

         The FDIC and Federal Reserve use risk-based capital guidelines for banks and bank holding companies. These are designed to make such capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the Federal Reserve has noted that bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimum. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier I capital. Tier I capital for bank holding companies includes common shareholders' equity, certain qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less intangibles except as described above.

         The Federal Reserve also employs a leverage ratio, which is Tier I capital as a percentage of total assets less intangibles, to be used as a supplement to risk-based guidelines. The principal objective of the leverage ratio is to constrain the maximum degree to which a bank holding company may leverage its equity capital base. The Federal Reserve requires a minimum leverage ratio of 3%. However, for all but the most highly rated bank holding companies and for bank holding companies seeking to expand, the Federal Reserve expects an additional cushion of at least 1% to 2%.

         FDICIA created a statutory framework of supervisory actions indexed to the capital level of the individual institution. Under regulations adopted by the FDIC, an institution is assigned to one of five capital categories depending on its total risk-based capital ratio, Tier I risk-based capital ratio, and leverage ratio, together with certain subjective factors. Institutions which are deemed to be "undercapitalized" depending on the category to which they are assigned are subject to certain mandatory supervisory corrective actions. InterWest and NBT do not believe that these regulations have any material effect on their operations.

INTERSTATE BANKING AND BRANCHING

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") permits nationwide interstate banking and branching under certain circumstances. This legislation generally authorizes interstate branching and relaxes federal law restrictions on interstate banking. Currently, bank holding companies may purchase banks in any state, and states may not prohibit such purchases. Additionally, banks are permitted to merge with banks in other states as long as the home state of neither merging bank has opted out. The Interstate Act requires regulators to consult with community organizations before permitting an interstate institution to close a branch in a low-income area.

         With regard to interstate bank mergers, Washington has "opted-in" to the Interstate Act and allows in-state banks to merge with out-of-state banks subject to certain aging requirements. Washington law generally authorizes the acquisition of an in-state bank by an out-of-state bank holding company through the acquisition of a financial institution if the in-state bank being acquired has been in existence for at least five years prior to the acquisition. At this time, the full impact that the Interstate Act might have on InterWest and NBT is impossible to predict.

EFFECTS OF GOVERNMENT MONETARY POLICY

         The earnings and growth of InterWest and NBT are affected not only by general economic conditions, but also by the fiscal and monetary policies of the federal government, particularly the Federal Reserve. The Federal Reserve can and does implement national monetary policy for such purposes as curbing inflation and combating recession, but its open market operations in U.S. government securities, control of the discount rate applicable to borrowings from the Federal Reserve, and establishment of reserve requirements against certain deposits, influence the growth of bank loans, investments and deposits, and also affect interest rates charged on loans or paid on deposits. The nature and impact of future changes in monetary policies and their impact on InterWest, NBT, the Subsidiaries and Tukwila Bank cannot be predicted with certainty.

CHANGES IN BANKING LAWS AND REGULATIONS

         The laws and regulations that affect banks and bank holding companies are currently undergoing significant changes. Legislation proposed in Congress may alter the structure, regulation, and competitive relationships of the nation's financial institutions. Such bills could have the effect of increasing or decreasing the cost of doing business, limiting or expanding permissible activities (including activities in the insurance and securities fields), or affecting the competitive balance among banks, savings associations, and other financial institutions. Some of these bills may reduce the extent of federal deposit insurance, broaden the powers or the geographical range of operations of bank holding companies, alter the extent to which banks could engage in securities activities, and change the structure and jurisdiction of various financial institution regulatory agencies. Whether or in what form such legislation may be adopted, or the extent to which the business of InterWest might be affected thereby, cannot be predicted with certainty

                     DESCRIPTION OF INTERWEST CAPITAL STOCK

         InterWest is authorized to issue 30,000,000 shares of common stock, no par value per share. At August 26, 1999, 15,557,369 shares of InterWest common stock were issued and outstanding. A total of 808,669 shares are subject to options under InterWest stock option plans; 476,922 of such options are fully vested and exercisable. InterWest common stock is listed for trading on the Nasdaq National Market under the symbol "IWBK." Each share of InterWest common stock has the same relative rights and is identical in all respects with every other share of InterWest common stock. The following summary describes the material aspects of the InterWest common stock, but does not purport to be a complete description of the applicable provisions of the InterWest articles of incorporation and bylaws or of applicable statutory or other law, and is qualified in its entirety by reference to such documents. See "INFORMATION INCORPORATED BY REFERENCE" and "WHERE YOU CAN FIND ADDITIONAL INFORMATION."

VOTING RIGHTS

         The holders of InterWest common stock possess exclusive voting rights in InterWest. Each holder of InterWest common stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of InterWest common stock. Holders of shares of InterWest common stock are not entitled to cumulate votes for the election of directors.

DIVIDENDS

         The holders of InterWest common stock are entitled to such dividends as the InterWest board of directors may declare from time to time out of funds legally available therefor. Dividends from InterWest depend upon the receipt to InterWest of dividends from the Subsidiaries because InterWest has no source of income other than dividends from its subsidiary banks. Accordingly, the dividend restrictions imposed on InterWest's subsidiary banks by statute or regulation may effectively limit the amount of dividends InterWest can pay. See "SUPERVISION AND REGULATION - Dividends."

LIQUIDATION

         In the event of liquidation, dissolution or winding up of InterWest, the holders of shares of InterWest common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities of InterWest.

OTHER CHARACTERISTICS

         Holders of InterWest common stock do not have any preemptive, conversion or other subscription rights with respect to any additional shares of InterWest common stock which may be issued. Therefore, the InterWest board of directors may authorize the issuance and sale of shares of capital stock of InterWest without first offering them to existing shareholders of InterWest. InterWest common stock is not subject to any redemption or sinking fund provisions. The outstanding shares of InterWest common stock are, and the shares to be issued in the merger will be, fully paid and non-assessable.

         The InterWest articles of incorporation and bylaws contain provisions that may have the effect of discouraging persons from acquiring large blocks of InterWest common stock or delaying or preventing a change in control of InterWest. These provisions include the classification of the InterWest board of directors into three classes with the term of only one class expiring each year and requirements for the approval of certain business combinations. See "COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF INTERWEST AND NBT COMMON STOCK -Potential Antitakeover Provisions."

              COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF INTERWEST
                              AND NBT COMMON STOCK

GENERAL

         InterWest is incorporated under the laws of the State of Washington and, accordingly, the rights of InterWest's shareholders are governed by InterWest's articles of incorporation, bylaws and the Washington Business Corporations Act ("WBCA"). NBT, likewise, is incorporated under the laws of the State of Washington and, accordingly, the rights of NBT's shareholders are governed by NBT's articles of incorporation, bylaws and the WBCA.

         Upon consummation of the merger, shareholders of NBT will become shareholders of InterWest, and as such, their rights will be governed by InterWest's articles of incorporation, bylaws and the WBCA. The following is a summary of material differences between the articles of incorporation and bylaws of InterWest and the articles of incorporation and bylaws of NBT. This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders and is qualified in its entirety by reference to the WBCA and the articles and bylaws of each entity.

PAYMENT OF DIVIDENDS

         INTERWEST. Under Washington law, dividends may be paid only if, after giving effect to the dividend, InterWest will be able to pay its debts as they become due in the ordinary course of business and InterWest's total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if InterWest were to be dissolved at the time of the dividend, to satisfy the preferential rights of persons whose right to payment is superior to those receiving the dividend.

         NBT. NBT's ability to pay dividends, and the limits imposed by Washington law, are the same as those applicable to InterWest.

VOTING RIGHTS

         INTERWEST. InterWest's articles of incorporation eliminate cumulative voting. Cumulative voting entitles each shareholder to cast a number of votes in the election of directors equal to the number of such shareholders' shares of common stock multiplied by the number of directors to be elected, and to distribute such votes among one or more of the nominees to be elected. The absence of cumulative voting rights limits the ability of minority shareholders to obtain representation on the InterWest board of directors. All voting rights are vested in the holders of InterWest common stock, with each share being entitled to one vote.

         NBT. All voting rights are vested in the holders of NBT common stock with each share being entitled to one vote. NBT's articles of incorporation eliminate cumulative voting.

PREEMPTIVE RIGHTS

         Neither InterWest's shareholders nor NBT's shareholders have preemptive rights to subscribe to any additional securities that may be issued.

LIQUIDATION RIGHTS

         INTERWEST. If InterWest is liquidated, the holders of InterWest common stock are entitled to share, on a pro rata basis, InterWest's remaining assets after payment of or provision for all debts and other liabilities of InterWest.

         NBT. Similarly, if NBT is liquidated, holders of NBT common stock are entitled to share, on a pro rata basis, NBT's remaining assets after payment of or provision for all debts and other liabilities of NBT.

ASSESSMENTS

         All outstanding shares of InterWest common stock and of NBT common stock are fully paid and nonassessable.

STOCK REPURCHASES

         Under Washington law, a corporation may acquire shares of its own stock. Therefore, both InterWest and NBT may repurchase shares of their own capital stock.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

         INTERWEST. InterWest's articles of incorporation may be amended by the vote of the holders of a majority of the outstanding shares of InterWest common stock, except that the provisions of the articles of incorporation governing approval of business combinations with "Related Persons" may not be amended altered, changed or repealed except by the vote of the holders of at least 80% of the outstanding shares of InterWest, unless any such amendment has been approved by a majority of the members of the InterWest board of directors who were directors prior to the time any Related Person (as defined below) became a Related Person. The bylaws of InterWest may be amended by a majority vote of the board of directors or by the holders of at least a majority of the outstanding shares of InterWest.

         NBT. NBT's articles of incorporation may be amended only by the vote of the holders of two-thirds of the outstanding shares of NBT common stock.

SPECIAL MEETINGS OF SHAREHOLDERS AND ACTION WITHOUT A MEETING

         INTERWEST. The articles of incorporation of InterWest provide that special meetings of shareholders may be called by the president, the board of directors or holders of not less than a majority of the outstanding shares. This restriction on the calling of special shareholders' meetings may deter hostile takeovers of InterWest making it more difficult for a person or entity to obtain immediate control of InterWest between one annual meeting and the next. Pursuant to InterWest's bylaws, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent in writing is signed by all of the shareholders entitled to vote on the matter.

         NBT. Under Washington law, special meetings of the NBT shareholders may be called by the board of directors or by the holders of 10% of NBT's outstanding shares.

APPROVAL OF MERGERS, CONSOLIDATIONS, SALE OF SUBSTANTIALLY ALL ASSETS AND DISSOLUTION

         INTERWEST. Article X of InterWest's articles of incorporation requires the approval of the holders of (i) at least 80% of InterWest's outstanding shares of voting stock, and (ii) at least a majority of InterWest's outstanding shares of voting stock, not including shares held by a "Related Person," to approve certain "Business Combinations," except in cases where the proposed transaction has been approved in advance by a majority of those members of the InterWest board of directors who were directors prior to the time when the Related Person became a Related Person. In the event the requisite approval of the board of directors were given, the normal vote requirement of applicable Washington law would apply, or, for certain transactions, no shareholder vote would be necessary. The term "Related Person" is defined to include any individual, corporation, partnership or other entity which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of InterWest.

         The provisions of Article X apply to any "Business Combination" which is defined to include among other things:

         - any merger or consolidation of InterWest or any of its affiliates with or into any Related Person;

         - any sale, lease, exchange, mortgage, transfer, or other disposition of all or a substantial part of the assets of InterWest or any of its affiliates to any Related Person (the term "substantial part" is defined to include more than 25% of InterWest's total assets);

         - any sale, lease, exchange, or other transfer by any Related Person to InterWest of all or a substantial part of the assets of Related Person;

         -    the acquisition by InterWest of any securities of the Related
              Person;

         -    any reclassification of InterWest common stock; and

         - any agreement, contract or other arrangement providing for any of the transactions described above.

         The increased shareholder vote required to approve a Business Combination may have the effect of foreclosing mergers and other business combinations which a majority of shareholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of shareholders.

         InterWest's articles of incorporation require InterWest's board of directors to consider certain factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer. These additional factors include: (i) the social and economic effects of the transaction; (ii) the business and financial condition and earnings prospects of the acquiring person or entity; and (iii) the competence, experience, and integrity of the acquiring person or entity and its management.

         NBT. Under Washington law, a merger of NBT or a sale of all or substantially all of its assets requires the approval of the holders of at least 2/3 of NBT's outstanding shares. Moreover, under NBT's articles of incorporation, if effected with an "interested shareholder" (defined as any person or group of affiliated persons who beneficially own 20% or more of NBT's outstanding voting shares), such transactions must be approved by the holders of 2/3 of NBT's outstanding shares excluding shares beneficially owned by the interested shareholder. This special voting requirement does not apply however, if either the transaction with the interested shareholder is approved by a majority vote of NBT's board of directors or if a majority of the board determines that the fair market value of the consideration to be received by non-interested shareholders in connection with the transaction is not less than the highest fair market value of the consideration paid by any interested shareholder in acquiring shares within 24 months of the proposed transaction. In considering whether to approve any business combination transaction, NBT's board of directors is allowed, but not obligated, under NBT's articles of incorporation to consider the social and economic effects of the proposed transaction on employees and customers and the communities in which NBT does business, in addition to any other factors deemed relevant by the board..

RIGHTS OF SHAREHOLDERS TO DISSENT

         INTERWEST. Under the WBCA, shareholders of InterWest will generally have dissenter's appraisal rights in connection with (i) a plan of merger to which InterWest is a party; (ii) a plan of share exchange to which InterWest is a party as the corporation whose shares will be acquired; (iii) certain sales or exchanges of all, or substantially all, of InterWest's property other than in the regular course of business; and (iv) amendments to InterWest's articles of incorporation effecting a material reverse stock split. However, shareholders generally will not have such dissenter's rights if shareholder approval is not required by the WBCA for the corporate action in question. Approval of the merger by the holders of InterWest common stock is not required under the WBCA; therefore shareholders of InterWest do not have dissenter's rights in connection with the merger.

         NBT. Under the WBCA, shareholders of NBT generally have dissenter's appraisal rights in connection with (i) a plan of merger to which NBT is a party; (ii) a plan of share exchange to which NBT is a party as the corporation whose shares will be acquired; (iii) certain sales or exchanges of all, or substantially all, of NBT's property other than in the regular course of business; and (iv) amendments to NBT's articles of incorporation effecting a material reverse stock split. Shareholders of NBT have dissenter's rights in connection with the merger. See "THE MERGER - Dissenter's Rights of Appraisal."

SIZE OF BOARD OF DIRECTORS

         INTERWEST. InterWest's articles of incorporation provide that its board of directors shall consist of not less than five nor more than 15 members, with the current number set at nine by the bylaws of InterWest. The bylaws of InterWest provide that the board of directors or the shareholders may change the authorized number of directors within the stated range by amending the bylaws, which must be approved by a majority of the outstanding shares entitled to vote or by a majority of the directors. Changes in the size of the range may be made by an amendment to InterWest's articles of incorporation, which must be approved by a majority of the outstanding shares entitled to vote. The effect of such provisions may be to make it difficult for a person or entity immediately to acquire control of InterWest through an increase in the number of InterWest's directors and election of such person's or entity's nominees to fill the newly created vacancies.

         NBT. Under NBT's articles of incorporation and bylaws, the number of directors shall be no less than five nor more than 25, with the exact number to be fixed within such limits by resolution of the board or shareholders from time to time. However, the board's authority to increase the number of directors is limited to 2 directors, if the number of directors last elected by shareholders was 15 or less, or 4 directors, if the number of directors last elected by shareholders was 16 or more. In addition, any increase in the number of directors effected by resolution of the board must be approved by at least 3/4 of the directors then in office.

CLASSIFIED BOARD OF DIRECTORS

         INTERWEST. A classified board is one in which a certain number, but not all, of the directors are elected on a rotating basis each year. InterWest's articles of incorporation provide for a board of directors divided into three classes, with members of each class of directors being elected for a term of three years. This method of electing directors makes a change in the composition of the board of directors, and a potential change in control of a corporation, a lengthier and more difficult process. Since the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the shareholders to change a majority of the directors. In the absence of the provisions of the articles of incorporation classifying the board of directors, all of the directors would be elected each year.

         NBT. NBT's articles of incorporation, like InterWest's, provide for a classified board divided into three classes.

REMOVAL OF DIRECTORS

         INTERWEST. InterWest's articles of incorporation provide that at a meeting of shareholders called expressly for that purpose, any director or the entire board of directors may be removed for cause by the majority of the directors or by a vote of the holder of a majority of the shares then entitled to vote at such meeting. The requirement that directors may be removed only upon a majority vote and only for cause makes it difficult for a person or entity immediately to acquire control of InterWest's board of directors through the removal of existing directors and the election of such person's or entity's nominated to fill the newly created vacancies.

         NBT. NBT's articles of incorporation provide that the shareholders may remove one or more directors, with or without cause, by the affirmative vote of the holders of 75% or more of the shares entitled to vote at a special meeting of shareholders called especially for that purpose.

VACANCIES ON THE BOARD OF DIRECTORS

         INTERWEST. The bylaws of InterWest provide that any vacancy on the board of directors may be filled by the affirmative vote of a majority of the remaining directors, and any director so appointed is to serve for an unexpired term of his or her predecessor. A director appointed by reason of an increase in the number of directors may serve only until the next election of directors.

         NBT. NBT's articles of incorporation provide that vacancies occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors.

ADVANCE NOTICE REQUIREMENTS; SHAREHOLDER MEETINGS

         INTERWEST. The bylaws of InterWest generally provide that any shareholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of shareholders must submit written notice to InterWest at least 30 days and not more than 60 days in advance of the meeting, together with certain information relating to the nomination or new business. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting. The InterWest board of directors believes that it is in the best interests of InterWest and its shareholders to provide sufficient time to enable the board to disclose to shareholders information about a dissident slate of nominations for directors. This advance notice requirement may also give the board time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should the board determine that doing so is in the best interest of shareholders generally. Similarly, adequate advance notice of shareholder proposals will give the board time to study such proposals and to determine whether to recommend to the shareholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose the board's nominees or proposals, even if shareholders believe such nominees or proposals are in their best interests.

         NBT. Under NBT's articles of incorporation and bylaws, nominations for election to NBT's board may be made by any shareholder. However, the articles of incorporation and bylaws require that shareholder nominations of board candidates, together with certain information relating to the nominee, be submitted in advance of any meeting called for the election of directors. The articles of incorporation require that such information be submitted no less than 60 days prior to the first anniversary of the last shareholders meeting to elect directors. The bylaws require a lesser amount of advance notice, but the bylaw advance notice provisions are subordinate to the requirements under the articles of incorporation.

         Neither NBT's articles of incorporation and bylaws impose advance notice requirements with respect to the proposal of new business at a meeting of shareholders.

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND LIMITATION OF LIABILITY

         INTERWEST. Pursuant to InterWest's articles of incorporation, InterWest will, to the fullest extent permitted by the WBCA, indemnify the officers, directors, agents and employees of InterWest with respect to expenses, settlements, judgments and fines in suits in which such person was made a party by reason of the fact that he or she is or was an agent of InterWest. No such indemnification may be given if the acts or omissions of the person are adjudged to be in violation of law, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. In addition, InterWest's articles of incorporation provide that the directors of InterWest shall not be personally liable for monetary damages to InterWest for certain breaches of their fiduciary duty as directors, except for liabilities that involve intentional misconduct by the director, the authorization or illegal distributions or receipt of an improper personal benefit from their actions as directors. This provision might, in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might have benefited InterWest.

         In addition to the indemnification provisions set forth in InterWest's Articles, InterWest has entered into separate Indemnity Agreements with the directors of InterWest and InterWest Bank which provide for the indemnification of such directors by InterWest to the fullest extent allowed by the WBCA. The Indemnity Agreements indemnify each director and hold such director harmless against any loss arising from a claim or action relating to his or her services as a director. The Indemnity Agreements further provides that InterWest will advance sufficient funds as may be necessary to investigate or defend claims against a director, and to reimburse funds that may be incurred by the director, with the proviso that the director will reimburse InterWest any expenses paid to such director in the event it is later determined that the payment of such sums were not allowable under Washington law.

         NBT. Pursuant to NBT's articles of incorporation and bylaws, NBT will, to the fullest extent permitted by the WBCA, indemnify directors and officers against all liability, damage or expense resulting from the fact that such person is or was a director or officer except that NBT will not indemnify a director or officer against liability, damage or expense resulting from the director's or officer's gross negligence. In addition, NBT's articles of incorporation provide that the directors of NBT shall not be personally liable for monetary damages to NBT or its shareholders for conduct as directors except for liabilities that involve intentional misconduct or a knowing violation of law by the director, conduct violating
Section 23B.08.310 of the WBCA or participation in any transaction from which the director personally received a benefit to which the director was not legally entitled.

POTENTIAL ANTITAKEOVER PROVISIONS

         INTERWEST. The InterWest articles of incorporation contain provisions that may have the effect of discouraging persons from acquiring large blocks of InterWest common stock or delaying or preventing a change of control of InterWest. These provisions include the classification of the InterWest board of directors into three classes with the term of only one class expiring each year (see "-Classified Board of Directors") and requirements for the approval of certain business combinations (see "-Approval of Mergers, Consolidations, Sale of Substantially All Assets and Dissolution.")

         NBT. NBT's articles of incorporation and bylaws contain provisions that may have the effect of discouraging persons from acquiring large blocks of NBT's common stock or delaying or preventing a change of control. These provisions include the classification of the NBT board of directors into thee classes (see "Classified Board of Directors"), limitations on the board's ability to increase the number of directors in office from time to time (see "--Size of Board of Directors") advance notice requirements with respect to shareholder nominations for board of director elections (see "--Advance Notice Requirements; Shareholder Meetings"), and limitations on business combinations with interested shareholders (see "--Approval of Mergers, Consolidations, Sale of Substantially All Assets and Dissolution").

                              CERTAIN LEGAL MATTERS

         The validity of the InterWest common stock to be issued in the merger is being passed upon for InterWest by Graham & Dunn, P.C., Seattle, Washington. Graham & Dunn, P.C. will also deliver an opinion concerning certain federal income tax consequences of the merger.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited the InterWest consolidated financial statements included in the InterWest Annual Report on Form 10-K for the year ended September 30, 1998, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement. The InterWest consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         The audited consolidated financial statements of NBT as of December 31, 1998 and 1997, and for each of the two years in the period ended December 31, 1998, included in this proxy statement/prospectus, have been audited by Knight Vale & Gregory, Inc., P.S., independent auditors, as indicated in their report with respect thereto appearing elsewhere in this proxy statement/prospectus, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         InterWest files annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that InterWest files, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can request copies of InterWest's filed documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC, 450 Fifth Street, Room 1024, Washington, D.C. 20549. InterWest's SEC filings are also available to the public on the SEC Internet site (http://www.sec.gov).

         InterWest has filed a Registration Statement on Form S-4 under the 1933 Act, to register with the SEC, the InterWest common stock to be issued to NBT shareholders in the merger. This proxy statement/prospectus is part of that Registration Statement and constitutes a prospectus of InterWest in addition to being a proxy statement of NBT for the NBT special shareholders meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information that you can find in the Registration Statement or the exhibits to the Registration Statement.

                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows InterWest to "incorporate by reference" information into this proxy statement/prospectus, which means that InterWest can disclose important information to you by referring you to another document filed separately by InterWest with the SEC. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.

         This proxy statement/prospectus incorporates by reference the documents set forth below that InterWest has previously filed with the SEC. These documents contain important information about InterWest and its financial condition:

         -    Annual Report on Form 10-K for the year ended September 30,
              1998;

         - Quarterly Reports on Form 10-Q for the quarters ended December 31, 1998; March 31, 1999 and June 30, 1999; and

         -    Proxy Statement for InterWest's 1999 Annual Meeting of
              Shareholders.

         InterWest is also incorporating by reference additional documents that InterWest files with the SEC between the date of this proxy statement/prospectus and the date of the special meeting of the NBT shareholders.

         You can obtain the documents that are incorporated by reference from InterWest or the SEC. You can obtain the documents from the SEC, as described above under "WHERE YOU CAN FIND MORE INFORMATION." These documents are also available from InterWest without charge, excluding exhibits unless InterWest has specifically incorporated such exhibits by reference in this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them from InterWest at 275 S.E. Pioneer Way, Oak Harbor, Washington 98227, ATTN: Margaret Mordhorst, Corporate Secretary. InterWest's telephone number is (360) 679-4181. IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM INTERWEST, PLEASE DO SO BY SEPTEMBER 23, 1999, IN ORDER TO RECEIVE THEM BEFORE THE NBT SPECIAL SHAREHOLDERS MEETING.

         InterWest has supplied all of the information concerning it contained in this proxy statement/prospectus, and NBT has supplied all of the information concerning it.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS IN DECIDING HOW TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OTHER THAN WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED AUGUST 30, 1999. YOU SHOULD NOT ASSUME THAT INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO NBT SHAREHOLDERS NOR THE ISSUANCE OF INTERWEST COMMON STOCK IN THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                                  OTHER MATTERS

         The NBT board of directors is not aware of any business to come before the NBT special shareholders meeting other than those matters described above in this proxy statement/prospectus. However, if any other matters should properly come before the NBT special shareholders meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                               NBT NORTHWEST BANCORP

                           INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       ----
1999 Interim Financial Statements (Unaudited)...........................................F-2
         Condensed Consolidated Balance Sheets..........................................F-2
         Condensed Consolidated Statements of Income....................................F-3
         Condensed Consolidated Statements of Changes in Shareholders Equity............F-4
         Condensed Consolidated Statements of Cash Flows................................F-5
         Notes to Condensed Consolidated Financial Statements...........................F-6

December 31, 1998 and 1997 Financial Statements.........................................F-7
         Independent Auditors' Report...................................................F-8
         Consolidated Balance Sheets....................................................F-9
         Consolidated Statements of Income.............................................F-10
         Consolidated Statements of Changes in Shareholders Equity.....................F-11
         Consolidated Statements of Cash Flows.........................................F-12
         Notes to Consolidated Financial Statements...............................F-13-F-28

CONDENSED CONSOLIDATED BALANCE SHEETS - (UNAUDITED)
-------------------------------------------------------------------------------
(Dollars in Thousands)

NBT Northwest Bancorp and Subsidiary
June 30, 1999 and December 31, 1998

                                                                                       JUNE 30,            DECEMBER 31
                                                                                       1999                1998
ASSETS
     Cash and due from banks                                                            $ 2,971              $ 3,444
     Interest-bearing balances in other banks                                               290                   --
     Federal funds sold                                                                   1,300                2,335
     Securities available for sale                                                        5,059                5,277

     Loans                                                                               38,226               38,072
     Allowance for credit losses                                                            595                  533
     NET LOANS                                                                           37,631               37,539

     Premises and equipment                                                                 304                  350
     Accrued interest receivable                                                            221                  258
     Other assets                                                                           161                  111

     TOTAL ASSETS                                                                       $47,937              $49,314


LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
     Deposits:
       Demand                                                                           $11,322              $12,752
       Savings and interest bearing demand                                               19,926               17,394
       Time                                                                               9,290               14,236
     TOTAL DEPOSITS                                                                      40,538               44,382

     Short-term borrowings                                                                2,250                   --
     Accrued interest payable                                                                46                   76
     Other liabilities                                                                      135                  180

     TOTAL LIABILITIES                                                                   42,969               44,638

COMMITMENTS AND CONTINGENCIES                                                                --                   --

SHAREHOLDERS' EQUITY
     Common stock (par value $1); authorized 1,000,000 shares;
       issued and outstanding:  1999 - 716,517 shares; 1998 - 713,665 shares                717                  714
     Surplus                                                                              2,501                2,491
     Retained earnings                                                                    1,801                1,445
     Accumulated other comprehensive income                                                 (51)                  26
     TOTAL SHAREHOLDERS' EQUITY                                                           4,968                4,676

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                         $47,937              $49,314

SEE NOTE TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME - (UNAUDITED)
--------------------------------------------------------------------------------
(Dollars in Thousands, Except Per Share Amounts)

NBT Northwest Bancorp and Subsidiary
Six Months Ended June 30, 1999 and 1998

                                                                                        1999                 1998
INTEREST INCOME
     Loans                                                                               $1,785               $1,697
     Federal funds sold and interest bearing deposits                                        45                   54
     Securities available for sale                                                          154                  182
     TOTAL INTEREST INCOME                                                                1,984                1,933

INTEREST EXPENSE
     Deposits                                                                               633                  581
     Short-term borrowings                                                                   20                   76
       TOTAL INTEREST EXPENSE                                                               653                  657

     NET INTEREST INCOME                                                                  1,331                1,276

PROVISION FOR CREDIT LOSSES                                                                  48                   63

     NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES                                1,283                1,213

NON-INTEREST INCOME
     Service charges on deposit accounts                                                     53                   63
     Gain on sale of securities available for sale                                           19                   53
     Other operating income                                                                  66                   58
     TOTAL NON-INTEREST INCOME                                                              138                  174

NON-INTEREST EXPENSE
     Salaries and employee benefits                                                         417                  427
     Occupancy, furniture and equipment                                                     125                  120
     Other                                                                                  340                  331
     TOTAL NON-INTEREST EXPENSE                                                             882                  878

     INCOME BEFORE INCOME TAXES                                                             539                  509

INCOME TAXES                                                                                183                  145

     NET INCOME                                                                          $  356               $  364


EARNINGS PER SHARE DATA
     Basic earnings per share                                                              $.50                 $.53
     Diluted earnings per share                                                             .48                  .51

SEE NOTE TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY - (UNAUDITED)
-------------------------------------------------------------------------------
(Dollars in Thousands)

NBT Northwest Bancorp and Subsidiary
Six Months Ended June 30, 1999 and 1998

                                                                                          ACCUMULATED
                                                                                          OTHER
                                            COMMON                        RETAINED        COMPREHENSIVE
                                            STOCK          SURPLUS        EARNINGS        INCOME            TOTAL
Balance, December 31, 1997                    $686         $2,405          $  730           $36              $3,857

Comprehensive income:
     Net income                                 --             --             364            --                 364
     Other comprehensive income,
       net of tax:
          Unrealized loss on
             securities, net of
             reclassification adjustment        --             --              --           (26)                (26)
     COMPREHENSIVE INCOME                                                                                       338

     BALANCE, JUNE 30, 1998                   $686         $2,405          $1,094           $10              $4,195


Balance, December 31, 1998                    $714         $2,491          $1,445           $26              $4,676

Comprehensive income:
     Net income                                 --             --             356            --                 356
     Other comprehensive income,
       net of tax:
          Unrealized loss on
             securities, net of
             reclassification adjustment        --             --              --           (77)                (77)
     COMPREHENSIVE INCOME                                                                                       279

Stock options exercised                          3             16              --            --                  19

Common stock repurchased                        --             (6)             --            --                  (6)

     BALANCE, JUNE 30, 1999                   $717         $2,501          $1,801          ($51)             $4,968

SEE NOTE TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - (UNAUDITED)
-------------------------------------------------------------------------------
(Dollars in Thousands)

NBT Northwest Bancorp and Subsidiary
Six Months Ended June 30, 1999 and 1998

                                                                                         1999                 1998
CASH FLOWS FROM OPERATING ACTIVITIES
     Net Income:                                                                           $356                 $364
     Adjustments to reconcile net income to net cash provided by operating activities:
         Provision for credit losses                                                         48                   63
         Depreciation and amortization                                                       59                   57
         Stock dividends received                                                           (40)                 (40)
         Gain on sale of securities available for sale                                      (19)                 (53)
         (Increase) decrease in interest receivable                                          37                   (1)
         Increase (decrease) in interest payable                                            (30)                  11
         Other - net                                                                        (57)                 112
     NET CASH PROVIDED BY OPERATING ACTIVITIES                                              354                  513

CASH FLOWS FROM INVESTING ACTIVITIES
     Net decrease in federal funds sold                                                   1,035                3,760
     Net increase in interest bearing deposits in banks                                    (290)                (174)
     Proceeds from sales of securities available for sale                                   522                3,295
     Proceeds from maturities of investment securities available for sale                    59                  515
     Purchases of securities available for sale                                            (419)              (3,240)
     Increase in loans made to customers, net of principal collections                     (140)              (3,069)
     Purchases of premises and equipment                                                    (13)                  (5)
     NET CASH PROVIDED BY INVESTING ACTIVITIES                                              754                1,082

CASH FLOWS FROM FINANCING ACTIVITIES
     Net decrease in deposits                                                            (3,844)              (2,411)
     Increase in short-term borrowings                                                    2,250                   --
     Exercise of stock options                                                               19                   --
     Repurchase of common stock                                                              (6)                  --
     NET CASH USED IN FINANCING ACTIVITIES                                               (1,581)              (2,411)

     NET CHANGE IN CASH AND DUE FROM BANKS                                                 (473)                (816)

CASH AND DUE FROM BANKS
     Beginning of period                                                                  3,444                3,581

     END OF PERIOD                                                                       $2,971               $2,765


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
     Cash payments for:
       Interest                                                                            $683                 $646
       Income taxes                                                                         195                   75

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES
     Net fair value adjustment of assets available for sale                                ($77)                ($26)


SEE NOTE TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

NOTE TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NBT Northwest Bancorp and Subsidiary


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

The condensed consolidated financial statements include the accounts of NBT Northwest Bancorp (the Company) and its wholly owned subsidiary, National Bank of Tukwila. All significant intercompany transactions and balances have been eliminated.

The interim condensed consolidated financial statements are unaudited but have been prepared in accordance with generally accepted accounting principles and practices within the banking industry. Accordingly, the condensed consolidated interim financial statements do not include all of the information and footnotes required by generally accepted financial statements. In the opinion of management, all adjustments necessary for a fair presentation are reflected in the condensed consolidated interim financial statements.

The condensed consolidated financial statements should be read in conjunction with the December 31, 1998 consolidated financial statements, including notes thereto.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements, and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

NET INCOME PER SHARE

Basic earnings per share exclude dilution and are computed by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share reflect the potential dilution that could occur if common shares were issued pursuant to the exercise of options under the Company's stock option plans.

Following is information regarding the calculation of basic and diluted earnings per share for the six months ended June 30, 1999 and 1998 (dollars in thousands, except per share amounts):

                                                        NET INCOME              SHARES                PER SHARE
                                                        (NUMERATOR)             (DENOMINATOR)         AMOUNT
SIX  MONTHS ENDED JUNE 30, 1999
     Basic earnings per share:
       Net income                                          $356,000                714,312              $.50
     Effect of dilutive securities:
       Options                                                   --                 24,018              (.02)
     Diluted earnings per share:
       NET INCOME                                          $356,000                738,330              $.48

SIX  MONTHS ENDED JUNE 30, 1998
     Basic earnings per share:
       Net income                                          $364,000                686,165              $.53
     Effect of dilutive securities:
       Options                                                   --                 21,586              (.02)
     Diluted earnings per share:
       NET INCOME                                          $364,000                707,751              $.51

                                                                         NBT

                                                                   Northwest

                                                                     Bancorp

                                                                         and

                                                                  Subsidiary



                                                                CONSOLIDATED

                                                                   FINANCIAL

                                                                      REPORT



                                                                 December 31

                                                                        1998

                         INDEPENDENT AUDITORS' REPORT


January 14, 1999


Board of Directors
NBT NORTHWEST BANCORP
Tukwila, Washington


We have audited the accompanying consolidated balance sheets of NBT NORTHWEST BANCORP AND SUBSIDIARY as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NBT NORTHWEST BANCORP AND SUBSIDIARY as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------
(Dollars in Thousands)

NBT Northwest Bancorp and Subsidiary
December 31, 1998 and 1997

                                                                                             1998                1997

ASSETS
     Cash and due from banks                                                                $  3,444            $  3,581
     Federal funds sold                                                                        2,335               4,730
     Securities available for sale                                                             5,277               5,780

     Loans                                                                                    38,072              31,623
     Allowance for credit losses                                                                 533                 446
     NET LOANS                                                                                37,539              31,177

     Premises and equipment                                                                      350                 411
     Accrued interest receivable                                                                 258                 208
     Other assets                                                                                111                 210

     TOTAL ASSETS                                                                            $49,314             $46,097


LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
     Deposits:
       Demand                                                                                $12,752             $11,401
       Savings and interest-bearing demand                                                    17,394              17,994
       Time                                                                                   14,236              10,052
     TOTAL DEPOSITS                                                                           44,382              39,447

     Short-term borrowings                                                                        --               2,547
     Accrued interest payable                                                                     76                  47
     Other liabilities                                                                           180                 199

     TOTAL LIABILITIES                                                                        44,638              42,240

COMMITMENTS AND CONTINGENCIES                                                                     --                  --

SHAREHOLDERS' EQUITY
     Common stock (par value $1); authorized 1,000,000 shares;
       issued and outstanding:  1998 - 713,665 shares; 1997 - 686,165 shares                     714                 686
     Surplus                                                                                   2,491               2,405
     Retained earnings                                                                         1,445                 730
     Accumulated other comprehensive income                                                       26                  36
     TOTAL SHAREHOLDERS' EQUITY                                                                4,676               3,857

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                              $49,314             $46,097


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------------------------------------------------
(Dollars in Thousands, Except Per Share Amounts)

NBT Northwest Bancorp and Subsidiary
Years Ended December 31, 1998 and 1997

                                                                                               1998               1997

INTEREST INCOME
     Loans                                                                                    $3,556              $3,045
     Federal funds sold                                                                           86                  72
     Securities available for sale                                                               350                 327
     TOTAL INTEREST INCOME                                                                     3,992               3,444

INTEREST EXPENSE
     Deposits                                                                                  1,211               1,013
     Short-term borrowings                                                                       129                  76
     TOTAL INTEREST EXPENSE                                                                    1,340               1,089

     NET INTEREST INCOME                                                                       2,652               2,355

PROVISION FOR CREDIT LOSSES                                                                      126                  79

     NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES                                     2,526               2,276

NON-INTEREST INCOME
     Service charges on deposit accounts                                                         124                 124
     Gain on sale of foreclosed real estate                                                      - -                  85
     Gain on sale of securities available for sale                                                77                   7
     Loss on sales of loans                                                                      - -                 (20)
     Other operating income                                                                      119                 100
     TOTAL NON-INTEREST INCOME                                                                   320                 296

NON-INTEREST EXPENSE
     Salaries                                                                                    793                 792
     Employee benefits                                                                           116                 123
     Occupancy                                                                                    95                 112
     Furniture and equipment                                                                     141                 128
     State and local taxes                                                                        67                  59
     Other non-interest expense                                                                  583                 606
     TOTAL NON-INTEREST EXPENSE                                                                1,795               1,820

     INCOME BEFORE INCOME TAXES                                                                1,051                 752

INCOME TAXES                                                                                     336                 257

     NET INCOME                                                                              $   715             $   495


EARNINGS PER SHARE DATA
     Basic earnings per share                                                                  $1.03                $.72
     Diluted earnings per share                                                                 1.02                 .71

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
(Dollars in Thousands)

NBT Northwest Bancorp and Subsidiary
Years Ended December 31, 1998 and 1997

                                                                                          ACCUMULATED
                                                                                          OTHER
                                            COMMON                        RETAINED        COMPREHENSIVE
                                            STOCK          SURPLUS        EARNINGS        INCOME                  TOTAL

Balance, December 31, 1996                    $686         $2,405          $  235         ($  1)                  $3,325

Comprehensive income:
     Net income                                - -            - -             495           - -                      495
     Other comprehensive income,
       net of tax:
          Unrealized gain on
             securities, net of
             reclassification adjustment       - -            - -             - -            37                       37
     COMPREHENSIVE INCOME                                                                                            532

     BALANCE, DECEMBER 31, 1997                686          2,405             730            36                    3,857

Comprehensive income:
     Net income                                - -            - -             715           - -                      715
     Other comprehensive income,
       net of tax:
          Unrealized loss on
             securities, net of
             reclassification adjustment       - -            - -             - -           (10)                     (10)
     COMPREHENSIVE INCOME                                                                                            705

Stock options exercised                         28             86             - -           - -                      114

     BALANCE, DECEMBER 31, 1998               $714         $2,491          $1,445           $26                   $4,676










SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------
(Dollars in Thousands)

NBT Northwest Bancorp and Subsidiary
Years Ended December 31, 1998 and 1997

                                                                                              1998                 1997

CASH FLOWS FROM OPERATING ACTIVITIES
     Net income:                                                                              $  715              $  495
     Adjustments to reconcile net income to
       net cash provided by operating activities:
          Provision for credit losses                                                            126                  79
          Depreciation and amortization                                                          114                 142
          Deferred income tax benefit                                                             52                  (6)
          Stock dividends received                                                               (68)                (27)
          Gain on sale of securities available for sale                                          (77)                 (7)
          Gain on sale of foreclosed real estate                                                 - -                 (85)
          Loss on sale of loans                                                                  - -                  20
          Increase in interest receivable                                                        (50)                (30)
          Increase in interest payable                                                            29                   2
          Other - net                                                                             35                  21
     NET CASH PROVIDED BY OPERATING ACTIVITIES                                                   876                 604

CASH FLOWS FROM INVESTING ACTIVITIES
     Net (increase) decrease in federal funds sold                                             2,395              (3,530)
     Proceeds from sales of securities available for sale                                      5,080                 400
     Proceeds from maturities of investment securities available for sale                        545               2,250
     Purchases of securities available for sale                                               (4,994)             (3,115)
     Increase in loans made to customers, net of principal collections                        (6,488)             (6,470)
     Proceeds from sale of loans                                                                 - -                 348
     Proceeds from sale of foreclosed real estate                                                - -                  67
     Purchases of premises and equipment                                                         (53)               (356)
     NET CASH USED IN INVESTING ACTIVITIES                                                    (3,515)            (10,406)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in demand, savings and interest-bearing demand deposits                        751               7,343
     Net increase in time deposits                                                             4,184                 555
     Increase (decrease) in short-term borrowings                                             (2,547)              2,547
     Exercise of stock options                                                                   114                 - -
     NET CASH PROVIDED BY FINANCING ACTIVITIES                                                 2,502              10,445

     NET CHANGE IN CASH AND DUE FROM BANKS                                                      (137)                643

CASH AND DUE FROM BANKS
     Beginning of year                                                                         3,581               2,938

     END OF YEAR                                                                              $3,444              $3,581


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
     Cash payments for:
       Interest                                                                               $1,311              $1,087
       Income taxes                                                                              245                 137

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES
     Net fair value adjustment of assets available for sale                                     ($10)              $  37
     Loans made on sales of foreclosed real estate                                               - -                 389

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


NBT Northwest Bancorp and Subsidiary
December 31, 1998 and 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of NBT Northwest Bancorp (the Company) and its wholly-owned subsidiary, National Bank of Tukwila (the Bank). All significant intercompany transactions and balances have been eliminated.

NATURE OF OPERATIONS

The Bank operates one branch in the Tukwila, King County area. The Bank's primary source of revenue is providing loans to customers, who are predominately small and middle-market businesses and middle-income individuals.

CONSOLIDATED FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and practices within the banking industry. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, as of the date of the balance sheet, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Certain prior year amounts have been reclassified to conform to the 1998 presentation.

SECURITIES AVAILABLE FOR SALE

Securities available for sale consist of debt securities which may be sold to implement the Company's asset/liability management strategies, and in response to changes in interest rates and similar factors, and certain equity securities not classified as securities held to maturity. Securities available for sale are reported at fair value. Unrealized gains and losses, net of the related deferred tax effect, are reported as a net amount in accumulated other comprehensive income, which is a separate component of shareholders' equity. Realized gains and losses on securities available for sale, determined using the specific identification method, are included in earnings. Amortization of premiums and accretion of discounts are recognized in interest income over the period to maturity.

Declines in the fair value of individual securities available for sale below their cost that are other than temporary result in write-downs of the individual securities to their fair value. Such write-downs are included in earnings as realized losses.


(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NBT Northwest Bancorp and Subsidiary
December 31, 1998 and 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOANS

Loans are stated at the amount of unpaid principal, less an allowance for credit losses. Interest on loans is accrued daily based on the principal amount outstanding.

Generally the accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, or when they are past due 90 days as to either principal or interest. When interest accrual is discontinued, all unpaid interest is reversed against current income. If management determines that the ultimate collectibility of principal is in doubt, cash receipts on non-accrual loans are applied to reduce the principal balance.

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operations and reduced by loans charged off, net of recoveries. The allowance is based on management's periodic evaluation of potential losses in the loan portfolio after consideration of historical loss experience, adverse situations that may affect the borrowers' ability to repay, the estimated value of any underlying collateral, economic conditions, the results of examination of individual loans, the evaluation of the overall portfolio by senior credit personnel and federal and state regulatory agencies, and other risks inherent in the portfolio. This evaluation requires the use of current estimates, which may vary from the ultimate collectibility experienced in the future. The estimates used are reviewed periodically, and, as adjustments become necessary, they are charged to operations in the period in which they become known.

When management determines it is possible that a borrower will be unable to repay all amounts due according to the terms of the loan agreement, including scheduled interest payments, the loan is considered impaired. The amount of impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, when the primary source of repayment is provided by real estate collateral, at the fair value of the collateral less estimated selling costs. The amount of impairment and any subsequent charges are recorded through the provision for credit losses as an adjustment to the allowance for credit losses.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation, which is computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is less. Gains or losses on dispositions are reflected in earnings.


(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NBT Northwest Bancorp and Subsidiary
December 31, 1998 and 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

Deferred tax assets and liabilities result from differences between the financial statement carrying amounts and the tax bases of assets and liabilities, and are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. The deferred tax provision represents the difference between the net deferred tax asset/liability at the beginning and end of the year. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

CASH EQUIVALENTS

The Company considers all amounts included in the balance sheet caption "Cash and due from banks" to be cash equivalents.

STOCK-BASED COMPENSATION

The Company accounts for stock-based awards to employees using the intrinsic value method, in accordance with APB No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements. However, the required pro forma disclosures have been provided in accordance with SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION.

EARNINGS PER SHARE

Basic earnings per share exclude dilution and are computed by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share reflect the potential dilution that could occur if common shares were issued pursuant to the exercise of options under the Company's stock option plans.

COMPREHENSIVE INCOME

Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME (SFAS No. 130), which was effective for years beginning after December 15, 1997. SFAS No. 130 requires that an entity report and display comprehensive income in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. With regard to the Company, comprehensive income includes net income reported on the consolidated statements of income, and changes in the fair value of securities available for sale, reported as a component of shareholders' equity. There was no effect on previously reported net income as a result of this reporting change.


(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NBT Northwest Bancorp and Subsidiary
December 31, 1998 and 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONCLUDED)

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in its balance sheet and measure those instruments at fair value. Under this statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. This statement is effective for all fiscal years beginning after June 15, 1999. The Bank had no derivatives as of December 31, 1998, nor does the Bank engage in any hedging activities. The Bank does not anticipate that the adoption of SFAS No. 133 will have a material effect on its financial position or results of operations.


NOTE 2 - RESTRICTED ASSETS

Federal Reserve Board regulations require that the Bank maintain certain minimum cash and deposit balances with the Federal Reserve Bank. The average amounts of these balances for the years ended December 31, 1998 and 1997 were approximately $200,000 and $235,000, respectively.


NOTE 3 - SECURITIES AVAILABLE FOR SALE

Securities available for sale have been classified according to management's intent. The carrying amount of securities and their approximate fair values at December 31 are as follows (dollars in thousands):

                                                                              GROSS              GROSS
                                                            AMORTIZED         UNREALIZED         UNREALIZED        FAIR
                                                            COST              GAINS              LOSSES           VALUES
DECEMBER 31, 1998
     U.S. Government and agency securities                   $2,751             $27               $6              $2,772
     Mortgage backed securities                               1,437              19              - -               1,456
     Federal Reserve Bank and Federal
       Home Loan Bank stock                                   1,049             - -              - -               1,049

                                                             $5,237             $46               $6              $5,277

DECEMBER 31, 1997
     U.S. Government and agency securities                   $4,745             $58               $4              $4,799
     Federal Reserve Bank and Federal
       Home Loan Bank stock                                     981             - -              - -                 981

                                                             $5,726             $58               $4              $5,780

(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NBT Northwest Bancorp and Subsidiary
December 31, 1998 and 1997


NOTE 3 - SECURITIES AVAILABLE FOR SALE (CONCLUDED)

The scheduled maturities of debt securities available for sale at December 31, 1998 are as follows (dollars in thousands):

                                                                                               AMORTIZED          FAIR
                                                                                               COST               VALUE
Due from one year to five years                                                               $2,751              $2,772
Due after ten years                                                                            1,437               1,456

                                                                                              $4,188              $4,228

Gross realized gains on sales of securities available for sale were $77,000 and $7,000, respectively, in 1998 and 1997. There were no gross realized losses.

Securities carried at approximately $4,188,000 at December 31, 1998 and $4,298,000 at December 31, 1997 were pledged to secure public deposits and for other purposes required or permitted by law.


NOTE 4 - LOANS

Loans at December 31 consist of the following (dollars in thousands):

                                                                                             1998                1997
Commercial                                                                                   $14,938             $14,350
Real estate:
     Construction                                                                                404                 708
     1 - 4 family residential                                                                  6,753               5,515
     Commercial                                                                               14,735               9,629
Consumer                                                                                       1,242               1,421

     TOTAL LOANS                                                                             $38,072             $31,623

Changes in the allowance for credit losses for the years ended December 31 are as follows (dollars in thousands):

                                                                                                1998                1997
Balance at beginning of year                                                                    $446                $359
Provision for credit losses                                                                      126                  79

Charge-offs                                                                                     (112)                (75)
Recoveries                                                                                        73                  83
     NET (CHARGE-OFFS) RECOVERIES                                                                (39)                  8

     BALANCE AT END OF YEAR                                                                     $533                $446

(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


NBT Northwest Bancorp and Subsidiary
December 31, 1998 and 1997


NOTE 4 - LOANS (CONCLUDED)

The recorded investment in impaired loans, which were all on non-accrual status, was $60,000 and $69,000 at December 31, 1998 and 1997, respectively. No specific allocation of the allowance for credit losses was considered necessary for these impaired loans. The average recorded investment in impaired loans was $89,000 and $115,000 during the years ended December 31, 1998 and 1997, respectively. There was no interest income recognized on impaired loans in either year.

At December 31, 1998, there were no commitments to lend additional funds to borrowers whose loans have been modified. There were no loans 90 days and over past due still accruing interest at December 31, 1998 or 1997.

Certain related parties of the Company, principally directors and their associates, were loan customers of the Bank in the ordinary course of business during 1998 and 1997. Total loans outstanding at December 31, 1998 and 1997 to key officers and directors were $403,000 and $255,000, respectively. During 1998, advances totaled $443,000, and repayments totaled $295,000 on these loans.


NOTE 5 - PREMISES AND EQUIPMENT

The components of premises and equipment at December 31 are as follows (dollars in thousands):

                                                                                                1998                1997
Leasehold improvements                                                                          $320               $ 320
Furniture and equipment                                                                          594                 831
                                                                                                 914               1,151
Less accumulated depreciation and amortization                                                  (564)               (740)

     TOTAL PREMISES AND EQUIPMENT                                                               $350               $ 411

The Bank leases premises and equipment under operating leases. Rental expense of leased premises and equipment was $94,000 and $67,000 for 1998 and 1997, respectively.

Minimum rental commitments under noncancellable leases having an original or remaining term of more than one year are as follows for future years ending December 31 (dollars in thousands):

1999                                                                                                                $ 86
2000                                                                                                                  87
2001                                                                                                                  92
2002                                                                                                                  77

     TOTAL MINIMUM RENTAL COMMITMENTS                                                                               $342

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


NBT Northwest Bancorp and Subsidiary
December 31, 1998 and 1997


NOTE 6 - DEPOSITS

The aggregate amount of certificates of deposit with balances in excess of $100,000 was approximately $9,167,000 and $6,069,000 at December 31, 1998 and
1997, respectively.

At December 31, 1998, the scheduled maturities of certificates of deposit are as follows (dollars in thousands):

1999                                              $ 11,205
2000                                                 2,047
2001                                                    79
2002                                                   656
2003 and thereafter                                    249

                                                  $ 14,236

NOTE 7 - INCOME TAXES

Income taxes are comprised of the following for the years ended December 31 (dollars in thousands):

                                                                                                1998                1997
Current                                                                                         $284                $263
Deferred (benefit)                                                                                52                  (6)

     TOTAL INCOME TAXES                                                                         $336                $257

The following is reconciliation between the statutory and the effective federal income tax rate for the years ended December 31 (dollars in thousands):

                                                          1998                               1997
                                                                          PERCENT                              PERCENT
                                                                          OF PRE-TAX                           OF PRE-TAX
                                                          AMOUNT          INCOME             AMOUNT            INCOME
Income tax at statutory rates                              $357            34.0%              $255              34.0%
Increase (decrease) resulting from:
     Reduction of valuation allowance                        (3)            (.3)                (3)              (.4)
     Other                                                  (18)           (1.7)                 5                .6

     TOTAL INCOME TAX EXPENSE                              $336            32.0%              $257              34.2%

(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


NBT Northwest Bancorp and Subsidiary
December 31, 1998 and 1997


NOTE 7 - INCOME TAXES (CONCLUDED)

The tax effect of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31 are (dollars in thousands):

                                                                                                1998                1997
DEFERRED TAX ASSETS
     Allowance for credit losses                                                                $134                $101
     Accumulated depreciation                                                                     47                  74
     Net operating loss carryforward                                                              17                  20
     TOTAL DEFERRED TAX ASSETS                                                                   198                 195

DEFERRED TAX LIABILITIES
     Cash basis accounting                                                                       (49)                (25)
     Deferred income                                                                            (158)               (124)
     Unrealized gain on securities available for sale                                            (14)                (18)
     TOTAL DEFERRED TAX LIABILITIES                                                             (221)               (167)

VALUATION ALLOWANCE                                                                              (17)                (20)

     NET DEFERRED TAX ASSETS (LIABILITIES)                                                     ($ 40)               $  8

At December 31, 1998, net operating loss carryforwards of $51,000, which are available to offset future taxable income, have the following expiration dates:
2001 - $25,000; 2002 - $9,000; 2003 - $9,000; and 2004 - $8,000.


NOTE 8 - COMMITMENTS AND CONTINGENCIES

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated balance sheets.


(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NBT Northwest Bancorp and Subsidiary
December 31, 1998 and 1997


NOTE 8 - COMMITMENTS AND CONTINGENCIES (CONCLUDED)

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Bank's commitments at December 31 is as follows (dollars in thousands):

                                                    1998                 1997
Commitments to extend credit                       $10,278              $8,788
Standby letters of credit                              180                 226

                                                   $10,458              $9,014

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that approximately 75% of loan commitments are drawn upon by customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above, and is required in instances where the Bank deems necessary.

The Bank and the Company have agreements with commercial banks for lines of credit totaling $2,750,000, a standby letter of credit totaling $1,000,000, a trade finance line totaling $1,250,000, an agreement to sell loan participations totaling $2,549,000, and a credit line with the Federal Home Loan Bank totaling $6,444,000, none of which was used at December 31, 1998. The Bank has pledged $7,821,000 of securities and loans as collateral for these borrowings at December 31, 1998. At December 31, 1997, the Bank had borrowed $2,547,000 under its Federal Home Loan Bank line of credit.

SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

Most of the Bank's business activity is with customers located in the State of Washington. The Bank, as a matter of policy, generally does not extend credit in excess of $776,000 to any single borrower or group of borrowers. Standby letters of credit were granted primarily to commercial borrowers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


NBT Northwest Bancorp and Subsidiary
December 31, 1998 and 1997


NOTE 9 - EMPLOYEE AND DIRECTOR BENEFIT PLANS

STOCK OPTION PLANS

At December 31, 1998, the Company has two stock option plans, which are described below. The Company applies APB Opinion No. 25 and related interpretations in accounting for these plans. Accordingly, no compensation cost has been recognized for these plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards granted in 1997 and 1998, consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to these pro forma amounts (dollars in thousands, except per share amounts):

                                                 1998                 1997
Net income:
     As reported                                 $715                 $495
     Pro forma                                    694                  470

Earnings per share:
     Basic:
       As reported                              $1.03                 $.72
       Pro forma                                 1.00                  .69
     Diluted:
       As reported                               1.02                  .71
       Pro forma                                  .99                  .67

Effective December 18, 1989, the Company adopted an employee stock option plan. Total shares reserved under this plan were 166,000. The options are not transferable, vest over periods from 3 to 5 years, and expire upon termination if the options are not exercised within 90 days. The exercise price for the stock options may not be less than the fair value of the optioned stock at the date of grant; an option's maximum term is ten years. Options for 10,000 shares were granted to employees in 1997; none were granted in 1998. At December 31, 1998, options were outstanding for 32,329 shares and 44,241 shares were reserved for future options.

During 1997, the Company adopted a director stock option plan. Total shares reserved under this plan were 75,000.

The options are not transferable and vest immediately upon issuance. Options granted under the plan expire ten years from the date of grant. Options for 10,000 shares and 11,000 shares were granted to directors in 1998 and 1997, respectively. At December 31, 1998, options were outstanding for 20,000 shares and 54,000 shares were reserved for future options

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


NBT Northwest Bancorp and Subsidiary
December 31, 1998 and 1997


NOTE 9 - EMPLOYEE AND DIRECTOR BENEFIT PLANS (CONTINUED)

The fair value of each option grant is estimated on the date of grant, based on the Black-Scholes option pricing model and using the following weighted average assumptions: dividend yield of 0%, risk-free interest rate of 4.7% in 1998 and 5.7% in 1997, and an expected life of five years. The weighted average fair value of stock options granted during 1998 and 1997, calculated using the Black-Scholes option pricing model, was $1.66 per share and $1.52 per share, respectively.

A summary of the status of the Company's stock option plans as of December 31, and changes during the years ending on those dates, is presented below:

                                                       1998                                    1997
                                                                     WEIGHTED                                 WEIGHTED
                                                                     AVERAGE                                  AVERAGE
                                                                     EXERCISE                                 EXERCISE
                                                      SHARES         PRICE                    SHARES          PRICE
Outstanding at beginning of year                      69,829         $ 5.22                   48,829          $4.19
Granted                                               10,000           8.00                   21,000           7.61
Exercised                                             27,500           4.12                      - -             - -

     OUTSTANDING AT END OF YEAR                       52,329           6.33                   69,829           5.22

Options exercisable at year-end                       48,329           6.19                   61,964           5.10

The following information summarizes information about stock options outstanding at December 31, 1998:

               OPTIONS OUTSTANDING                                                    OPTIONS EXERCISABLE
                                                           WEIGHTED
                                                           AVERAGE
                                                           REMAINING
               EXERCISE            NUMBER                  CONTRACTUAL                NUMBER
               PRICE               OUTSTANDING             LIFE (YEARS)               EXERCISABLE
               $4.00               13,000                  1                          13,000
                5.00                9,329                  5                           9,329
                7.25               10,000                  9                          10,000
                8.00               20,000                  9.5                        16,000

                                   52,329                                             48,329

(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


NBT Northwest Bancorp and Subsidiary
December 31, 1998 and 1997


NOTE 9 - EMPLOYEE AND DIRECTOR BENEFIT PLANS (CONCLUDED)

EMPLOYEE BENEFIT PLAN

In 1993, the Bank adopted a SARSEP employee benefit plan covering employees who meet eligibility requirements set forth in the plan. Eligible employees may contribute up to 10% of their compensation. The Bank's contribution to the plan is determined by the Board of Directors. The Bank contributed $22,000 to the plan in 1998 and 1997.


NOTE 10 - REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's consolidated financial statements. Under capital adequacy guidelines of the regulatory framework for prompt corrective action, the Bank must meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). Under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios as set forth in the table.

As of December 31, 1998, the most recent notification from the Bank's regulator categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.


(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


NBT Northwest Bancorp and Subsidiary
December 31, 1998 and 1997


NOTE 10 - REGULATORY MATTERS (CONCLUDED)

The Bank's actual capital amounts and ratios are also presented in the table (dollars in thousands):

                                                                                                  TO BE WELL CAPITALIZED
                                                                                                  UNDER PROMPT
                                                                          CAPITAL ADEQUACY        CORRECTIVE ACTION
                                                  ACTUAL                  PURPOSES                PROVISIONS
                                                  AMOUNT      RATIO       AMOUNT       RATIO      AMOUNT            RATIO
                                                                                                                    C
DECEMBER 31, 1998
     TIER 1 CAPITAL (TO AVERAGE ASSETS):
       Consolidated                               $4,650       9.9%        $1,886      4.0%           N/A            N/A
       Bank                                        4,628       9.8          1,887      4.0         $2,359            5.0%
     TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
       Consolidated                                4,650      12.8          1,452      4.0            N/A            N/A
       Bank                                        4,628      12.7          1,454      4.0          2,180            6.0
     TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
       Consolidated                                5,105      14.1          2,904      4.0            N/A            N/A
       Bank                                        5,083      14.0          2,907      4.0          3,634           10.0

DECEMBER 31, 1997
     TIER 1 CAPITAL (TO AVERAGE ASSETS):
       Consolidated                               $3,821       9.1%        $1,684      4.0%           N/A            N/A
       Bank                                        3,763       8.9          1,684      4.0         $2,105            5.0%
     TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
       Consolidated                                3,821      12.2          1,252      4.0            N/A            N/A
       Bank                                        3,763      12.0          1,252      4.0          1,878            6.0
     TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
       Consolidated                                4,213      13.5          2,504      8.0            N/A            N/A
       Bank                                        4,155      13.3          2,504      8.0          3,130           10.0

Management believes, as of December 31, 1998, that the Company and the Bank meet all capital requirements to which they are subject.

RESTRICTIONS ON RETAINED EARNINGS

National banks can initiate dividend payments in a given year without prior regulatory approval, equal to net profits, as defined for that year, plus retained net profits for the preceding two years. At December 31, 1998, there were no restrictions on the payment of dividends by the Bank.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


NBT Northwest Bancorp and Subsidiary
December 31, 1998 and 1997


NOTE 11 - QUASI-REORGANIZATION

Effective March 31, 1995, the Company's Board of Directors approved a quasi-reorganization. In quasi-reorganization, assets and liabilities are restated at their current fair values at the date of the quasi-reorganization. Equipment was written down a total of $30,000; the fair values of other assets and liabilities at the date of the quasi-reorganization were determined by management to approximate their carrying values. As part of the quasi-reorganization, the accumulated deficit of $1,104,000 was eliminated against surplus. The balance in retained earnings at December 31, 1998 represents accumulated net income arising subsequent to the date of the quasi-reorganization.

NOTE 12 - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

CONDENSED BALANCE SHEETS - DECEMBER 31
(Dollars in Thousands)                                                     1998                  1997

ASSETS
     Cash                                                                  $   22              $   58
     Investment in subsidiary                                               4,654               3,799

     TOTAL ASSETS                                                          $4,676              $3,857


SHAREHOLDERS' EQUITY                                                       $4,676              $3,857


CONDENSED STATEMENTS OF INCOME - YEARS ENDED DECEMBER 31
(Dollars in Thousands)

INCOME BEFORE EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY                 $   --              $   --

EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY                                  715                 495

     NET INCOME                                                              $715                $495

(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


NBT Northwest Bancorp and Subsidiary
December 31, 1998 and 1997


NOTE 12 - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY (CONCLUDED)

CONDENSED STATEMENTS OF CASH FLOWS - YEARS ENDED DECEMBER 31
(Dollars in Thousands)
                                                                       1998                 1997
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                         $715                $495
     Adjustments to reconcile net income to net cash
       Provided by operating activities:
          Equity in undistributed income of subsidiary                  (715)               (495)
     NET CASH PROVIDED BY OPERATING ACTIVITIES                            --                  --

CASH FLOWS FROM INVESTING ACTIVITIES
     Investment in subsidiary                                           (150)                 --

CASH FLOWS FROM FINANCING ACTIVITIES
     Exercise of stock options                                           114                  --

     NET DECREASE IN CASH                                                (36)                 --

CASH, BEGINNING OF YEAR                                                   58                  58

     CASH, END OF YEAR                                                  $ 22                $ 58

NOTE 13 - EARNINGS PER SHARE DISCLOSURES

Following is information regarding the calculation of basic and diluted earnings per share for the years indicated.

(dollars in thousands, except per share amounts)
                                                            NET INCOME         SHARES                 PER SHARE
                                                            (NUMERATOR)        (DENOMINATOR)          AMOUNT
YEAR ENDED DECEMBER 31, 1998
     Basic earnings per share:
       Net income                                              $715                694,580                $1.03
     Effect of dilutive securities:
       Options                                                   --                  9,956                 (.01)
     Diluted earnings per share:
       NET INCOME                                              $715                704,536                $1.02

YEAR ENDED DECEMBER 31, 1997
     Basic earnings per share:
       Net income                                              $495                686,165                 $.72
     Effect of dilutive securities:
       Options                                                   --                 14,869                 (.01)
     Diluted earnings per share:
       NET INCOME                                              $495                701,034                 $.71

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


NBT Northwest Bancorp and Subsidiary
December 31, 1998 and 1997


NOTE 14 - COMPREHENSIVE INCOME

Net unrealized gains include, net of tax, $40,000 and $42,000 of unrealized gains arising during 1998 and 1997, respectively, less reclassification adjustments of $50,000 and $5,000 for gains included in net income for 1998 and 1997 respectively (dollars in thousands).

                                                                    BEFORE-TAX           TAX             NET-OF-TAX
                                                                    AMOUNT               EXPENSE         AMOUNT
DECEMBER 31, 1998
     Unrealized holding gains arising during the year                   $63                  $23             $40
     Less reclassification adjustments for gains realized
       in net income                                                    (77)                 (27)            (50)

     NET UNREALIZED LOSS                                               ($14)                ($ 4)           ($10)


DECEMBER 31, 1997
     Unrealized holding gains arising during the year                   $63                  $21             $42
     Less reclassification adjustments for gains realized
       in net income                                                     (7)                  (2)             (5)

     NET UNREALIZED GAIN                                                $56                  $19             $37

NOTE 15 - YEAR 2000 ISSUES

As the year 2000 approaches, business issues are emerging regarding how existing computer software programs and operating systems can accommodate the date value. Many software systems are designed to recognize only a two-digit date field, and may read the year 2000 as the year 1900. Thus computations of interest and other similar calculations may be based on wrong dates, or the systems may not be able to process information at all.

The Bank primarily utilizes a third-party service bureau for processing the mission-critical data that might be affected by this problem. The service bureau is in the process of testing, updating, and modifying its computer systems to ensure year 2000 compliance. The first phase of testing those systems was successfully completed before December 31, 1998. Internally, the Bank has implemented a year 2000 compliance program, which is aggressively reviewing year 2000 issues that may be faced by its outside vendors and customers, and that affect its internal computer systems. In the event that significant suppliers or customers do not successfully and timely achieve year 2000 compliance, the Bank's business could be adversely affected. However, management believes that the Bank's own internal systems, networks and resources would allow the Bank to effectively operate and service its customers. To the extent necessary, the Bank will engage alternative vendors and suppliers to facilitate normal operations after January 1, 2000. The costs incurred to date on year 2000 compliance issues have not been material. While it is impossible to estimate the potential impact on the Bank's business after January 1, 2000, management estimates that the costs the Bank will incur prior to that date in its activities necessary to ensure year 2000 compliance will not have a significant effect on its financial position or results of operations.

                                                                      APPENDIX A

                 ----------------------------------------------
                 ----------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                             NBT NORTHWEST BANCORP,
                            NATIONAL BANK OF TUKWILA

                                       AND

                             INTERWEST BANCORP, INC.
                                       AND
                             PACIFIC NORTHWEST BANK



                 ----------------------------------------------
                 ----------------------------------------------



                            DATED AS OF JUNE 11, 1999

ARTICLE I.  MERGER................................................................................................7

       1.1        THE MERGER......................................................................................7
       1.2        EFFECTIVE DATE..................................................................................7

ARTICLE II.  CONSIDERATION........................................................................................8

       2.1        CONSIDERATION...................................................................................8
       2.2        SHAREHOLDER RIGHTS; STOCK TRANSFERS.............................................................8
       2.3        FRACTIONAL SHARES...............................................................................8
       2.4        EXCHANGE PROCEDURES.............................................................................9
       2.5        EXCHANGE RATIO ADJUSTMENTS......................................................................9
       2.6        EXCEPTION SHARES................................................................................9
       2.7        RESERVATION OF RIGHT TO REVISE TRANSACTION......................................................9
       2.8        OPTIONS.........................................................................................9

ARTICLE III.  ACTIONS PENDING CONSUMMATION.......................................................................10

       3.1        CAPITAL STOCK..................................................................................10
       3.2        DIVIDENDS, ETC.................................................................................10
       3.3        INDEBTEDNESS; LIABILITIES; ETC.................................................................10
       3.4        LINE OF BUSINESS; OPERATING PROCEDURES; ETC....................................................10
       3.5        LIENS AND ENCUMBRANCES.........................................................................11
       3.6        COMPENSATION; EMPLOYMENT AGREEMENTS; ETC.......................................................11
       3.7        BENEFIT PLANS..................................................................................11
       3.8        CONTINUANCE OF BUSINESS........................................................................11
       3.9        AMENDMENTS.....................................................................................11
       3.10       CLAIMS.........................................................................................11
       3.11       CONTRACTS......................................................................................11
       3.12       LOANS..........................................................................................11
       3.13       TRANSACTION EXPENSES...........................................................................12

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES......................................................................12

       4.1        THE COMPANY AND BANK REPRESENTATIONS AND WARRANTIES............................................12
       4.2        INTERWEST AND PACIFIC NORTHWEST BANK REPRESENTATIONS
                  AND WARRANTIES.................................................................................21
       4.3        EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES...................................................23

ARTICLE V.  COVENANTS............................................................................................23

       5.1        BEST EFFORTS...................................................................................23
       5.2        THE PROXY......................................................................................24
       5.3        REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS.........................................24
       5.4        REGISTRATION STATEMENT EFFECTIVENESS...........................................................24
       5.5        PRESS RELEASES.................................................................................24
       5.6        ACCESS; INFORMATION............................................................................24
       5.7        ACQUISITION PROPOSALS..........................................................................25
       5.8        REGISTRATION STATEMENT PREPARATION; REGULATORY
                  APPLICATIONS PREPARATION.......................................................................25
       5.9        BLUE-SKY FILINGS...............................................................................26
       5.10       AFFILIATE AGREEMENTS...........................................................................26
       5.11       CERTAIN POLICIES OF THE COMPANY AND BANK.......................................................26

                                    A-i

       5.12       STATE TAKEOVER LAW.............................................................................26
       5.13       NO RIGHTS TRIGGERED............................................................................26
       5.14       SHARES LISTED..................................................................................26
       5.15       REGULATORY APPLICATIONS........................................................................26
       5.16       REGULATORY DIVESTITURES........................................................................27
       5.17       CURRENT INFORMATION............................................................................27
       5.18       INDEMNIFICATION................................................................................27
       5.19       POST-MERGER ACTIONS............................................................................28

ARTICLE VI.  CONDITIONS TO CONSUMMATION OF THE MERGER............................................................28

       6.1        CONDITIONS TO EACH PARTY'S OBLIGATIONS.........................................................28
       6.2        CONDITIONS TO OBLIGATIONS OF INTERWEST.........................................................29
       6.3        CONDITIONS TO OBLIGATIONS OF COMPANY AND BANK..................................................30

ARTICLE VII.  TERMINATION........................................................................................31

       7.1        GROUNDS FOR TERMINATION........................................................................31
       7.2        CONSEQUENCES OF TERMINATION....................................................................31

ARTICLE VIII.  OTHER MATTERS.....................................................................................32

       8.1        SURVIVAL.......................................................................................32
       8.2        WAIVER; AMENDMENT..............................................................................32
       8.3        COUNTERPARTS...................................................................................32
       8.4        GOVERNING LAW..................................................................................32
       8.5        EXPENSES.......................................................................................32
       8.6        CONFIDENTIALITY................................................................................32
       8.7        NOTICES........................................................................................32
       8.8        ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES.............................................33
       8.9        BENEFIT PLANS..................................................................................33
       8.10       HEADINGS.......................................................................................33

EXHIBITS
--------

Exhibit A         Approval by Directors of NBT Northwest Bancorp
Exhibit B         Director's Agreement
Exhibit C         Stock Option Agreement
Exhibit D         Bank Merger Agreement
Exhibit E         Affiliate Undertakings and Agreements
Exhibit F-1       Employment Agreement of Michael Fotheringill
Exhibit F-2       NonCompetition and Severance Agreement of Ronald L. Bosi
Exhibit G         Legal Opinion of Davis Wright Tremaine LLP
Exhibit H         Legal Opinion of Graham & Dunn, PC


SCHEDULES
---------
COMPANY DISCLOSURES

Schedule 2.8                   Outstanding Options
Schedule 3.4                   Changes to Line of Business, Operating
                               Procedures, etc.
Schedule 3.6                   New or Changes to Compensation, Employment
                               Agreements, etc.

                                    A-ii


Schedule 3.7                   New or Modifications to Benefit Plans
Schedule 3.11                  New or Changes to Material Contracts
Schedule 4.1(C)                Shares Outstanding
Schedule 4.1(D)                Subsidiaries
Schedule 4.1(G)                No Defaults - Agreements Requiring Third Party
                               Consent
Schedule 4.1(H)                Financial Reports
Schedule 4.1(I)                Undisclosed Liabilities
Schedule 4.1(J)                No Events Causing Material Adverse Effect
Schedule 4.1(L)                Litigation, Regulatory Action
Schedule 4.1(M)                Compliance with Laws
Schedule 4.1(N)                Material Contracts
Schedule 4.1(Q)(1)             List of Employee Benefit Plans
Schedule 4.1(Q)(2)             Employee Benefit Plans Not Qualified Under ERISA
Schedule 4.1(Q)(6)             Obligations for Retiree Health and Life Benefits
Schedule 4.1(Q)(7)             Agreements Resulting in Payments to Employees
                               Under Any Compensation and Benefit Plan with
                               Respect to Proposed Transaction
Schedule 4.1(T)                Asset Classification
Schedule 4.1(V)                Insurance
Schedule 4.1(W)                Affiliates
Schedule 4.1(Z)(2)             Pending Proceedings with Respect to Environmental
                               Matters
Schedule 4.1(Z)(3)             Pending Proceedings with Respect to Environmental
                               Matters Involving Loan/Fiduciary Property
Schedule 4.1(Z)(4)             Pending Proceedings with Respect to Environmental
                               Matters Listed in Sections 4.1(Z)(2) or (3)
Schedule 4.1(Z)(5)             Actions During Ownership Which could Have
                               Material Adverse Effect with Respect to
                               Environmental Matters
Schedule 4.1(Z)(6)             Actions Prior to Ownership Which could Have
                               Material Adverse Effect with Respect to
                               Environmental Matters
Schedule 4.1(AA)               Tax Reports Matters
Schedule 4.1(CC)               Derivative Contracts
Schedule 4.1(EE)(1)            Employment Contracts Requiring Payment In
                               Connection with Termination
Schedule 4.1(EE)(2)            Leases with Aggregate Annual Rent Exceeding
                               $10,000
Schedule 4.1(EE)(3)            Material Contracts with Affiliates


INTERWEST DISCLOSURES

Schedule 4.2(C)                Shares
Schedule 4.2(F)                No Defaults
Schedule 4.2(G)                Financial Reports
Schedule 4.2(H)                No Events Causing Material Adverse Effect
Schedule 4.2(I)                Litigation, Regulatory Action
Schedule 4.2(L)                Derivative Contracts

                          AGREEMENT AND PLAN OF MERGER

           AGREEMENT AND PLAN OF MERGER, dated as of the 11th day of June, 1999 (this "Plan"), is between NBT NORTHWEST BANCORP (the "Company"), NATIONAL BANK OF TUKWILA (the "Bank"), INTERWEST BANCORP, INC.
  ("InterWest"), and PACIFIC NORTHWEST BANK.

                                    RECITALS

         (A) THE COMPANY. The Company is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Tukwila, Washington. The Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of the date of this Plan, the Company has 3,000,000 authorized shares of common stock, $1.00 par value per share ("Company Common Stock") (no other class of capital stock being authorized), of which 713,225 shares of Company Common Stock are issued and outstanding. As of the date of this Plan, the Company has 166,000 shares of Company Common Stock reserved for issuance under an employee stock option plan, pursuant to which options covering 32,329 shares of Company Common Stock are outstanding. As of the date of this Plan, the Company has 75,000 shares of Company Common Stock reserved for issuance under a director stock option plan, pursuant to which options covering 29,000 shares of Company Common Stock are outstanding.

         (B) THE BANK. The Bank is a national banking association duly organized and existing in good standing under the laws of the United States, with its principal executive offices located in Tukwila, Washington. As of the date of this Plan, the Bank has 1,000,000 authorized shares of common stock, $1.00 par value per share ("Bank Common Stock") (no other class of capital stock being authorized), of which 688,100 shares of Bank Common Stock are issued and outstanding. All of the issued and outstanding shares of Bank Common Stock are owned by the Company, the sole shareholder of the Bank. As of March 31, 1999, the Bank had capital of $4,823,000, divided into common stock of $688,100, surplus of $2,463,000, and undivided profits of $1,672,000.

         (C) INTERWEST. InterWest is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Oak Harbor, Washington. InterWest is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of the date of this Plan, InterWest has 20,000,000 authorized shares of common stock, no par value ("InterWest Common Stock") (no other class of capital stock being authorized), of which 15,782,012 shares of InterWest Common Stock are issued and outstanding.

         (D) PACIFIC NORTHWEST BANK. Pacific Northwest Bank is a commercial bank duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Oak Harbor, Washington. As of the date of this Plan, Pacific Northwest Bank has 800,000 authorized shares of common stock, $1.00 par value per share ("Pacific Northwest Bank Common Stock") (no other class of capital stock being authorized), of which 100 shares are issued and outstanding and owned by InterWest, the sole shareholder of Pacific Northwest Bank. As of March 31, 1999, Pacific Northwest Bank had capital of $32,187,000, divided into common stock of $1,994,000, surplus of $12,047,000, undivided profits of $18,235,000 and $89,000 unrealized loss on securities.

         (E) VOTING AGREEMENT. As a condition and an inducement to InterWest's and Pacific Northwest Bank's willingness to enter into this Plan, the directors and officers of the Bank and the Company have entered into agreements in the forms attached to this Plan as EXHIBIT A and EXHIBIT B, pursuant to which, among other things, each such individual has agreed to vote his or her shares of

Company Common Stock in favor of approval of the actions contemplated by this Plan at the Meeting (as defined below) and to refrain from competing with InterWest and its Subsidiaries.

         (F) STOCK OPTION AGREEMENT. Immediately after the execution and delivery of this Plan, as a condition and an inducement to InterWest's willingness to enter into this Plan, the Company and InterWest are entering into a Stock Option Agreement (the "Stock Option Agreement") in the form attached to this Plan as EXHIBIT C, pursuant to which the Company is granting to InterWest an option to purchase, under certain circumstances, shares of Company Common Stock.

         (G) RIGHTS, ETC. Except as Previously Disclosed (as defined below) in
SCHEDULE 4. 1(C), or paragraph (A) of the Recitals to this Plan, or as authorized by this Plan or the Stock Option Agreement: there are no shares of capital stock of the Company or the Bank authorized and reserved for issuance; neither the Company nor the Bank has any Rights (as defined below) issued or outstanding; and neither the Company nor the Bank has any commitment to authorize, issue or sell any such shares or any Rights. The term "Rights" means securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock. There are no preemptive rights with respect to the Company Common Stock.

         (H) APPROVALS. At meetings of the respective Boards of Directors of the Company, the Bank, InterWest and Pacific Northwest Bank, each such Board has approved and authorized the execution of this Plan and the Stock Option Agreement in counterparts.

         In consideration of their mutual promises and obligations, the Parties further agree as follows:

                                  DEFINITIONS

         (A) DEFINITIONS. Capitalized terms used in this Plan have the following meanings:

         "APPRAISAL LAWS" has the meaning assigned to such term in Section
1.1(E).

         "ASSET CLASSIFICATION" has the meaning assigned to such term in Section 4.l(T).

         "AVERAGE CLOSING PRICE" means the price equal to the average (rounded to the nearest penny) of each Daily Sales Price of InterWest Common Stock for the Pricing Period, subject to any adjustment that may be required in connection with the adjustment of the Exchange Ratio pursuant to Section 2.5.

         "BANK" has the meaning assigned to such term in the first paragraph of this Plan.

         "BANK COMMON STOCK" has the meaning assigned to such term in paragraph
(B) of the Recitals.

         "BANK FINANCIAL REPORTS" has the meaning assigned to such term in
Section 4.1(H).

         "CAPITAL" means capital stock, surplus and retained earnings determined in accordance with GAAP.

         "CODE" has the meaning assigned to such term in Section 4.1(Q)(2).

         "COMPANY" has the meaning assigned to such term in the first paragraph to this Plan.

         "COMPANY COMMON STOCK" has the meaning assigned to such term in paragraph (A) of the Recitals.

         "COMPANY OPTION" has the meaning assigned to such term in Section 2.8.

         "COMPENSATION AND BENEFIT PLANS" has the meaning assigned to such term in Section 4.1(Q)(1).

         "CONTINUING CORPORATION" has the meaning assigned to such term in
Section 1.1(A).

         "CONTROL" with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract, or otherwise.

         "DAILY SALES PRICE" for any trading day shall be equal to the average of the closing bid and ask prices per share of all market makers quoting both bid and asked prices, as reported on Bloomberg Financial Markets, of InterWest Common Stock on the NASDAQ National Market System.

         "DERIVATIVES CONTRACT" means a swap, forward, future, option, cap, floor or collar financial contract or any similar contract that is not included on the balance sheet of the Holding Company Financial Reports or the InterWest Financial Reports, as the case may be.

         "DISSENTING SHARES" means the shares of Company Common Stock held by those shareholders of the Company who have timely and properly exercised their dissenters' rights in accordance with the Appraisal Laws.

         "EFFECTIVE DATE" has the meaning assigned to such term in Section 1.2.

         "ELIGIBLE COMPANY COMMON STOCK" means shares of Company Common Stock validly issued and outstanding on the Effective Date other than Exception Shares and Dissenting Shares.

         "EMPLOYMENT AGREEMENT" means Exhibit F-1.

         "ENVIRONMENTAL LAW" means (1) any federal, state, and/or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

         "ERISA" has the meaning assigned to such term in Section 4.1(Q)(2).

         "ERISA AFFILIATE" has the meaning assigned to such term in Section 4.1(Q)(3).

         "ERISA PLANS" has the meaning assigned to such term in Section
4.1(Q)(2).

         "EXCEPTION SHARES" means shares held by any of the Company's Subsidiaries or by InterWest or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated under such statute.

         "EXCHANGE AGENT" has the meaning assigned to such term in Section 2.4.

         "EXCHANGE RATIO" has the meaning assigned to such term in Section
2.1(B).

         "FDIC" means the Federal Deposit Insurance Corporation.

         "FINANCIAL REPORTS" has the meaning assigned to such term in Section 4.1(H).

         "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System.

         "GAAP" means generally accepted accounting principles consistently applied.

         "HAZARDOUS MATERIAL" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, including any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

         "HOLDING COMPANY FINANCIAL REPORTS" has the meaning assigned to such term in Section 4.1(H).

         "INDEMNIFIED PARTY" has the meaning assigned to such term in Section 5.18(A).

         "INTERWEST" has the meaning assigned to such term in the first paragraph of this Plan.

         "INTERWEST COMMON STOCK" has the meaning assigned to such term in paragraph (C) of the Recitals.

         "INTERWEST OPTION" has the meaning assigned to such term in Section
2.8.

         "INTERWEST TRANSACTION" means (1) a merger, consolidation or similar transaction involving InterWest or any of its significant subsidiaries, (2) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of InterWest or any of its significant subsidiaries representing in either case 25% or more of the consolidated assets or deposits of InterWest and its subsidiaries, or (3) the issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing 25% or more of the voting power of InterWest or any of its significant subsidiaries other than the issuance of InterWest Common Stock upon the exercise of outstanding options or the conversion of outstanding convertible securities of InterWest.

         "LOAN/FIDUCIARY PROPERTY" means any property owned or controlled by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where the Company or any of its Subsidiaries constitutes the owner or operator of such property, but only with respect to such property.

         "MATERIAL ADVERSE EFFECT" means, with respect to any Party, an event, occurrence or circumstance (including (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate owned and taxes, and (ii) any breach of a representation or warranty contained in this Plan by such Party) that (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of such Party and its Subsidiaries, taken as a whole, or (b) would materially impair such Party's ability to perform its obligations under this Plan or the Stock Option Agreement or the consummation of any of the transactions contemplated by this Plan or the Stock Option Agreement.

         "MEETING" has the meaning assigned to such term in Section 5.2.

         "MERGER" has the meaning assigned to such term in Section 1.1(A).

         "MULTIEMPLOYER PLANS" has the meaning assigned to such term in
Section 4.l(Q)(2).

         "NASDAQ" means the National Association of Securities Dealers Automated Quotations system.

         "NONCOMPETITION AGREEMENT" means Exhibit F-2.

         "OPTION" has the meaning assigned to such term in the Stock Option Agreement.

         "OPTION SHARES" has the meaning assigned to such term in the Stock Option Agreement.

         "PACIFIC NORTHWEST BANK COMMON STOCK" has the meaning assigned to such term in paragraph (D) of the Recitals.

         "PARTICIPATION FACILITY" means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such facility.

         "PARTY" means a party to this Plan.

         "PENSION PLAN" has the meaning assigned to such term in Section 4.l(Q)(2).

         "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental body, or other entity.

         "PLAN" means this Agreement and Plan of Merger.

         "PREVIOUSLY DISCLOSED" with respect to information, means that the information is provided by a Party in a Schedule that is delivered contemporaneously with the execution of this Plan.

         "PRICING PERIOD" means the ten consecutive trading days beginning on and including the twentieth trading day immediately preceding the Effective Date.

         "PROXY STATEMENT" has the meaning assigned to such term in Section 5.2.

         "REGISTRATION STATEMENT" has the meaning assigned to such term in
Section 5.2.

         "REGULATORY AUTHORITIES" means federal or state governmental agencies, authorities or departments charged with the supervision and regulation of depository institutions or engaged in the insurance of deposits.

         "RCW" means the Revised Code of Washington, as amended.

         "RIGHTS" has the meaning assigned to such term in paragraph (G) of the Recitals.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated under such statute.

         "SEC" means the Securities and Exchange Commission.

         "STOCK OPTION AGREEMENT" has the meaning assigned to such term in paragraph (F) of the Recitals.

         "SUBSIDIARY" means, with respect to any entity, each partnership, limited liability company, or corporation the majority of the outstanding partnership interests, membership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned, directly or indirectly, at the time in question by such entity.

         "TAX RETURNS" has the meaning assigned to such term in Section 4.1(AA).

         "TAXES" means federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the respective Party or its Subsidiaries, together with any interest, additions, or penalties relating to such taxes and any interest charged on those additions or penalties.

         "TERMINATION DATE" has the meaning assigned to such term in Section
1.2.

         "THIRD PARTY" means a person within the meaning of Sections 3(a)(9) and 13(d)(3) of the Exchange Act, excluding (1) the Company or any Subsidiary of the Company, and (2) InterWest or any Subsidiary of InterWest.

         (B) GENERAL INTERPRETATION. Except as otherwise expressly provided in this Plan or unless the context clearly requires otherwise, the terms defined in this Plan include the plural as well as the singular; the words "hereof," "herein," "hereunder," "in this Plan" and other words of similar import refer to this Plan as a whole and not to any particular Article, Section or other subdivision; and references in this Plan to Articles, Sections, Schedules, and Exhibits refer to Articles and Sections of and Schedules and Exhibits to this Plan. Whenever the words "include," "includes," or "including" are used in this Plan, they shall be deemed to be followed by the words "without limitation." Unless otherwise stated, references to Subsections refer to the Subsections of the Section in which the reference appears. All pronouns used in this Plan include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Plan that are not expressly defined in this Plan have the respective meanings given to them in accordance with GAAP.

                              ARTICLE I. MERGER

         1.1 THE MERGER. Subject to the provisions of this Plan, on the Effective Date:

                  (A) THE CONTINUING CORPORATION. In accordance with the terms of RCW Ch. 23B.11, the Company shall merge into InterWest (the "Merger"), the separate existence of the Company shall cease and InterWest (the "Continuing Corporation") shall survive, and the name of the Continuing Corporation shall be "InterWest Bancorp, Inc."

                  (B) RIGHTS, ETC. Upon consummation of the Merger, the Continuing Corporation shall possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the merging corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in each of such corporations, shall not revert or be in any way impaired by reason of the Merger.

                  (C) LIABILITIES. The Continuing Corporation shall be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged.

                  (D) ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS; OFFICERS. The Articles of Incorporation and Bylaws of the Continuing Corporation shall be those of InterWest, as in effect immediately prior to the Merger becoming effective. The directors and officers of InterWest in office immediately prior to the Merger becoming effective shall be the directors and officers of the Continuing Corporation, who shall hold office until such time as their successors are elected and qualified.

                  (E) DISSENTING SHARES. Notwithstanding anything to the contrary in this Plan, each Dissenting Share whose holder, as of the Effective Date of the Merger, has not effectively withdrawn or lost his dissenters' rights under RCW 23B.13 (the "Appraisal Laws") shall not be converted into or represent a right to receive InterWest Common Stock, but the holder of such Dissenting Share shall be entitled only to such rights as are granted by the Appraisal Laws, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to payment under the Appraisal Laws, in which case each such share shall be deemed to have been converted at the Effective Date into the right to receive InterWest Common Stock without any interest thereon. Each holder of Dissenting Shares who becomes entitled to payment for his Company Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment for such Dissenting Shares from the Company (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Laws).

         1.2 EFFECTIVE DATE. Unless the Parties agree upon another date, the "Effective Date" will be the tenth business day after the fullfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) required by, Article VI. If the Merger is not consummated in accordance with this Plan on or prior to December 31, 1999 (the "Termination Date"), the Company or InterWest may terminate this Plan in accordance with Article VII. A business day is any day other than a Saturday, Sunday or legal holiday in the State of Washington. On the Effective Date, InterWest and the Company shall execute and deliver to the Secretary of State of the State of Washington articles of merger in accordance with applicable law.

                            ARTICLE II. CONSIDERATION

         2.1 CONSIDERATION. Subject to the provisions of this Plan, on the Effective Date:

                  (A) OUTSTANDING INTERWEST COMMON STOCK. The shares of InterWest Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, remain as issued and outstanding shares of InterWest Common Stock.

                  (B) OUTSTANDING COMPANY COMMON STOCK. Each share of Eligible Company Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger, automatically and without any action on the part of the holder of such share, become and be converted into the right to receive shares of InterWest Common Stock pursuant to the provisions of either
Section 2.1(C) or 2.1(D) (as adjusted, if applicable, pursuant to Section 2.5) (the "Exchange Ratio").

                  (C) EXCHANGE RATIO IF AVERAGE CLOSING PRICE BETWEEN $21.00 AND $25.00. If the Average Closing Price is equal to or greater than $21.00 but not more than $25.00, the Exchange Ratio will be determined as follows:

             AVERAGE CLOSING PRICE                        EXCHANGE RATIO
             ---------------------                        --------------
                $21.00 to $21.99                                .88

                $22.00 to $22.99                                .87

                $23.00 to $23.99                                .86

                $24.00 to $24.99                                .85

                      $25                                       .84

                  (D) EXCHANGE RATIO IF AVERAGE CLOSING PRICE EXCEEDS $25.00. If the Average Closing Price exceeds $25.00, the Exchange Ratio will be calculated according to the following formula:

              (TOTAL COMPANY COMMON STOCK SHARES OUTSTANDING) X 21
--------------------------------------------------------------------------------
    (Total Company Common Stock Shares Outstanding) x (Average Closing Price)

         2.2 SHAREHOLDER RIGHTS; STOCK TRANSFERS. On the Effective Date, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than to receive the consideration provided under this Article II. After the Effective Date, there shall be no transfers on the stock transfer books of the Company or the Continuing Corporation of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Date.

         2.3 FRACTIONAL SHARES. Notwithstanding any other provision of this Plan, no fractional shares of InterWest Common Stock and no certificates, scrip or other evidence of ownership of fractional shares will be issued in the Merger. InterWest shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the Average Closing Price.

         2.4 EXCHANGE PROCEDURES. As promptly as practicable after the Effective Date, InterWest shall send or cause to be sent to each former shareholder of the Company of record immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates for Company Common Stock for the consideration set forth in this Article II. The certificates representing the shares of InterWest Common Stock into which shares of such shareholder's Company Common Stock are converted on the Effective Date, any fractional share checks that such shareholder shall be entitled to receive, and any dividends paid on such shares of InterWest Common Stock for which the record date for determination of shareholders entitled to such dividends is on or after the Effective Date, will be delivered to such shareholder only upon delivery to InterWest's designee (the "Exchange Agent") of the certificates representing all of such shares of Company Common Stock (or indemnity satisfactory to InterWest and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145 of the Securities Act shall not be exchanged for certificates representing InterWest Common Stock until InterWest has received a written agreement from such person as specified in Section 5.10.

         2.5 EXCHANGE RATIO ADJUSTMENTS. If, before the Effective Date, InterWest changes the number of shares of InterWest Common Stock issued and outstanding as a result of a stock split, stock dividend, recapitalization or similar transaction, and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

         2.6 EXCEPTION SHARES. Each of the Exception Shares of Company Common Stock shall be canceled and retired upon consummation of the Merger, and no consideration shall be issued in exchange therefor.

         2.7 RESERVATION OF RIGHT TO REVISE TRANSACTION. In its sole discretion and at its sole expense, notwithstanding any other provision in this Plan to the contrary, InterWest may at any time change the method of effecting its acquisition of the Company and the Bank; PROVIDED, HOWEVER, that (A) no such change shall alter or change the amount or kind of consideration to be issued to holders of Company Common Stock as provided for in this Plan, (B) no such change shall adversely affect the tax treatment to the Company shareholders as a result of receiving such consideration, and (C) no delay caused by such a change shall be the basis upon which InterWest terminates this Plan pursuant to Section 7.1(C). If InterWest elects to change the method of acquisition, the Company and the Bank will cooperate with and assist InterWest and Pacific Northwest Bank with any necessary amendment to this Plan, and with the preparation and filing of such applications, documents, instruments and notices as may be necessary or desirable, in the opinion of counsel for InterWest, to obtain all necessary shareholder approvals and approvals of any regulatory agency, administrative body or other governmental entity. InterWest's authority under this section includes the right of InterWest, if it so elects, to merge the Bank into Pacific Northwest Bank on the Effective Date pursuant to the Merger Agreement attached to this Plan as EXHIBIT D.

         2.8 OPTIONS. On the Effective Date, by virtue of the Merger, and without any action on the part of any holder of an option, each option granted by the Company to purchase shares of Company Common Stock ("Company Option") that is then outstanding and unexercised shall be converted into and become an option to purchase InterWest Common Stock ("InterWest Option") on the same terms and conditions as are in effect with respect to the Company Option immediately prior to the Effective Date, except that (A) each such InterWest Option may be exercised solely for shares of InterWest Common Stock, (B) the number of shares of InterWest Common Stock subject to such InterWest Option shall be equal to the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Date multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (C) the per share exercise price under each such InterWest Option shall be adjusted by dividing the per share exercise price of the Company Option by the Exchange Ratio, and rounding up or down to the nearest cent. The number of shares of Company Common Stock that are issuable upon exercise of Options as of the date of this Plan are Previously Disclosed in SCHEDULE 2.8. Following the Effective Date, InterWest shall use all reasonable efforts to prepare and file with the SEC a registration statement on Form S-8 covering shares of InterWest Common Stock to be issued upon the exercise of stock options assumed by InterWest pursuant to this
Section 2.8.

                      ARTICLE III. ACTIONS PENDING CONSUMMATION

         Unless otherwise agreed to in writing by InterWest, each of the Company and the Bank shall conduct its and each of its Subsidiaries' business in the ordinary and usual course consistent with past practice and shall use all reasonable efforts to maintain and preserve its and each of its Subsidiaries' business organization, employees and advantageous business relationships and retain the services of its and each of its Subsidiaries' officers and key employees identified by Pacific Northwest Bank, and neither the Company nor the Bank, without the prior written consent of InterWest, will (or cause or allow any of its Subsidiaries to):

         3.1 CAPITAL STOCK. Except for or as otherwise expressly permitted by this Plan, the Stock Option Agreement, or Company Options, or as Previously Disclosed in SCHEDULE 4.1(C), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of the Company, the Bank or any of their Subsidiaries, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of Company Common Stock to become subject to grants of employee stock options, stock appreciation rights or similar stock-based employee compensation rights.

         3.2 DIVIDENDS, ETC. Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted in or contemplated by this Plan or the Stock Option Agreement, authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto.

         3.3 INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.

         3.4 LINE OF BUSINESS; OPERATING PROCEDURES; ETC. Except as may be directed by any regulatory agency, (A) change its lending, investment, liability management or other material banking policies in any material respect, except such changes as are in accordance and in an effort to comply with Section 5.11, or (B) commit to incur any further capital expenditures beyond those Previously Disclosed in SCHEDULE 3.4 other than in the ordinary course of business and not exceeding $10,000 individually or $35,000 in the aggregate.

         3.5 LIENS AND ENCUMBRANCES. Impose, or suffer the imposition, on any shares of stock of any of its Subsidiaries, any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist.

         3.6 COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as Previously Disclosed in SCHEDULE 3.6, enter into or amend any employment, severance or similar agreement (other than the Employment Agreement and the Noncompetition Agreement) or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, amend the terms of any Company Option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.

         3.7 BENEFIT PLANS. Except as Previously Disclosed in SCHEDULE 3.7, and except as expressly contemplated by the Employment Agreement, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

         3.8 CONTINUANCE OF BUSINESS. Dispose of or discontinue any portion of its assets, business or properties, that is material to the Company and its Subsidiaries taken as a whole, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity that is material to the Company and its Subsidiaries taken as a whole (except foreclosures or acquisitions by the Bank in its fiduciary capacity, in each case in the ordinary course of business consistent with past practice).

         3.9  AMENDMENTS.  Amend its articles of incorporation or bylaws.

         3.10 CLAIMS. Settle any claim, litigation, action or proceeding involving any liability for material money damages or restrictions upon the operations of the Company or any of its Subsidiaries.

         3.11 CONTRACTS. Except as previously disclosed on SCHEDULE 3.11, enter into, renew, terminate or make any change in any material contract, agreement or lease, except in the ordinary course of business consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on no more than 60 days prior written notice.

         3.12 LOANS. Extend credit or account for loans and leases other than in accordance with existing lending policies and accounting practices, except that the Bank shall not, without the prior consent of Pacific Northwest Bank's Chief Executive Officer or Chief Credit Officer, make any new loan or modify, restructure or renew any existing nonperforming loan (defined as on non-accrual status, or 90 days or more past due) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such Person (or which would be required to be aggregated for loans-to-one-borrower limitations), would be in excess of $175,000 for any new customer or $400,000 to any customer as of the date of this Plan, except that (i) single-family residential loans may be made in amounts that would not exceed applicable FHLMC and FNMA limits, and (ii) such limits shall not apply to SBA, FmHA, USDA Rural Development or other governmental or governmental agency guaranteed amounts.

         3.13 TRANSACTION EXPENSES. Incur expenses (other than printing and postage expenses) in connection with the transactions contemplated by this Plan that exceed $100,000 in the aggregate.

                   ARTICLE IV. REPRESENTATIONS AND WARRANTIES

         4.1 THE COMPANY AND BANK REPRESENTATIONS AND WARRANTIES. Each of the Company and the Bank hereby represents and warrants to InterWest and Pacific Northwest Bank as follows:

                  (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to the Company and its Subsidiaries are true and correct.

                  (B) ORGANIZATION, STANDING AND AUTHORITY. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of the Company and its Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. The Bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute, and its deposits are insured by the Bank Insurance Fund of the FDIC.

                  (C) SHARES. The outstanding shares of the Company and its Subsidiaries' capital stock are validly issued and outstanding, fully paid and nonassessable (except with respect to the assessability of Bank Common Stock under 12 U.S.C. Section 55), and subject to no preemptive rights. Except as Previously Disclosed in SCHEDULE 4.1(C) and paragraph (A) of the Recitals, and as provided under the Stock Option Agreement, there are no shares of capital stock or other equity securities of the Company or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

                  (D) THE COMPANY SUBSIDIARIES. The Company has Previously Disclosed in SCHEDULE 4.1(D) a list of all of its Subsidiaries. Each of its Subsidiaries that is a bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute. No equity securities of any of its Subsidiaries are or may become required to be issued (other than to the Company or one of its Subsidiaries) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise issue any shares of such Subsidiary's capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of the Company or its Subsidiaries, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each of its Subsidiaries held by the Company or one of its Subsidiaries are fully paid and nonassessable and are owned by the Company or one of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Each of its Subsidiaries is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it. Except as Previously Disclosed in SCHEDULE 4.1(D), it does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization. In the case of representations by the Company, the deposits of its Subsidiaries that are banks are insured by the Bank Insurance Fund of the FDIC.

                  (E) CORPORATE POWER. Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

                  (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its shareholders referred to in Section 6.1, this Plan and the Stock Option Agreement have been authorized by all necessary corporate action of the Company and each of its Subsidiaries that is a Party, and each such agreement is a valid and binding agreement of the Company and such Subsidiaries, enforceable against the Company and such Subsidiaries in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (G) NO DEFAULTS. Subject to the approval by its shareholders referred to in Section 6.1, the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in SCHEDULE 4.1(G), the execution, delivery and performance of this Plan and the Stock Option Agreement and the consummation by the Company and each of its Subsidiaries that is a Party to the transactions contemplated by this Plan and the Stock Option Agreement do not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or of any of its Subsidiaries or to which the Company or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it, (2) constitute a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of it or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it.

                  (H) FINANCIAL REPORTS. Except as Previously Disclosed in
SCHEDULE 4.1(H), (1) as to the Company, its audited consolidated balance sheet as of December 31, 1998 and the related consolidated statement of income, consolidated statement of changes in shareholders' equity and consolidated statement of cash flows for the fiscal year ended December 31, 1998 (collectively, the "Holding Company Financial Reports"), and (2) as to each of the Company's Subsidiaries that is a bank, its call report for the fiscal year ended December 31, 1998, and all other financial reports filed or to be filed subsequent to December 31, 1998, in the form filed with the FDIC and the Office of the Comptroller of the Currency (in each case, the "Bank Financial Reports" and together with the Holding Company Financial Reports, the "Financial Reports") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the Bank Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case for the Holding Company Financial Reports in accordance with GAAP during the periods involved, and in each case for the Bank Financial Reports in accordance with regulatory accounting principles during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

                  (I) ABSENCE OF UNDISCLOSED LIABILITIES. Except as Previously Disclosed on Schedule 4.1(I), neither the Company nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected in its Holding Company Financial Reports prior to the date of this Plan, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 1998. Except as Previously Disclosed on SCHEDULE 4.1(I), since December 31, 1998, neither the Company nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

                  (J) NO EVENTS. Except as Previously Disclosed on SCHEDULE 4.1(J), since December 31, 1998, no event has occurred that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

                  (K) PROPERTIES. Except as reserved against in its Holding Company Financial Reports, the Company and each of its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the properties and assets, tangible and intangible, reflected in its Holding Company Financial Reports as being owned by the Company or its Subsidiaries as of the dates thereof other than those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it, except those sold or otherwise disposed of in the ordinary course of business. All buildings and all material fixtures, equipment, and other property and assets that are held under leases or subleases by the Company or any of its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it.

                  (L) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in SCHEDULE 4.1(L), no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or any of its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in SCHEDULE 4.1(L), neither the Company nor any of its Subsidiaries or any of its or their material properties or their officers, directors or, to the best of its knowledge, Control persons, is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither the Company nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

                  (M) COMPLIANCE WITH LAWS. Except as Previously Disclosed in
SCHEDULE 4.1(M), each of the Company and its Subsidiaries:

                           (1)      has all permits,  licenses,
authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses presently conducted and that are material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its best knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

                           (2)      has received no notification or
communication from any Regulatory Authority or the staff thereof (a) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, (b) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, or (c) requiring any of the Company or its Subsidiaries (or any of its or their officers, directors or Control persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);

                           (3) is not required to give prior notice to any
federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive;

                           (4) is in compliance in all material respects with
all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act; and

                           (5) has adopted and is implementing a program to
address any problems associated with the capacity and capability of the computer software, hardware, code and programs utilized by the Company, its Subsidiaries and their vendors to properly process transactions after December 31, 1999.

                  (N) MATERIAL CONTRACTS. Except as Previously Disclosed in
SCHEDULE 4.1(N), none of the Company or its Subsidiaries, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, any material contract or agreement or amendment thereto. Neither the Company nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected or under which it or any of its respective assets, business or operations receives benefits, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as Previously Disclosed in SCHEDULE 4.1(N), neither the Company nor any of its Subsidiaries is subject to or bound by any contract containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or that involve any restriction of geographical area in which, or method by which, the Company or any of its Subsidiaries may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

                  (O) REPORTS. Since January 1, 1993, each of the Company and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the Office of the Comptroller of the Currency, (2) the FDIC,
(3) the Federal Reserve Board, and (4) any other Regulatory Authorities having jurisdiction with respect to the Company and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (P) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated by this Plan have been carried on by it directly with the other Parties and no action has been taken by it that would give rise to any valid claim against any Party for a brokerage commission, finder's fee or other like payment.

                  (Q)      EMPLOYEE BENEFIT PLANS.

                           (1)     SCHEDULE 4.1(Q)(1) contains a  complete
list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by the Company or any of its Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans of the Company and its Subsidiaries, including any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, have been supplied to the other Parties.

                           (2) All "employee benefit plans" within the
meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of the Company and its Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in SCHEDULE 4.1(Q)(2) each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (as amended, the "Code") has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

                         (3)     No liability under Subtitle C or D of Title
IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

                         (4)     All contributions required to be made under
the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency"(whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                         (5)     Under each Pension Plan which is a
single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

                         (6)     Neither the Company nor any of its
Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in SCHEDULE 4.1(Q)(6). There are no restrictions on the rights of the Company or any of its Subsidiaries to amend or terminate any such plan without incurring any liability thereunder.

                         (7)     Except as Previously Disclosed in SCHEDULE
4.L(Q)(7) and except as expressly contemplated by the Employment Agreement and the Noncompetition Agreement, neither the execution and delivery of this Plan nor the consummation of the transactions contemplated by this Plan will
(a) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from the Company or any of its Subsidiaries, (b) increase any benefits otherwise payable under any Compensation and Benefit Plan, or
(c) result in any acceleration of the time of payment or vesting of any such benefit.

                  (R) NO KNOWLEDGE. The Company and its Subsidiaries know of no reason why the regulatory approvals referred to in Section 6.1 should not be obtained.

                  (S) LABOR AGREEMENTS. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations
Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its or any of the Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                  (T) ASSET CLASSIFICATION. The Company and its Subsidiaries have Previously Disclosed in SCHEDULE 4.1(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of the Company and its Subsidiaries that have been classified by it as of December 31, 1998 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of December 31, 1998 by any regulatory examiner as "Other Loans Specially Mentioned," "Substandard," "Doubtful" "Loss," or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by the Company or any Subsidiary prior to December 31, 1998.

                (U) ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the consolidated balance sheets in the December 31, 1998 Holding Company Financial Reports of the Company was, and the allowance for possible loan losses to be shown on subsequent Holding Company Financial Reports of the Company was and will be, adequate in the opinion of the Board of Directors of the Company to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.

                (V) INSURANCE. Each of the Company and its Subsidiaries has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are known to the Company, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries. Set forth in
SCHEDULE 4.1(V) is a list of all insurance policies maintained by or for the benefit of the Company or its Subsidiaries or their respective directors, officers, employees or agents.

                  (W) AFFILIATES. Except as Previously Disclosed in SCHEDULE 4.1(W), to the best of the Company's knowledge, there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of the Company as that term is used in Rule 145 under the Securities Act.

                  (X) STATE TAKEOVER LAWS, ARTICLES OF INCORPORATION. The Company and its Subsidiaries have taken all necessary action to exempt this Plan and the Stock Option Agreement and the transactions contemplated by this Plan and the Stock Option Agreement from, and this Plan and the Stock Option Agreement and such transactions are exempt from (1) any applicable state takeover laws, including, but not limited to, RCW Ch. 23B.19, as amended, and
(2) any takeover-related provisions of the Company's and its Subsidiaries' articles of incorporation.

                  (Y) NO FURTHER ACTION. The Company and its Subsidiaries have taken all action so that the entering into of this Plan and the Stock Option Agreement and the consummation of the transactions contemplated by this Plan and the Stock Option Agreement (including the Merger and the exercise of the Option) or any other action or combination of actions, or any other transactions, contemplated by this Plan and the Stock Option Agreement do not and will not (1) require a vote of shareholders (other than as set forth in Section 6.1), or (2) result in the grant of any rights to any Person under the articles of incorporation, charter or bylaws of the Company or any of its Subsidiaries or under any agreement to which the Company or any such Subsidiaries is a party, or (iii) restrict or impair in any way the ability of the other Parties to exercise the rights granted under this Plan or the Stock Option Agreement.

                  (Z)      ENVIRONMENTAL MATTERS.

                           (1)      To the Company's knowledge, it and each
of its Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties are, and have been, in compliance with all Environmental Laws, except for instances of noncompliance that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or its Subsidiaries.

                           (2)      There is no proceeding pending or, to the
Company's knowledge, threatened before any court, governmental agency or board or other forum in which the Company or any of its Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or its Subsidiaries or have been Previously Disclosed in SCHEDULE 4.1(Z)(2).

                           (3)      There is no proceeding or, to the
Company's knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or the Company or any of its Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or
(b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or have been Previously Disclosed in SCHEDULE 4.1(Z)(3).

                           (4)      To the Company's knowledge, there is no
reasonable basis for any proceeding of a type described in subparagraph (2) or (3) of this paragraph (Z), except as has been Previously Disclosed in
SCHEDULE 4.1(Z)(4).

                           (5)      To the Company's knowledge, during the
period of (a) ownership or operation by the Company or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by the Company or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by the Company or any of its Subsidiaries, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or its Subsidiaries or have been Previously Disclosed in SCHEDULE 4.1(Z)(5).

                           (6)      To the Company's knowledge, prior to the
period of (a) ownership or operation by the Company or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by the Company or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by the Company or any of its Subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan) Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or its Subsidiaries or have been Previously Disclosed in SCHEDULE 4.1(Z)(6).

                  (AA) TAX REPORTS. Except as Previously Disclosed in
SCHEDULE 4.1(AA), (1) all reports and returns with respect to Taxes that are required to be filed by or with respect to the Company or its Subsidiaries, including consolidated federal income tax returns of the Company and its Subsidiaries (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, and such Tax Returns were true, complete and accurate in all material respects,
(2) all Taxes shown to be due on the Tax Returns have been paid in full, (3) the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on the Company or its Subsidiaries, except as reserved against in the Holding Company Financial Reports of the Company, and (6) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of the Company or its Subsidiaries.

                  (BB) ACCURACY OF INFORMATION. The statements with respect to the Company and its Subsidiaries contained in this Plan, the Exhibits and Schedules, and such other written documents executed and delivered by or on behalf of the Company or the Bank pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                  (CC) DERIVATIVES CONTRACTS. None of the Company or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in
SCHEDULE 4.1(CC). SCHEDULE 4.1(CC) includes a list of any assets of the Company or its Subsidiaries that are pledged as security for each such Derivatives Contract.

                  (DD) ACCOUNTING CONTROLS. Each of the Company and its Subsidiaries has devised and maintained systems of internal controls sufficient to provide reasonable assurances that (1) all material transactions are executed in accordance with management's general or specific authorization, (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (3) access to the material property and assets of the Company and its Subsidiaries is permitted only in accordance with management's general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

                  (EE) COMMITMENTS AND CONTRACTS. Neither the Company nor any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

                           (1)      except as Previously Disclosed in
SCHEDULE 4.1(EE)(1), any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee (other than those which are terminable at will by the Company or any such Subsidiary without any obligation on the part of the Company or any such Subsidiary to make any payment in connection with such termination);

                           (2)      except as  Previously  Disclosed in
SCHEDULE 4.1(EE)(2), any real or personal property lease with annual rental payments aggregating $10,000 or more; or

                           (3)      except as Previously  Disclosed in
SCHEDULE  4.1(EE)(3),  any material contract with any affiliate.

                  (FF) OPTION SHARES. The Option Shares, when issued upon exercise of the Option, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

                  4.2 INTERWEST AND PACIFIC NORTHWEST BANK REPRESENTATIONS AND WARRANTIES. Each of InterWest and Pacific Northwest Bank hereby represents and warrants to the Company and the Bank as follows:

                  (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to InterWest and Pacific Northwest Bank are true and correct.

                  (B) ORGANIZATION, STANDING AND AUTHORITY. Each of InterWest and Pacific Northwest Bank is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of InterWest and its Subsidiaries has in effect all federal state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on InterWest.

                  (C) SHARES. The outstanding shares of InterWest's capital stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as Previously Disclosed in SCHEDULE 4.2(C), there are no shares of capital stock or other equity securities of it or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

                  (D) CORPORATE POWER. Each of InterWest and Pacific Northwest Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

                  (E) CORPORATE AUTHORITY. This Plan and the Stock Option Agreement have been authorized by all necessary corporate action of InterWest and Pacific Northwest Bank and each such agreement is a valid and binding agreement of InterWest and Pacific Northwest Bank, enforceable against InterWest and Pacific Northwest Bank in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (F) NO DEFAULTS. Subject to receipt of the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in SCHEDULE 4.2(F), the execution, delivery and performance of this Plan and the consummation by InterWest and each of its Subsidiaries that is a Party of the transactions contemplated by this Plan does not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of InterWest or of any of its Subsidiaries or to which InterWest or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on InterWest, (2) constitute a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of its or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on InterWest.

                  (G) FINANCIAL REPORTS. Except as Previously Disclosed in
SCHEDULE 4.2(G), in the case of InterWest, its Annual Report on Form 10-K for the fiscal year ended September 30, 1998, and all other documents filed or to be filed subsequent to September 30, 1998 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "InterWest Financial Reports"), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the InterWest Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the InterWest Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders, equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

                  (H) NO EVENTS. Except as Previously Disclosed on SCHEDULE 4.2(H), since September 30, 1998, no event has occurred which is reasonably likely to have a Material Adverse Effect on it.

                  (I) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in SCHEDULE 4.2(I) no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on InterWest or its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in SCHEDULE 4.2(I), neither InterWest nor any of its Subsidiaries or any of its or their material properties or their officers, directors or, to the best of its knowledge, Control persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither InterWest nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

                  (J) REPORTS. Since September 30, 1995, each of InterWest and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the FDIC, (2) the Department of Financial Institutions of the State of Washington, (3) the Federal Reserve Board, (4) the SEC, and (5) any other Regulatory Authorities having jurisdiction with respect to InterWest and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (K) ACCURACY OF INFORMATION. The statements with respect to InterWest and its Subsidiaries contained in this Plan, the Exhibits and Schedules, and such other written documents executed and delivered by or on behalf of InterWest or Pacific Northwest Bank pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                  (L) DERIVATIVES CONTRACTS. None of InterWest or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in
SCHEDULE 4.2(L). SCHEDULE 4.2(L) includes a list of any assets of InterWest or its Subsidiaries that are pledged as security for each such Derivatives Contract.

                  (M) ABSENCE OF UNDISCLOSED LIABILITIES. Neither InterWest nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected the InterWest Financial Reports prior to the date of this Plan, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since September 30, 1998. Since September 30, 1998, neither InterWest nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

                  (N) NO KNOWLEDGE. InterWest and its Subsidiaries know of no reason why the regulatory approvals referred to in Section 6.1 should not be obtained.

         4.3      EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES.

                  (A) DISCLOSURE OF EXCEPTIONS. Each exception set forth in a
Schedule is disclosed only for the purposes of the representations and warranties referenced in that exception; but the following conditions apply:

                  (1) no exception is required to be set forth in a Schedule if its absence would not result in the related representation or warranty being found untrue or incorrect under the standard established by Section 4.3(B); and

                  (2) the mere inclusion of an exception in a Schedule is not an admission by a party that such exception represents a material fact, material set of facts, or material event or would result in a Material Adverse Effect with respect to that party.

                  (B) NATURE OF EXCEPTIONS. No representation or warranty contained in Section 4.1 or 4.2 will be found untrue or incorrect, and no party to this Plan will have breached a representation or warranty due to the following: (1) the existence of any fact, set of facts, or event, if the fact or event individually or taken together with other facts or events would not, or in the case of Section 4.1(L) or 4.2(I), is not reasonably likely to, have a Material Adverse Effect with respect to such Party.

                             ARTICLE V. COVENANTS

         Each of the Company and the Bank hereby covenants to InterWest and Pacific Northwest Bank, and each of InterWest and Pacific Northwest Bank hereby covenants to the Company and the Bank, that:

         5.1 BEST EFFORTS. Subject to the terms and conditions of this Plan and, in the case of the Company and the Bank, to the exercise by their respective Boards of Directors of such Boards' fiduciary duties, each party shall use all reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger by October 31, 1999, and to otherwise enable consummation of the transactions contemplated by this Plan and the Stock Option Agreement, and shall cooperate fully with the other Parties to that end (it being understood that any amendments to the Registration Statement or a resolicitation of proxies as a consequence of an InterWest Transaction shall not violate this covenant).

         5.2 THE PROXY. In the case of the Company: it shall promptly assist InterWest in the preparation of a proxy statement (the "Proxy Statement") to be mailed to the holders of the Company Common Stock in connection with the transactions contemplated by this Plan and to be filed by InterWest in a registration statement (the "Registration Statement") with the SEC as provided in Section 5.8, which shall conform to all applicable legal requirements, and it shall call a special meeting (the "Meeting") of the holders of Company Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated by this Plan and the Company shall use all reasonable efforts to solicit and obtain votes of the holders of Company Common Stock in favor of the transactions contemplated by this Plan and, subject to the exercise of its fiduciary duties, the Board of Directors of the Company shall recommend approval of such transactions by such holders.

         5.3 REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement, and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of the Company relating to the Company or its Subsidiaries and by or on behalf of InterWest relating to InterWest or its Subsidiaries, (A) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; PROVIDED, HOWEVER, in no event shall any Party be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another Party furnished by or on behalf of such other Party specifically for use in the Registration Statement.

         5.4 REGISTRATION STATEMENT EFFECTIVENESS. In the case of InterWest: it will advise the Company, promptly after InterWest receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the InterWest Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         5.5 PRESS RELEASES. The Company and the Bank will not, without the prior approval of InterWest, and InterWest and Pacific Northwest Bank will not, without the prior approval of the Company, issue any press release or written statement for general circulation relating to the transactions contemplated by this Plan, except as otherwise required by law.

         5.6      ACCESS; INFORMATION.

                  (A) Upon reasonable notice, the Company and the Bank shall afford InterWest and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours at reasonable intervals throughout the period up to the Effective Date, to all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries. During such period, the Company and the Bank shall furnish promptly (and cause its accountants and other agents to furnish promptly) to InterWest (1) a copy of each material report, schedule and other document filed by the Company and its Subsidiaries with any Regulatory Authority, and (2) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as InterWest may reasonably request, provided that no investigation pursuant to this Section 5.6 shall affect or be deemed to modify or waive any representation or warranty made by the Company or the Bank in this Plan or the conditions to the obligations of the Company and the Bank to consummate the transactions contemplated by this Plan. InterWest and its representatives will use all reasonable efforts not to disrupt the business of the Company or the Bank during the course of their investigations under this Section.

                  (B) Upon reasonable notice, InterWest shall afford the Company and its officers, employees, counsel, accountants and other authorized representatives, such access to the regulatory examination reports, articles of incorporation and bylaws of InterWest and its Subsidiaries and such other properties, books, contracts, commitments and records as the Company may reasonably request, consistent with InterWest's past practice in other merger transactions. No investigation pursuant to this

Section 5.6 shall affect or be deemed to modify or waive any representation or warranty made by InterWest or Pacific Northwest Bank in this Plan or the conditions to the obligations of InterWest and Pacific Northwest Bank to consummate the transactions contemplated by this Plan.

                  (C) No Party shall use any information obtained pursuant to this Section 5.6 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all confidential information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.6) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by such Party or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed, and in the event of the termination of this Plan, each Party will, upon request by the other Parties, deliver all documents so obtained or destroy such documents and, in the case of destruction, will certify such fact to the requesting Party.

         5.7 ACQUISITION PROPOSALS. Without the prior written consent of InterWest, the Company: (a) shall not, and it shall cause its Subsidiaries not to, solicit, initiate or encourage inquiries or proposals with respect to, or, except to the extent that the Board of Directors of the Company determines in its good faith judgment after receipt of advice of counsel that such response is reasonably required in order to discharge its fiduciary duties, furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, the Company or any of its Subsidiaries or any merger or other business combination with the Company or any of its Subsidiaries other than as contemplated by this Plan; (b) shall instruct its and its Subsidiaries' officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing; and (c) shall notify InterWest immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, the Company or any of its Subsidiaries.

         5.8 REGISTRATION STATEMENT PREPARATION; REGULATORY APPLICATIONS PREPARATION. In the case of InterWest: InterWest shall, as promptly as practicable following the date of this Plan, prepare and file the Registration Statement with the SEC with respect to the shares of InterWest Common Stock to be issued to the holders of Company Common Stock pursuant to this Plan, and InterWest shall use all reasonable efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof. InterWest shall, as promptly as practicable following the date of this Plan, prepare and file all necessary notices or applications with Regulatory Authorities having jurisdiction with respect to the transactions contemplated by this Plan.

         5.9 BLUE-SKY FILINGS. In the case of InterWest: InterWest shall use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, any necessary state securities laws or "blue sky" permits and approvals, provided that InterWest shall not be required by virtue thereof to submit to general jurisdiction in any state.

         5.10 AFFILIATE AGREEMENTS. InterWest and the Company will use all reasonable efforts to induce each person who may be deemed to be an "affiliate" of, respectively, InterWest or the Company for purposes of Rule 145 under the Securities Act, to execute and deliver to InterWest on or before the mailing of the Proxy Statement for the Meeting, an agreement in the form attached hereto as EXHIBIT E for "affiliates" of the Company, restricting the disposition of such affiliate's shares of Company Common Stock and the shares of InterWest Common Stock to be received by such person in exchange for such person's shares of Company Common Stock. InterWest agrees to use all reasonable efforts to maintain the availability of Rule 145 for use by such "affiliates".

         5.11 CERTAIN POLICIES OF THE COMPANY AND BANK. In the case of each of the Company and the Bank: Each shall, at InterWest's request, modify and change its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves), and generally conform its operating, lending and compliance policies and procedures, immediately prior to the Effective Date so as to be consistent on a basis satisfactory to InterWest; PROVIDED, HOWEVER, that prior to any such modification or change, InterWest shall certify that the conditions to the obligation of InterWest under Section 6.1 and 6.2 to consummate the transactions contemplated by this Plan, other than the condition set forth in Section 6.1(G), have been satisfied or waived. The Company's and the Bank's representations, warranties, covenants and conditions contained in this Plan shall not be deemed to be untrue, breached or unsatisfied in any respect for any purpose as a consequence of any modifications or changes undertaken pursuant to this Section 5.11.

         5.12 STATE TAKEOVER LAW. In the case of the Company: The Company shall not take any action that would cause the transactions contemplated by this Plan or the Stock Option Agreement to be subject to any applicable state takeover statute, and the Company shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan and the Stock Option Agreement from, or, if necessary, challenge the validity or applicability of, any applicable state takeover law.

         5.13 NO RIGHTS TRIGGERED. In the case of the Company: Except for those consents of Third Parties Previously Disclosed on SCHEDULE 4.1(G), the Company shall take all necessary steps to ensure that the entering into of this Plan and the Stock Option Agreement and the consummation of the transactions contemplated by this Plan and the Stock Option Agreement (including the Merger) and any other action or combination of actions, or any other transactions contemplated by this Plan, do not and will not (A) result in the grant of any rights to any Person under the articles of incorporation or bylaws of the Company or under any agreement to which the Company or any of its Subsidiaries is a party, or (B) restrict or impair in any way the ability of InterWest or Pacific Northwest Bank to exercise the rights granted under this Plan or the Stock Option Agreement.

         5.14 SHARES LISTED. In the case of InterWest: InterWest shall use all reasonable efforts to cause to be listed, prior to the Effective Date, on the NASDAQ National Market upon official notice of issuance the shares of InterWest Common Stock to be issued to the holders of Company Common Stock.

         5.15 REGULATORY APPLICATIONS. In the case of each of InterWest and Pacific Northwest Bank, each shall (A) promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Merger, and (B) promptly make all other appropriate filings to secure all other approvals, consents and rulings that are necessary for the consummation of the Merger by InterWest.

         5.16 REGULATORY DIVESTITURES. In the case of the Company: No later than the Effective Date, the Company shall cease engaging in such activities as InterWest shall advise the Company in writing are not permitted to be engaged in by InterWest under applicable law following the Effective Date and, to the extent required by any Regulatory Authority as a condition of approval of the transactions contemplated by this Plan, the Company shall divest any Subsidiary engaged in activities or holding assets that are impermissible for InterWest or Pacific Northwest Bank, on terms and conditions agreed to by InterWest; PROVIDED, HOWEVER, that prior to taking such action, InterWest shall certify that the conditions to the obligations of InterWest under Sections 6.1 and 6.2 to consummate the transactions contemplated by this Plan, other than the condition set forth in Section 6.2(F), have been satisfied or waived.

         5.17     CURRENT INFORMATION.

                  (A) During the period from the date of this Plan to the Effective Date, each of the Company and InterWest shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.

                  (B) Each of the Company and InterWest shall promptly notify the other of (1) any material change in the business or operations of it or its Subsidiaries, (2) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to it or its Subsidiaries, (3) the initiation or threat of material litigation involving or relating to it or its Subsidiaries, or (4) any event or condition that might reasonably be expected to cause any of its representations or warranties set forth in this Plan not to be true and correct in all material respects as of the Effective Date or prevent it or its Subsidiaries from fulfilling its or their obligations under this Plan.

         5.18     INDEMNIFICATION.

                  (A) For a period of six years from and after the Effective Date, InterWest shall indemnify, defend and hold harmless the present and former directors, officers and employees of the Company and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and arising out of matters existing or occurring at or prior to the Effective Date (including the transactions contemplated by this Plan and the Stock Option Agreement), whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent that the Company would have been permitted under Washington law and its articles of incorporation or bylaws in effect on the date of this Plan to indemnify such person (and InterWest will also advance expenses as incurred to the fullest extent permitted under applicable law so long as the person to whom expenses are advanced provides an undertaking to repay such advances within a reasonable period of time if it is ultimately determined that applicable law does not allow for such indemnification).

                  (B) Any Indemnified Party wishing to claim indemnification under paragraph (A) of this Section 5.18, upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify InterWest thereof, PROVIDED, HOWEVER, that the failure so to notify shall not affect the obligations of InterWest under paragraph (A) of this Section 5.18 (unless such failure materially and adversely increases InterWest's liability under such paragraph (A)). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date), (1) InterWest shall have the right to assume the defense thereof and InterWest shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; PROVIDED, HOWEVER, that InterWest shall be obligated pursuant to this paragraph (B) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction for any single action, suit or proceeding, (2) the Indemnified Parties will cooperate in the defense of any such matter, and (3) InterWest shall not be liable for any settlement effected without its prior written consent.

                  (C) If InterWest or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of InterWest shall assume the obligations set forth in this Section 5.18.

                  (D) InterWest shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.18. The rights of each Indemnified Party under this Section 5.18 shall be in addition to any other rights such Indemnified Party may have under the articles of incorporation or bylaws of the Company or under applicable Washington law.

                  5.19 POST-MERGER ACTIONS. Following the Merger, neither InterWest nor any of its affiliates shall take any action that will adversely affect the federal income tax treatment of the Merger to the shareholders of the Company, including failing to continue at least one historic business line of the Company or to use at least a significant portion of the Company's historic assets in a business, in each case with in the meaning of Treas. Reg. Section 1.368-1(d).

            ARTICLE VI. CONDITIONS TO CONSUMMATION OF THE MERGER

                  6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the transactions contemplated by this Plan are subject to the written waiver by such Party or the fulfillment on or prior to the Effective Date of each of the following conditions:

                  (A) SHAREHOLDER VOTE. This Plan shall have been duly approved by the requisite vote of the Company's shareholders under applicable law and the articles of incorporation and bylaws of the Company.

                  (B) REGULATORY APPROVALS. The Parties shall have procured all necessary regulatory consents and approvals by the appropriate Regulatory Authorities, and any waiting periods relating thereto shall have expired; PROVIDED, HOWEVER, that no such approval or consent shall have imposed any condition or requirement not normally imposed in such transactions that, in the opinion of InterWest, would deprive InterWest of the material economic or business benefits of the transactions contemplated by this Plan.

                  (C) NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated by this Plan.

                  (D) EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

                  (E) BLUE-SKY PERMITS. InterWest shall have received all state securities laws and "blue sky" permits necessary to consummate the Merger.

                  (F) TAX OPINION. InterWest and the Company shall have received an opinion from Graham & Dunn, P.C. to the effect that (1) the Merger constitutes a reorganization under Section 368 of the Code, and (2) no gain or loss will be recognized by shareholders of the Company who receive shares of InterWest Common Stock in exchange for their shares of the Company Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests, and, in rendering their opinion, Graham & Dunn may require and rely upon representations contained in CERTIFICATES of officers of InterWest, the Company and others.

                  (G) NASDAQ LISTING. The shares of InterWest Common Stock to be issued pursuant to this Plan shall have been approved for listing on the NASDAQ National Market subject only to official notice of issuance.

                  (H) EMPLOYMENT CONTRACT. The Employment Agreement attached as EXHIBIT F-1 shall have been duly executed and delivered by all parties to such Employment Agreement.

                  (I) NONCOMPETITION CONTRACT. The Noncompetition and Severance Agreement attached as EXHIBIT F-2 shall have been duly executed and delivered by all parties to such agreement.

                  6.2 CONDITIONS TO OBLIGATIONS OF INTERWEST. The obligations of InterWest and Pacific Northwest Bank to consummate the transactions contemplated by this Plan also are subject to the written waiver by InterWest or the fulfillment on or prior to the Effective Date of each of the following conditions:

                  (A) LEGAL OPINION. InterWest shall have received an opinion, dated the Effective Date, of Davis Wright Tremaine LLP, counsel for the Company and the Bank, in the form of EXHIBIT G.

                  (B) OFFICERS' CERTIFICATE. (1) Each of the representations and warranties contained in this Plan of the Company and the Bank shall be true and correct in all material respects (except the representations and warranties in Section 4.1(C) and those representations and warranties that are qualified by reference to "Material Adverse Effect" or any other materiality caveat, which shall be true and correct in all respects) as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date and except as otherwise provided in Section 5.11, and (2) each and all of the agreements and covenants of the Company and the Bank to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and InterWest and Pacific Northwest Bank shall have received a certificate signed by the chief executive officers, chief financial officers, and chief lending officers of the Company and the Bank dated the Effective Date, to such effect.

                  (C) RECEIPT OF AFFILIATE AGREEMENTS. InterWest shall have received from each affiliate of the Company the agreement referred to in
Section 5.10.

                  (D) ADVERSE CHANGE. During the period from December 31, 1998 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of the Company or the Bank, nor shall the Company or the Bank have sustained any loss or damage to its properties, whether or not insured, that materially affects its ability to conduct its business; and InterWest shall have received a certificate dated the Effective Date signed by the Chief Executive Officers of the Company and the Bank to such effect.

                  (E) DISSENTERS' RIGHTS. The number of shares of Company Common Stock for which cash is to be paid because dissenters' rights of appraisal under the Appraisal Laws shall have been effectively preserved as of the Effective Date or because of the payment of cash in lieu of fractional shares of InterWest Common Stock shall not exceed in the aggregate 10% of the outstanding shares of Company Common Stock.

                  (F) CAPITAL. The Company's Capital shall not be less than $5 million (not including capital contributions upon exercise of outstanding Company Options and net of transaction expenses) on the Effective Date.

                  (G) ALLOWANCE FOR LOAN AND LEASE LOSSES. The Bank's allowance for possible loan and lease losses shall not be less than 1.25% of the Bank's total outstanding loans and leases and will be adequate to absorb the Bank's anticipated loan and lease losses.

         6.3 CONDITIONS TO OBLIGATIONS OF COMPANY AND BANK. The obligations of the Company and the Bank to consummate the transactions contemplated by this Plan also are subject to the written waiver by the Company and the Bank or the fulfillment on or prior to the Effective Date of each of the following conditions:

                  (A) LEGAL OPINION. The Company and the Bank shall have received an opinion, dated the Effective Date, of Graham & Dunn, P.C., special counsel for InterWest, in the form of EXHIBIT H.

                  (B) OFFICER'S CERTIFICATE. (1) Each of the representations and warranties of InterWest and Pacific Northwest Bank contained in this Plan shall be true and correct in all material respects (except the representations and warranties in Section 4.2(C) and those representations and warranties that are qualified by reference to "Material Adverse Effect" or any other materiality caveat, which shall be true and correct in all respects) as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date, and (2) each and all of the agreements and covenants of InterWest and Pacific Northwest Bank to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and the Company and the Bank shall have received a certificate signed by an executive officer of each of InterWest and Pacific Northwest Bank dated the Effective Date, to such effect.

                  (C) ADVERSE CHANGE. During the period from September 30, 1998 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of InterWest and Pacific Northwest Bank nor shall InterWest or Pacific Northwest Bank have sustained any loss or damage to its properties, whether or not insured, that materially affects its ability to conduct its business; and the Company shall have received a certificate dated the Effective Date signed by the Chief Executive Officers of InterWest and Pacific Northwest Bank to such effect.

                          ARTICLE VII. TERMINATION

         7.1 GROUNDS FOR TERMINATION. This Plan may be terminated prior to the Effective Date, either before or after receipt of required shareholder approvals:

                  (A) MUTUAL CONSENT. By the mutual consent of InterWest and the Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire board.

                  (B) BREACH. By InterWest or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (A) a material breach by the other party of any representation or warranty contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or (B) a material breach by the other party of any of the covenants or agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

                  (C) DELAY. By InterWest or the Company, if its Board of Directors so determines by vote of a majority of the members of the entire Board, in the event that the Merger is not consummated by December 31, 1999; PROVIDED, HOWEVER, that a Party that is in material breach of any of the provisions of this Plan shall not be entitled to terminate the Plan pursuant to this Section 7.1(C).

                  (D) NO SHAREHOLDER APPROVAL. By InterWest or the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that the shareholder approval contemplated by
Section 6.1 is not obtained at the Meeting, including any adjournment or adjournments thereof.

                  (E) AVERAGE CLOSING PRICE BETWEEN $16.01 AND $20.99. By the Company, within five business days after the end of the Pricing Period, if (1) the Average Closing Price is greater than $16.00 but less than $21.00, and (2) InterWest, in its sole discretion, does not elect (by written notice delivered to the Company within 2 business days of the end of the Pricing Period) to adjust the Exchange Ratio (rounded to two decimals) so that the Average Closing Price multiplied by the Exchange Ratio equals $18.48.

                  (F) AVERAGE CLOSING PRICE $16.00 OR LESS. By the Company, within five business days after the end of the Pricing Period, if the Average Closing Price is $16.00 or less.

         7.2      CONSEQUENCES OF TERMINATION.

                  (A) GENERAL CONSEQUENCES. Subject to subsections (B) and (C) of this Section 7.2, in the event of the termination or abandonment of this Plan pursuant to the provisions of Section 7.1, this Plan shall become void and have no force or effect, without any liability on the part of the Parties or any of their respective directors or officers or shareholders with respect to this Plan.

                  (B) PAYMENT. If this Plan is terminated pursuant to Section 7.1(E), InterWest will reimburse the Company for documented actual expenses incurred by the Company or the Bank in connection with the transactions contemplated hereby of up to $100,000.

                   (C) OTHER CONSEQUENCES. Notwithstanding anything in this Plan to the contrary, no termination of this Plan will relieve any Party of any liability for breach of this Plan or for any misrepresentation under this Plan or be deemed to constitute a waiver of any remedy available for such breach or misrepresentation. In any action or proceeding in connection with such breach or misrepresentation, the prevailing party will be entitled to reasonable attorneys' fees and expenses.

                         ARTICLE VIII. OTHER MATTERS

         8.1 SURVIVAL. Only those agreements and covenants in this Plan that by their express terms apply in whole or in part after the Effective Date shall survive the Effective Date. All other representations, warranties, and covenants shall be deemed only to be conditions of the Merger and shall not survive the Effective Date. If the Merger is abandoned and this Plan is terminated, the provisions of Article VII shall apply and the agreements of the Parties in Sections 5.6(C), 8.5 and 8.6 shall survive such abandonment and termination.

         8.2 WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Plan may be (A) waived in writing by the Party benefited by the provision, or (B) amended or modified at any time

(including the structure of the transactions contemplated by this Plan) by an agreement in writing among the Parties approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the shareholders of the Company, the consideration to be received by the shareholders of the Company for each share of Company Common Stock shall not thereby be altered. Nothing contained in this Section 8.2 is intended to modify InterWest's rights pursuant to Section 2.7.

         8.3 COUNTERPARTS. This Plan may be executed in one or more counterparts, including facsimile counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each Party.

         8.4 GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of Washington, except as federal law may be applicable.

         8.5 EXPENSES. Except as set forth in Section 7.2(B), each Party will bear all expenses incurred by it in connection with this Plan and the transactions contemplated by this Plan, except printing expenses which shall be shared equally between the Company and InterWest.

         8.6 CONFIDENTIALITY. Except as otherwise provided in Section 5.6(C), each of the Parties and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

         8.7 NOTICES. All notices, requests and other communications hereunder to a "Party" shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram, certified or registered mail, overnight courier, telecopy or telex (confirmed in writing) to such Party at its address set forth below or such other address as such Party may specify by notice to the Parties.

If to InterWest or Pacific Northwest Bank to:

                         InterWest Bancorp, Inc.
                         1259 West Pioneer Way
                         Oak Harbor, Washington 98277
                         Attn: Stephen Walden, President

               Copies to:

                         Edward C. Beeksma
                         Zylstra, Beeksma & Waller
                         791 S.E. Barrington Drive
                         Oak Harbor, Washington 98277

                         Stephen M. Klein
                         Graham & Dunn, P.C.
                         1420 Fifth Avenue, Suite 3300
                         Seattle, Washington 98101

If to the Company or the Bank, to:

                         NBT Northwest Bancorp
                         PO Box 58690
                         Tukwila, Washington 98138
                         Attn: Michael Fotheringill, President and CEO

               Copies to:

                         Daniel B. Ritter
                         Davis Wright Tremaine LLP
                         1501 Fourth Avenue, Suite 2600
                         Seattle, WA 98101-1688

         8.8 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan and the Stock Option Agreement represent the entire understanding of the Parties with reference to transactions contemplated by this Plan, the Stock Option Agreement and the confidentiality agreement between the parties, and supersede any and all other oral or written agreements previously made. Nothing in this Plan or the Stock Option Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan or the Stock Option Agreement.

         8.9 BENEFIT PLANS. Upon consummation of the Merger, all employees of the Company and its Subsidiaries shall be deemed to be at-will employees of InterWest and its Subsidiaries except for Michael Fotheringill, who is party to the Employment Agreement (all such employees being "Continuing Employees"). For one year following the Effective Date, unless InterWest in its sole discretion determines otherwise, Continuing Employees will only be entitled to participate in InterWest's equivalent of the pension, employee benefit or related plans that the Company or its Subsidiaries had in effect for at least one year prior to the date of this Agreement. Commencing one year after the Effective Date, Continuing Employees will be entitled to participate in pension, employee benefit and similar plans on substantially the same terms and conditions as similarly situated employees of InterWest and its Subsidiaries. The foregoing notwithstanding, the Company's Salary Reduction Simplified Employee Pension Plan will be maintained for at least one year following the Effective Date, after which point such plan will be rolled-over into InterWest's 401(k) plan or its equivalent.

         8.10 HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.

         IN WITNESS WHEREOF, the Parties have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

INTERWEST BANCORP, INC.


By:  /s/
   -----------------------------------------
NAME:  STEPHEN M. WALDEN
TITLE:  PRESIDENT AND CHIEF EXECUTIVE OFFICER


PACIFIC NORTHWEST BANK


By:  /s/
   -----------------------------------------
NAME:  DAVID H. STRAUS
TITLE:  EXECUTIVE VICE PRESIDENT AND CHIEF CREDIT OFFICER


NBT NORTHWEST BANCORP


By:  /s/
   -----------------------------------------
NAME: MICHAEL H. FOTHERINGILL
TITLE: PRESIDENT AND CHIEF EXECUTIVE OFFICER


NATIONAL BANK OF TUKWILA


By:  /s/
   -----------------------------------------
NAME: MICHAEL H. FOTHERINGILL
TITLE: PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT

         This Stock Option Agreement ("Agreement"), dated as of June 11, 1999, is between INTERWEST BANCORP, INC. ("InterWest") and NBT NORTHWEST BANCORP (the "Company").

                                    RECITALS

         The Company and InterWest have executed an Agreement and Plan of Merger ("Plan"), of even date with this Agreement, under which the Company will be merged into InterWest and National Bank of Tukwila, the wholly owned subsidiary of the Company, will become a wholly owned subsidiary of InterWest upon completion of the merger ("Merger") contemplated in the Plan.

         By negotiating and executing the Plan and by taking actions necessary or appropriate to effect the transactions contemplated by the Plan, InterWest has incurred and will incur substantial direct and indirect costs (including, without limitation, the costs of management and employee time) and will forgo the pursuit of certain alternative investments and transactions.

                                    AGREEMENT

         THEREFORE, in consideration of the promises set forth in this Agreement and in the Plan, the parties agree as follows:

1. GRANT OF OPTION. Subject to the terms and conditions set forth in this Agreement, the Company irrevocably grants an option ("Option") to InterWest to purchase an aggregate of 177,193 authorized but unissued shares of the Company's capital stock ("Common Stock") (which if issued, and assuming exercise of outstanding options to acquire the Common Stock, would represent approximately 19.9% of total stock then issued and outstanding), at a per share price of $14.50 ("Option Price").

2.       EXERCISE OF OPTION. Subject to the provisions of this Section 2 and of
         Section 13(a) of this Agreement, this Option may be exercised by InterWest or any transferee as set forth in Section 5 of this Agreement, in whole or in part, at any time, or from time to time in any of the following circumstances:

         (a) The Company or its board of directors enters into an agreement or recommends to Company shareholders an agreement (other than the Plan) under which any entity, person or group (collectively "Person"), within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), would: (1) merge or consolidate with, acquire 51% or more of the assets or liabilities of, or enter into any similar transaction with the Company, or (2) purchase or otherwise acquire (including by merger, reorganization, consolidation, share exchange or any similar transaction) securities representing 25% or more of the Company's voting shares;

         (b) any Person (other than David W. Langley, InterWest or any of its subsidiaries and other than any Person owning as of the date of this Agreement 10% or more of the Company's voting shares) acquires the beneficial ownership or the right to acquire beneficial ownership of securities which, when aggregated with other such securities owned by such Person, represents 25% or more of the voting shares of the Company (the term "beneficial ownership" for purposes of this Agreement has the meaning set forth in Section 13(d) of the Exchange Act, and the regulations promulgated under the Exchange Act);

         (c) failure of the board of directors of the Company to recommend, or withdrawal by the board of directors of a prior recommendation of, the Merger to the shareholders; or

         (d) failure of the shareholders to approve the Merger by the required affirmative vote at a meeting of the shareholders, after any Person (other than InterWest or a subsidiary of InterWest) announces publicly or communicates, in writing, to the Company a proposal to (1) acquire the Company (by merger, reorganization, consolidation, the purchase of 51% or more of its assets or liabilities, or any other similar transaction),
                  (2) purchase or otherwise acquire securities representing 25% or more of the voting shares of the Company or (3) change the composition of the board of directors of the Company.

         It is understood and agreed that the Option will become exercisable on the occurrence of any of the above-described circumstances even though the circumstance occurred as a result, in part or in whole, of the board of the Company complying with its fiduciary duties.

         NOTWITHSTANDING THE FOREGOING, the Option may not be exercised if either (1) any applicable and required governmental approvals have not been obtained with respect to such exercise or if such exercise would violate any applicable regulatory restrictions, or (2) at the time of exercise, InterWest is failing in any material respect to perform or observe its material covenants or conditions under the Plan, unless the reason for such failure is that the Company is failing to perform or observe its covenants or conditions under the Plan.

3. NOTICE, TIME AND PLACE OF EXERCISE. Each time that InterWest or any transferee wishes to exercise any portion of the Option, InterWest or such transferee will give written notice of its intention to exercise the Option specifying the number of shares as to which the Option is being exercised ("Option Shares") and the place and date for the closing of the exercise (which date may not be later than ten business days from the date such notice is mailed). If any law, regulation or other restriction will not permit such exercise to be consummated during this ten-day period, the date for the closing of such exercise will be within five days following the cessation of the restriction on consummation.

4. PAYMENT AND DELIVERY OF CERTIFICATE(s). At any closing for an exercise of the Option or any portion thereof, (a) InterWest and the Company will each deliver to the other certificates as to the accuracy, as of the closing date, of their respective representations and warranties under this Agreement, (b) InterWest or the transferees will pay the aggregate purchase price for the shares of Common Stock to be purchased by delivery of a certified or bank cashier's check in immediately available funds payable to the order of the Company, and (c) the Company will deliver to InterWest or the transferees a certificate or certificates representing the shares so purchased.

5. TRANSFERABILITY OF THE OPTION AND OPTION SHARES. Before the Option, or a portion of the Option, becomes exercisable in accordance with the provisions of Section 2 of this Agreement, neither the Option nor any portion of the Option will be transferable. If any of the events or circumstances set forth in Sections 2(a) through (d) above occur, InterWest may freely transfer, subject to applicable federal and state securities laws, the Option or any portion of the Option, or any of the Option Shares.

         For purposes of this Agreement, a reorganization or consolidation of InterWest (whether or not InterWest is the surviving entity) or an acquisition of InterWest will not be deemed a transfer.

6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY. The Company represents and warrants to InterWest as follows:

         (a) DUE AUTHORIZATION. This Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed by a duly authorized officer of the Company and constitutes a valid and binding obligation of the Company. No shareholder approval by Company shareholders is required by applicable law or otherwise before the exercise of the Option in whole or in part.

         (b) OPTION SHARES. The Company has taken all necessary corporate and other action to authorize and reserve and to permit it to issue and, at all times from the date of this Agreement to such time as the obligation to deliver shares under this Agreement terminates, will have reserved for issuance, at the closing(s) upon exercise of the Option, or any portion of the Option, the Option Shares (subject to adjustment, as provided in Section 8 below), all of which, upon issuance under this Agreement, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests, including any preemptive right of any of the shareholders of the Company.

         (c) NO CONFLICTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it will violate or result in any violation of or be in conflict with or constitute a default under any term of the articles of incorporation or bylaws of the Company or any agreement, instrument, judgment, decree, law, rule or order applicable to the Company or any subsidiary of the Company or to which the Company or any such subsidiary is a party.

         (d) NOTIFICATION OF RECORD DATE. At any time from and after the date of this Agreement until the Option is no longer exercisable, the Company will give InterWest or any transferee 30 days prior written notice before setting the record date for determining the holders of record of the Common Stock entitled to vote on any matter, to receive any dividend or distribution or to participate in any rights offering or other matters, or to receive any other benefit or right, with respect to the Common Stock.

7. REPRESENTATIONS, WARRANTIES AND COVENANTS OF Interwest. InterWest represents and warrants to the Company as follows:

         (a) DUE AUTHORIZATION. This Agreement has been duly authorized by all necessary corporate action on the part of InterWest, has been duly executed by a duly authorized officer of InterWest and constitutes a valid and binding obligation of InterWest.

         (b) TRANSFERS OF COMMON STOCK. No shares of Common Stock acquired upon exercise of the Option will be transferred except in a transaction registered or exempt from registration under any applicable securities laws.

         (c) NO CONFLICTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it will violate or result in any violation of or be in conflict with or constitute a default under any term of the articles of incorporation or bylaws of InterWest or any agreement, instrument, judgment, decree, law, rule or order applicable to InterWest or any subsidiary of InterWest or to which InterWest or any such subsidiary is a party.

8. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, reorganizations, recapitalizations, combinations, exchanges of shares or the like, the number and kind of shares or securities subject to the Option and the purchase price per share of Common Stock will be appropriately adjusted. If, before the Option terminates or is exercised, the Company is acquired by another party, consolidates with or merges into another corporation or liquidates, InterWest or any transferee will thereafter receive, upon exercise of the Option, the securities or properties to which a holder of the number of shares of Common Stock then deliverable upon the exercise thereof would have been entitled upon such acquisition, consolidation, merger, reorganization or liquidation, and the Company will take all steps in connection with such acquisition, consolidation, merger, reorganization or liquidation as may be necessary to assure that the provisions of this agreement will thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or property thereafter deliverable upon exercise of the Option.

9. NONASSIGNABILITY. This Agreement binds and inures to the benefit of the parties and their successors. This Agreement is not assignable by either party, but InterWest may transfer the Option, the Option Shares or any portion of the Option or Option Shares in accordance with
         Section 5. A merger, reorganization or consolidation of InterWest (whether or not InterWest is the surviving entity) or an acquisition of InterWest will not be deemed an assignment or transfer.

10. REGULATORY RESTRICTIONS. The Company will use its best efforts to obtain or to cooperate with InterWest or any transferee in obtaining all necessary regulatory consents, approvals, waivers or other action (whether regulatory, corporate or other) to permit the acquisition of any or all Option Shares by InterWest or any transferee.

11. REMEDIES. The Company agrees that if for any reason InterWest or any transferee will have exercised its rights under this Agreement and the Company will have failed to issue the Option Shares to be issued upon such exercise or to perform its other obligations under this Agreement, unless such action would violate any applicable law or regulation by which the Company is bound, then InterWest or any transferee will be entitled to specific performance and injunctive and other equitable relief. InterWest agrees that if it fails to perform any of its obligations under this Agreement, then the Company will be entitled to specific performance and injunctive and other equitable relief. This provision is without prejudice to any other rights that the Company or InterWest or any transferee may have against the other party for any failure to perform its obligations under this Agreement.

12. NO RIGHTS AS SHAREHOLDER. This Option, before it is exercised, will not entitle its holder to any rights as a shareholder of the Company at law or in equity. Specifically, this Option, before it is exercised, will not entitle the holder to vote on any matter presented to the shareholders of the Company or, except as provided in this Agreement, to any notice of any meetings of shareholders or any other proceedings of the Company.

13.      MISCELLANEOUS.

         (a) TERMINATION. This Agreement and the Option, to the extent not previously exercised, will terminate upon the earliest of (1) June 30, 2000; (2) the mutual agreement of the parties to this Agreement; (3) 31 days after the date on which any application for regulatory approval for the Merger has been denied, but if before the expiration of the 31-day period, the Company or InterWest is engaged in litigation or an appeal procedure relating to an attempt to obtain approval of the Merger, this Agreement will not terminate until the earlier of (i) June 30, 2000, or (ii) 31 days after the completion of the litigation and appeal procedure; (4) the 30th day following the termination of the Plan for any reason other than a material noncompliance or default by InterWest with respect to its obligations under it; or (5) the date of termination of the Plan if the termination is due to a material noncompliance or default by InterWest with respect to its obligations under it; but if the Option has been exercised, in whole or in part, before the termination of this Agreement, then the exercise will close under Section 4 of this Agreement, even though that closing date is after the termination of this Agreement; and if the Option is sold before the termination of this Agreement, the Option may be exercised by the transferee at any time within 31 days after the date of termination even though such exercise or the closing of such exercise occurs after the termination of this Agreement.

         (b) AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties.

         (c) SEVERABILITY OF TERMS. Any provision of this Agreement that is invalid, illegal or unenforceable is ineffective only to the extent of the invalidity, illegality or unenforceability without affecting in any way the remaining provisions or rendering any other provisions of this Agreement invalid, illegal or unenforceable. Without limiting the generality of the foregoing, if the right of InterWest or any transferee to exercise the Option in full for the total number of shares of Common Stock or other securities or property issuable upon the exercise of the Option is limited by applicable law, or otherwise, InterWest or any transferee may, nevertheless, exercise the Option to the fullest extent permissible.

         (d) NOTICES. All notices, requests, claims, demands and other communications under this Agreement must be in writing and must be given (and will be deemed to have been duly received if so given) by delivery, by cable, telecopies or telex, or by registered or certified mail, postage prepaid, return receipt requested, to the respective parties at the addresses below, or to such other address as either party may furnish to the other in writing. Change of address notices will be effective upon receipt.

                  If to the Company to:

                                    NBT Northwest Bancorp
                                    PO Box 58690
                                    505 Industry Drive
                                    Tukwila, WA 98188
                                    Attn: Michael H. Fotheringill,
                                    President & Chief Executive Officer

                           With a copy to:

                                    Daniel B. Ritter, Esq.
                                    Davis Wright Tremaine LLP
                                    1501 Fourth Avenue, Suite 2600
                                    Seattle, WA 98101

                  If to InterWest, to:

                                    InterWest Bancorp, Inc.
                                    1259 West Pioneer Way
                                    Oak Harbor, Washington 98277
                                    Attn:  Stephen M. Walden,
                                    President & Chief Executive Officer

                           With a copy to:

                                    Stephen M. Klein, Esq.
                                    Graham & Dunn, P.C.
                                    1420 Fifth Avenue, 33rd Floor
                                    Seattle, WA  98101-2390

         (a) GOVERNING LAW AND VENUE. The parties intend this Agreement and the Option, in all respects, including all matters of construction, validity and performance, to be governed by the laws of the State of Washington, without giving effect to conflicts of law principles. Any actions brought by either party against the other arising under this Agreement must be filed in King County, Washington, and each party consents to personal jurisdiction in King County.

         (b) COUNTERPARTS. This Agreement may be executed in several counterparts, including facsimile counterparts, each of which is an original, and all of which together constitute one and the same agreement.

         (c) EFFECTS OF HEADINGS. The section headings in this Agreement are for convenience only and do not affect the meaning of its provisions.

                            [Signatures on next page]

         Dated June 11, 1999:

                                 INTERWEST BANCORP, INC.


                                 By:   /s/
                                    ----------------------------
                                     Stephen M. Walden
                                 Its:President


                                 NBT NORTHWEST BANCORP


                                 By:   /s/
                                    ----------------------------
                                     Michael H. Fotheringill
                                 Its:President

                                                                      APPENDIX C

                 TITLE 23B. WASHINGTON BUSINESS CORPORATION ACT
                       CHAPTER 23B.13. DISSENTERS' RIGHTS

SECTION 23B.13.010         DEFINITIONS.  As used in this chapter:

         (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

         (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SECTION 23B.13.020         RIGHT TO DISSENT.

         (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

                  (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

                  (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                  (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

                  (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

                  (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

         (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

                  (a) The proposed corporate action is abandoned or rescinded;

                  (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

                  (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation. 1991 c 269 Section 37; 1989 c 165 Section 141.

SECTION 23B.13.030         DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

         (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

         (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

                  (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                  (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. 1989 c 165 Section 142.

SECTION 23B.13.200         NOTICE OF DISSENTERS' RIGHTS.

         (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

         (2) If corporate action creating dissenters' rights under RCW 23B.13.020 it taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220. 1989 c 165 Section 143.

SECTION 23B.13.210         NOTICE OF INTENT TO DEMAND PAYMENT.

         (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

         (2) A shareholder who does not satisfy the requirements of subsection
(1) of this section is not entitled to payment for the shareholder's shares under this chapter. 1989 c 165 Section 144.

SECTION 23B.13.220         DISSENTERS' NOTICE.

         (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

         (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

                  (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                  (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                  (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

                  (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

                  (e) Be accompanied by a copy of this chapter.

SECTION 23B.13.230         DUTY TO DEMAND PAYMENT.

         (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

         (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

         (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.


SECTION 23B.13.240         SHARE RESTRICTIONS.

         (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

         (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

SECTION 23B.13.250         PAYMENT.

         (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholders' shares, plus accrued interest.

         (2) The payment must be accompanied by:

                  (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                  (b) An explanation of how the corporation estimated the fair value of the shares;

                  (c) An explanation of how the interest was calculated;

                  (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

                  (e) A copy of this chapter.

SECTION 23B.13.260         FAILURE TO TAKE ACTION.

         (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

         (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

SECTION 23B.13.270         AFTER-ACQUIRED SHARES.

         (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

SECTION 23B.13.280         PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT
                           OR OFFER.

         (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

                  (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

                  (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

                  (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

         (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

SECTION 23B.13.300         COURT ACTION.

         (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

         (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

SECTION 23B.13.310         COURT COSTS AND COUNSEL FEES.

         (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

         (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

                  (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

                  (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

         (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pursuant to InterWest's articles of incorporation, InterWest will, to the fullest extent permitted by the WBCA, indemnify the officers, directors, agents and employees of InterWest with respect to expenses, settlements, judgments and fines in suits in which such person was made a party by reason of the fact that he or she is or was an agent of InterWest. No such indemnification may be given if the acts or omissions of the person are adjudged to be in violation of law, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. In addition, InterWest's articles of incorporation provide that the directors of InterWest shall not be personally liable for monetary damages to InterWest for certain breaches of their fiduciary duty as directors, except for liabilities that involve intentional misconduct by the director, the authorization or illegal distributions or receipt of an improper personal benefit from their actions as directors. This provision might, in certain instances, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might have benefited InterWest.

         In addition to the indemnification provisions set forth in InterWest's Articles, InterWest has entered into separate Indemnity Agreements with each of the directors of InterWest and InterWest Bank that provide for the indemnification of such directors by InterWest to the fullest extent allowed by the WBCA. The Indemnity Agreements indemnify each director and hold such director harmless against any loss arising from a claim or action relating to his or her services as a director. The Indemnity Agreements further provide that InterWest will advance sufficient funds as may be necessary to investigate or defend claims against a director, and to reimburse funds that may be incurred by the director, with the proviso that the director will reimburse InterWest any expenses paid to such director in the event it is later determined that the payment of such sums were not allowable under Washington law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      The exhibits are listed on the accompanying "Exhibit Index".

         (b)      Financial Statement Schedules.  None.

ITEM 22.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to;

                           (i)      Include any prospectus required by
Section 10(a)(3) of the 1933 Act;

                           (ii)     Reflect in the prospectus any facts or
events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii)    Include any additional or changed
information on the plan of distribution;

                  (2) For determining liability under the 1933 Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

                  (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) To advise all directors and officers that insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Date of the registration statement through the date of responding to the request.

         (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the 1933 Act, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oak Harbor, Washington on August 26, 1999.

                                      INTERWEST BANCORP, INC.



                                    By:  /s/  Stephen M. Walden
                                        ------------------------------------
                                          Stephen M. Walden
                                          President and Chief Executive Officer


                                POWER OF ATTORNEY



         Pursuant to the requirements of the 1933 Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated, on the 25th day of August, 1999.

      SIGNATURE                    TITLE
      ---------                    ------

/s/  Stephen M. Walden
------------------------------     President, Chief Executive Officer and
Stephen M. Walden                  Director (Principal Executive Officer)

H. Glenn Mouw *
------------------------------     Executive Vice President
H. Glenn Mouw                      (Principal Financial Officer)

Eric D. Jensen *
------------------------------     Chief Accounting Officer
Eric D. Jensen                     (Principal Accounting Officer)

Barney R. Beeksma *
------------------------------     Chairman of the Board
Barney R. Beeksma

Gary M. Bolyard *
------------------------------     Director
Gary M. Bolyard

Larry Carlson *
------------------------------     Director
Larry Carlson

Michael T. Crawford *
------------------------------     Director
Michael T. Crawford

Patrick M. Fahey *
------------------------------     Director
Patrick M. Fahey

Jean Gorton *
------------------------------     Director
Jean Gorton

Stephen Lewis *
------------------------------     Director
Stephen Lewis

Clark H. Mock *
------------------------------     Director
Clark H. Mock

Russel E. Olson *
------------------------------     Director
Russel E. Olson

Vern Sims *
------------------------------     Director
Vern Sims

* /s/ Stephen M. Walden
  ------------------------------
  Stephen M. Walden
  Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit No.                       Description of Exhibit
-----------                       ----------------------
 2.1*             Agreement and Plan of Merger between InterWest and NBT dated as of June 11, 1999, (included in this Registration Statement as Appendix A to the Prospectus/Proxy Statement).

 5.1* Opinion of Graham & Dunn, P.C. as to the legality of securities.

 8.1* Opinion of Graham & Dunn, P.C. as to federal income tax consequences.

10.1*             Stock Option Agreement between InterWest and NBT dated as of
                  June 11, 1999 (included as Appendix B to the Prospectus/Proxy
                  Statement)

10.2*             Employment Agreement between Tukwila Bank and Michael H.
                  Fotheringill dated June 11, 1999

10.3* Noncompetition and Severance Agreement between Tukwila Bank and Ronald L. Bosi dated June 11, 1999

10.4* Form of Noncompetition Agreement between InterWest and each respective director of NBT and National Bank of Tukwila, dated as of June 11, 1999.

10.5*             Voting Agreement of NBT directors

23.1* Consent of Graham & Dunn, P.C., as to its legality of securities opinion (contained in its opinion filed as Exhibit
                  5.1).

23.2*             Consent of Graham & Dunn, P.C. as to its tax opinion
                  (contained in its opinion filed as Exhibit 8.1).

23.3*             Consent of Ernst & Young LLP, Independent Auditors for InterWest

23.4*             Consent of Knight, Vale & Gregory, Independent Auditors for NBT.

24.1* Power of Attorney (included in the signature page of this Registration Statement) and certified resolutions of the InterWest Board.

99.1              Form of proxy to be mailed to the stockholders of the Company.


* Previously Filed